UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14-A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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the Securities Exchange Act of 1934 (Amendment No.        )

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BOOZ ALLEN HAMILTON HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2023
Annual Meeting
of Stockholders
and Proxy Statement
July 26, 2023

Booz Allen Hamilton Holding Corporation
8283 Greensboro Drive
McLean, Virginia 22102

                                                June 15, 2023

Dear Fellow Stockholder:

I am pleased to invite you to join Booz Allen Hamilton Holding Corporation's ("Booz Allen" or the "Company") Board of Directors, senior leadership, and fellow stockholders at our Annual Meeting of Stockholders to be held at 8:00 a.m. (EDT) on July 26, 2023. Enclosed with this proxy statement are your proxy card and our 2023 annual report to stockholders.

Items of business to be transacted at our Annual Meeting are:
1.Election of eleven director nominees;
2.Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024;
3.A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;
4.A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes;
5.Approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation to, among other things, limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law;
6.Approval of the 2023 Equity Incentive Plan; and
7.Consideration of any other business that may properly be brought before the Annual Meeting.
The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, 5 and 6 and FOR the option of “every year”
for Proposal 4, the frequency of future advisory votes on executive compensation.
Our 2023 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2023. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials.
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card. You may also sign, date, and return the proxy card in the envelope provided.
On behalf of Booz Allen, thank you for your continued support and investment.
Sincerely,
Horacio D. Rozanski
President and Chief Executive Officer

NOTICE OF BOOZ ALLEN HAMILTON HOLDING CORPORATION'S 2023 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	8:00 a.m. (EDT), July 26, 2023

Place:*	Virtual meeting at www.virtualshareholdermeeting.com/BAH2023

Agenda:	1. The election of eleven director nominees named in the proxy statement;

2. The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year 2024;

3. A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section of the proxy statement;

4. A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes;

5. Approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation to, among other things, limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law;

6. Approval of the 2023 Equity Incentive Plan; and

7. The transaction of any other business that may properly be brought before the Annual Meeting.

The Board of Directors recommends that you vote FOR Proposals 1, 2, 3, 5 and 6, and FOR the option of “every year” for Proposal 4, the frequency of future advisory votes on executive compensation.

Record Date:	Only holders of record of the Company’s Class A common stock on June 5, 2023 will be entitled to vote at the Annual Meeting.

Date of Distribution:	The proxy materials or a Notice of Internet Availability were sent to stockholders on or about June 15, 2023.

Proxy Voting:
Your vote is important. Whether or not you plan to virtually attend the Annual Meeting, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date, and return the proxy card in the envelope provided.

* Our 2023 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2023. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see “Important Information About Annual Meeting and Proxy Procedures.”
    On Behalf of the Board of Directors,
Jacob D. Bernstein
Secretary
June 15, 2023
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 26, 2023: This Notice of Annual Meeting, accompanying Proxy Statement, and our 2023 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider, and you should review our Annual Report on Form 10-K for the year ended March 31, 2023 and the entire proxy statement carefully before voting.
Unless the context otherwise indicates or requires, as used in this proxy statement, references to: (i) the “Company,” “we,” “us,” “our,” or our “company” refer to Booz Allen Hamilton Holding Corporation, its consolidated subsidiaries and predecessors; (ii) “Booz Allen Holding” or "Booz Allen" refers to Booz Allen Hamilton Holding Corporation exclusive of its subsidiaries; (iii) “Booz Allen Hamilton” refers to Booz Allen Hamilton Inc., our primary operating company and a wholly-owned subsidiary of Booz Allen Holding; (iv) “our Board” or “the Board” means the Board of Directors of the Company; (v) “stockholder” means holders of our Class A common stock; (vi) “fiscal,” refers to our fiscal years ended March 31; and (vii) “you,” “your,” “yours,” or other words of similar import in this proxy statement refers to stockholders entitled to vote on the matters to be presented at the 2023 Annual Meeting of Stockholders (the "Annual Meeting").
2023 Annual Meeting of Stockholders
Date and Time:      July 26, 2023 at 8:00 a.m. (EDT)
Place:      Virtual meeting at www.virtualshareholdermeeting.com/BAH2023
Record date:      June 5, 2023
Admission:    Our 2023 Annual Meeting of Stockholders will be a virtual meeting conducted solely online and can be attended by visiting www.virtualshareholdermeeting.com/BAH2023. To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. If you plan to participate in the virtual meeting, please see "Important Information about Annual Meeting and Proxy Procedures."
Voting Matters and Board Recommendations
Stockholders are being asked to vote on the following matters at the 2023 Annual Meeting of Stockholders:

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of eleven director nominees	FOR each nominee	8
No. 2	Ratification of appointment of Ernst & Young LLP ("E&Y") as the Company's independent registered accounting firm for fiscal year 2024	FOR	67
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis ("CD&A") of the proxy statement	FOR	68
No. 4	A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes	FOR every year	69
No. 5	Approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation to, among other things, limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law	FOR	70
No. 6	Approval of the 2023 Equity Incentive Plan	FOR	72

How to Vote
Stockholders as of the record date may vote electronically at the virtual meeting or vote in advance by submitting a proxy by Internet, telephone, or mail as follows:

Vote by Internet	Vote by Telephone	Vote by Mail
Visit proxyvote.com	Call the phone number located on the top of your proxy card.	Complete, sign, date and return your proxy card in envelope provided.
Company Performance and Highlights
•During fiscal year 2023, we returned $905.0 million to stockholders in the form of:
◦$235.7 million in quarterly dividends — three regular dividends of $0.43 per share and one regular dividend of $0.47 per share; and
◦$224.0 million through the repurchase of 2.4 million shares of Class A common stock (which includes 2.1 million of open market share repurchases, as well as 0.3 million shares to cover the minimum statutory withholding taxes on restricted stock units that vested on various dates during the period).
•The Board increased the quarterly dividend 9% for performance in the third quarter of fiscal year 2023, payable in the fourth quarter of fiscal year 2023.
•During fiscal year 2023, our stock price increased by approximately 4%, with a total stockholder return of approximately 8%.

Our Board of Directors
Each of our directors is elected by our stockholders on an annual basis to serve until the next annual meeting and until their respective successors are elected. Each of our current directors, listed below, has been nominated for election to the Board, and you can find additional information regarding our Board nominees under "Proposal 1: Election of Directors" beginning on page 8.

Name	Age	Director Since	Independent	Committee Membership: Audit	Committee Membership: Compensation, Culture & People	Committee Membership: Nominating & Corporate Governance	Committee Membership: Executive
2023 Director Nominees							
Ralph W. Shrader ★	78	2008	I				Chair
Horacio D. Rozanski	55	2014					Member
Joan Lordi C. Amble	70	2012	I	Member, Financial Expert			
Melody C. Barnes	59	2015	I		Member	Member	
Michèle A. Flournoy	62	2018	I		Member	Chair	
Mark E. Gaumond	72	2011	I	Chair, Financial Expert			Member
Ellen Jewett	64	2018	I	Member, Financial Expert			
Arthur E. Johnson	76	2011	I	Member			
Gretchen W. McClain	60	2014	I		Chair	Member	Member
Rory P. Read	61	2023	I	Member			
Charles O. Rossotti	82	2008	I	Member, Financial Expert			

★ = Chair of the Board Chair icon = Chair Member icon = Member Financial Expert icon = Financial Expert I = Independent Director

Current Board Composition and Diversity

Director Independence	Tenure

Non-Independent Directors (1)
Independent Directors (10)

0 - 5 Years
(3 directors)
11 - 14 Years
(4 directors)
6 -10 Years
(4 directors)

Age Mix	Diversity

51 - 60
(3 directors)
71 - 81
(4 directors)
61 - 70
(4 directors)

63% of our Directors (7 of 11) are Women, Asian, Hispanic, and/or African-American and 45% (5 out of 11) are Women

Corporate Governance Highlights
•Ten of our 11 directors are independent, and the Audit, Compensation, Culture and People, and Nominating and Corporate Governance Committees are 100% independent.
•We provide for a majority voting standard in our bylaws for the election of directors in uncontested elections, with the requirement that any incumbent director nominee who does not receive a majority of the votes validly cast in an uncontested election tender his or her resignation, subject to acceptance by the Board of Directors.
•We have a diverse Board of Directors in terms of gender, ethnicity, experience, tenure, and skills, and 63% of our Board of Directors is gender and/or racially diverse.
•Effective as of the Annual Meeting, our Board of Directors will be fully declassified and each of our directors will be elected annually.
•Our Board of Directors and senior leadership exercise oversight in respect of Environmental, Social, and Governance (“ESG") matters, as further described on page 6.
•Our directors attended 93% of the total aggregate number of Board of Directors and committee meetings in fiscal year 2023.
•The Board of Directors holds regular executive sessions of non-management directors.
•The Board of Directors conducts an annual discussion on management succession planning, with support provided by the Compensation, Culture and People Committee.
•We prohibit short sales and derivative transactions in our equity, and hedging and pledging of our stock.
•Our equity awards include a provision for the recoupment of equity-based compensation in the event of misconduct leading to a financial restatement.
•Our Investor Relations team and management regularly engage with current and potential stockholders.
•We do not have a poison pill in place.
•We adhere to robust executive officer and director stock ownership guidelines.
•We conduct annual Board and committee evaluations and self-assessments.
•We adhere to a sound policy on public company board service to ensure a director's ability to devote necessary time to serve on our Board.
•Stockholders who hold at least 25% of the outstanding shares of common stock of the Company have the right to request that the Company call a special meeting of stockholders, subject to the requirements and procedures set forth in our bylaws.
Executive Compensation Highlights
•We utilize a compensation model that fosters a culture of collaboration and long-term ownership mindset that encourages our executives to think and act in the best interests of the Company. The spirit of collective ingenuity is paramount to our success and underscores our commitment to inclusion, collaboration, and service.
•We are a values-driven organization with a guiding purpose to empower people to change the world. Our executives are committed to bold thinking, holding themselves and those around them accountable to act with integrity, and realizing positive change in all the work we do. Our executive compensation program is intrinsically tied to our purpose and values. We believe our executives are motivated to act in the best interests of the Company with an emphasis on problem solving, passionate service, and collective ingenuity across markets, clients, and opportunities.
•Together with our Compensation, Culture and People Committee, we are committed to designing a compensation program that aligns the interests of our executives with the long-term interests of our stockholders. We continuously seek to evolve our approach and stay connected with the views of our stockholders. Our compensation program links our executive rewards packages with the long-term interests of our stockholders and includes a long-term performance-based component to our program, where a portion of our executives’ compensation is tied to the achievement of multi-year performance goals. For more details on our compensation program, please see our discussion in the CD&A beginning with the Executive Summary on page 30.

Environmental, Social, and Governance Discussion and Highlights
Our ESG objectives align with and support our business growth strategy. Our intentional and data-driven approach to ESG increases our business performance, is aligned with our strong value proposition, promotes sustainability, and enables us to attract and retain the highest caliber employees.
ESG Governance Structure
We integrate ESG principles into our business operations, guided by our corporate values and purpose to “empower people to change the world.” Our ESG initiatives are driven by our global ESG strategy, as developed and directed by the following:
•Board of Directors: Our Board of Directors, through the authority of the Nominating and Corporate Governance Committee, provides oversight of and engages with management on our ESG strategy, including our approach to ESG-related risks, opportunities, disclosure, operations, and management. Additionally, our Compensation, Culture and People Committee provides oversight of programmatic matters related to human capital management and culture.
•ESG Committee: The executive management-level ESG Committee operates with the Board of Directors’ authority to execute ESG matters. Chaired by our Chief Legal Officer and comprised of senior executives, including our President and Chief Executive Officer, the ESG Committee uses its deep knowledge of our business, business strategies, and ESG priorities, goals, and strategies to champion our ongoing commitment to our ESG strategy and integration of ESG principles into our business strategy, facilitated by the ESG Function of our Office of the Corporate Secretary (the "ESG Function"), as described below.
•ESG Council: The management-level ESG Council leverages the collective ingenuity of key functional and business leaders across the Company, each holding operational or policy-level responsibility for an area of our performance or practices that relates to our ESG priorities. The ESG Council seeks to achieve a consistent and collaborative firmwide approach to our ESG priorities both through the Council's day-to-day work and cross-functional initiatives.
•ESG Function: The ESG Function drives our global ESG strategy and supports our Board of Directors, ESG Committee, and ESG Council by providing relevant information and data-driven guidance for strategic decision-making, enhancing transparency through internal accountability and external reporting channels, advocating for integration of ESG principles into business strategy, and coordinating and evolving the integration of ESG initiatives into our business operations to reflect business, regulatory, and market imperatives.
ESG Impact Pillars and ESG Reporting
•During calendar year 2022, we assessed how we had been communicating our ESG strategy and performance to internal and external stakeholders. We organized our program around three ESG Impact Pillars to express and drive our ESG impact management—where we plan to prioritize future efforts, commitments, and measurement. We have identified these ESG Impact Pillars to be of particular relevance to our employees, potential talent, clients, regulators, suppliers, investors, and communities in which we conduct business. They are the channels through which we execute our ESG vision: creating a more secure, resilient, and equitable future for all.
•Our ESG Impact Pillars are as follows:
◦Empower Diverse Talent: We work to ensure that all people have access to opportunities and the agency and support to achieve their goals.
◦Make Innovation Accessible to All: We champion innovation that reaches, reflects, and benefits our diverse society.
◦Drive Community Resilience: We strive to protect against evolving threats and known inequities in our communities.
•Our ESG Impact Pillars provide an organizing principle for the more granular ESG topics that we expect to be drivers of long-term positive ESG impact across our value chain and help manage enterprise risk. We explore our management and performance of specific aspects of these ESG Impact Pillars in our 2022 ESG Report, which is available on our website, www.boozallen.com. Topics that are priorities for our 2022 ESG Report are not necessarily material for purposes of the U.S. federal securities laws or for other purposes.

•We plan to release our 2023 ESG Report later this calendar year. Our 2022 ESG Report was built on the foundation of the Global Reporting Initiative’s (GRI) Sustainability Reporting Standards: Core Option, and includes indices from the following reporting frameworks and standards: the Sustainability Accounting Standards Board (SASB) standard for our industry, the Task Force on Climate-related Financial Disclosures’ (TCFD) recommendations, the World Economic Forum Core Stakeholder Capitalism Metrics, and the United Nations Guiding Principles Reporting Framework. Our ESG initiatives evolve with our business and operations. We monitor regulations and markets for relevant guidelines and reporting frameworks useful to our Company and industry.
•As reported in our 2022 ESG Report, we committed in 2021 to a long-term target of net-zero greenhouse gas emissions by no later than 2050. In furtherance of this commitment, we plan to set verifiable targets for the reduction of relevant Scope 1, 2, and 3 greenhouse gas emissions through the Science Based Targets initiative (SBTi) to align our targets with climate science on meeting the Paris Agreement’s goals, with our fiscal year 2020 emissions as our baseline.
•Our Business Continuity Office manages an ISO 22301: Business Continuity Management System focused on protecting and recovering the business operations of Booz Allen and our clients.
ESG Awards
For detail regarding our fiscal year 2022 ESG performance, please see our 2022 ESG Report, which is available on our website. Our fiscal year 2023 ESG performance will be detailed in our 2023 ESG Report, which will be available later this calendar year.
Below are select recent award designations Booz Allen has received:
•Recognized as one of the "World's Most Ethical Companies" by Ethisphere for the fourth consecutive year
•Named by Diversity First as the #1 "2023 Top 50 Companies for Diversity"
•Received a perfect score on the Corporate Equality Index and designated as a "Best Place to Work for LGBTQ Equality"
•Received a perfect score on the Disability Equality Index for the eighth consecutive year, and included in CAREERS the disABLED's Top 50 employers Readers' Choice Awards
•Named by Forbes as among America's "Best Employers for Veterans" and "Best Large Employers"
•Recognized by USA Today as one of "America's Climate Leaders"
•Recognized by Military Spouse as "Top 10 Military Spouse Friendly Employers," by Military Times as "Best for Vets," and by Viqtory Media as among the Top 10 "Military Friendly Employers"
•Included in Fortune Magazine’s "World's Most Admired Companies" for the twelfth consecutive year and among America's "Most Innovative Companies"
•Recipient of the Washington Business Journal's "Corporate Philanthropy Award"(ranked third in large companies in greater Washington, D.C. by volunteer hours)
•Recognized by Newsweek as among the "Most Trustworthy Companies in America 2023," "America's Greatest Workplaces 2023 for Diversity," and "America's Most Responsible Companies 2023"
•Recognized by Glassdoor as one of the "Best Places to Work" for 2023

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure
Prior to our 2020 Annual Meeting of Stockholders, our Amended and Restated Certificate of Incorporation classified our Board of Directors into three classes with three-year terms of office ending in different years. At the 2020 Annual Meeting of Stockholders, our stockholders approved an amendment to our Amended and Restated Certificate of Incorporation that provided for the phased-in declassification of our Board of Directors and the annual election of our directors commencing with the class of directors standing for election at the 2021 Annual Meeting of Stockholders. As a result, at the Annual Meeting, all of our directors are standing for election for one-year terms expiring at the 2024 Annual Meeting of Stockholders.

Election of Directors
Each of our current directors has been nominated for election to the Board for a one-year term, expiring at the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified. To be elected in an uncontested election, a nominee must receive a majority of the votes validly cast with respect to that nominee’s election at the annual meeting represented either in person or by proxy at the annual meeting. To be elected in a contested election, a nominee must receive the vote of a plurality of the votes validly cast at the annual meeting represented either in person or by proxy at the annual meeting. Any nominee who is an incumbent director and does not receive a majority of the votes cast in an uncontested election must promptly tender his or her resignation, contingent on the acceptance of that resignation by the Board, to the chair of the Board following certification of the election results.
Board Skills Matrix

The Nominating and Corporate Governance Committee and the Board believe that each director nominee brings a strong and diverse set of skills and experiences to the Company, as reflected in the board skills matrix below, including significant government, public company, financial, and strategic experience, that will strengthen our Board's independent leadership and effectiveness with respect to our business and long-term strategy.

Director Nominees
The eleven nominees for election as directors are listed below. If elected, the nominees for election as directors will serve for one-year terms and until their successors are elected and qualify. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board.

Director	Principal Occupation, Business Experience and Other Directorships Held

Joan Lordi C. Amble	Ms. Amble was the Executive Vice President, Finance for the American Express Company from May 2011 to December 2011, and also served as its Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement, and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital and GE Financial Services. Ms. Amble is the President of JCA Consulting, LLC, and she has served on the boards of directors of Zurich Insurance Group since April 2015 and Spire Global, Inc. since August 2022. Ms. Amble has served as an independent advisor to BuzzFeed, Inc. (NASDAQ: BZFD) since June 1, 2023. Ms. Amble served as a member of the Standing Advisory Group for the Public Company Accounting Oversight Board from 2014 to 2020 and as a director at Broadcom Corporation from 2009 to 2011, Brown-Forman Corporation from 2011 to June 2016, XM Radio from 2006 to 2008, Sirius XM Holdings Inc. from 2008 until June 2021, and BuzzFeed, Inc. from August 2021 to May 2023. In addition, she previously served as an independent advisor to the Control and Risk Committee of the Executive Committee of the U.S. affiliate of Société Général, S.A. from October 2016 to June 2022.

Age: 70 Director since: 2012 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Melody C. Barnes	Ms. Barnes is the executive director of the Karsh Institute of Democracy at the University of Virginia, where she also serves as the W.L. Lyons Brown Family Director for Policy and Public Engagement at the Democracy Initiative, the J. Wilson Newman Professor of Governance at the Miller Center of Public Policy, and a distinguished fellow at the School of Law. She is a co-founder of MB Squared Solutions, LLC and serves as director and Chair of the Nominating and Corporate Governance committee of Ventas Inc. (NYSE: VTR), a real estate investment trust. Ms. Barnes is a director of the William and Flora Hewlett Foundation, a trustee of the Thomas Jefferson Foundation, and on the advisory board of the Institute for Contemporary Art at Virginia Commonwealth University. From January 2009 to January 2012, Ms. Barnes served in the White House as Director of the Domestic Policy Council. In this role, she provided policy and strategic advice to President Obama and coordinated the domestic policy-making process for his administration. Before joining the White House, she served as the senior domestic policy advisor for then-Senator Obama’s 2008 presidential campaign. Ms. Barnes was the Executive Vice President for Policy at the Center for American Progress from 2005 to 2008 and Senior Fellow from 2003 to 2005. Prior to her tenure at the Center, Ms. Barnes was a principal in the Raben Group LLC. She also served as Chief Counsel to Senator Edward M. Kennedy on the Senate Judiciary Committee from 1998 to 2003, and General Counsel for Senator Kennedy from 1995 to 1998.

Age: 59 Director since: 2015 Independent Committees: • Compensation, Culture and People • Nominating and Corporate Governance
Specific qualifications, experience, skills, and expertise include:
• Significant government experience and strong skills in public policy;
• Public company directorship and committee experience; and
• Core business skills, including financial and strategic planning, as well as leading not-for-profit organizations.

Director	Principal Occupation, Business Experience and Other Directorships Held

Michèle A. Flournoy
Ms. Flournoy is co-founder and managing partner of WestExec Advisors, a strategic advisory firm founded in 2017. Prior to her position, she served as the Under Secretary of Defense for Policy from 2009 to 2012. Ms. Flournoy serves as Chair of the board of Amida Technology Solutions and has served on the board of Astra Space, Inc., a space-launch, products and services company (NASDAQ: ASTR), since August 2021. She also serves on the nonprofit boards of the Center for a New American Security (CNAS), a bipartisan think tank which she co-founded in 2007 and served as its Chief Executive Officer from 2014 to 2016, and CARE. Previously, Ms. Flournoy served on the boards of directors of CSRA Inc. from 2015 to 2018, The MITRE Corporation from 2013 to 2017, and Rolls Royce North America, Inc. from 2012 to 2015, and was a senior advisor at Boston Consulting Group from 2012 to 2017. Ms. Flournoy serves as a member of the Defense Policy Board, and previously served on the President's Intelligence Advisory Board, the National Security Agency Advisory Board, and the CIA Director's External Advisory Board. She remains a member of the Council on Foreign Relations and the Aspen Strategy Group, a non-resident Senior Fellow at Harvard University’s Belfer Center for Science and International Affairs, and a non-resident faculty member of Georgia Tech's Sam Nunn School of International Affairs.

Age: 62 Director since: 2018 Independent Committees: • Compensation, Culture and People • Nominating and Corporate Governance (Chair)
Specific qualifications, experience, skills, and expertise include:

• Significant government experience, particularly in national security and defense policies;
• Public company directorship and committee experience; and
• Core business skills, including financial and strategic planning as well as leading not-for-profit organizations.

Mark E. Gaumond	Mr. Gaumond has over 35 years of experience working with senior management and audit committees of public and privately-held companies. He held senior positions with E&Y from 2002 to 2010, retiring from the firm as Senior Vice Chair for the Americas, and previously was a partner with a 27-year career at Andersen LLP. Mr. Gaumond has a BA from Georgetown University and an MBA from New York University. He is a member of the American Institute of Certified Public Accountants. He has served as Chairman of the Board of First American Funds since 2020 and as a director since January 2016. Mr. Gaumond formerly served as a director of Cliff's Natural Resources, Inc. from July 2013 to September 2014, Rayonier, Inc. from November 2010 to June 2014, and Rayonier Advanced Materials, Inc. from July 2014 to May 2020, and is a former trustee of The California Academy of Sciences.

Age: 72 Director since: 2011 Independent Committees: • Audit (Chair) • Executive
Specific qualifications, experience, skills, and expertise include:

• Expertise in finance, financial planning, and compliance and controls;
• Core business skills, including financial and strategic planning; and
• Public company directorship and audit committee experience.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ellen Jewett	Ms. Jewett has served as managing partner at Canoe Point Capital LLC, an investment firm focusing on early stage social ventures, since 2015. Prior to that position, from 2010 to 2015, she served as managing director and head of U.S. Government and Infrastructure for BMO Capital Markets. Prior to that, Ms. Jewett spent more than 20 years at Goldman Sachs specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously as head of the airport finance group. Ms. Jewett has served on the board of directors of JetBlue (NASDAQ: JBLU) since 2011, where she chairs the Governance and Nominating Committee, and the nonprofit board of trustees of Children's Aid since 2019. She currently serves as a trustee of the Chilmark Pond Foundation, and as emerita trustee of Wesleyan University and the Brearley School, having previously served in chair and leadership positions on the boards of trustees of both academic institutions.

Age: 64 Director since: 2018 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Experience in domestic and international finance and talent management; and
• Core business skills, including financial and strategic planning.

Arthur E. Johnson	Mr. Johnson retired as Senior Vice President, Corporate Strategic Development of Lockheed Martin Corp. in 2009, a position he held since 1999. Mr. Johnson has over 20 years of senior leadership experience in the information technology and defense businesses. Mr. Johnson brings extensive IT management experience to the Board, having held senior positions at IBM, Loral Corporation, and Lockheed Martin. He has served as an independent trustee of the Fixed Income and Asset Allocation funds of Fidelity Investments since 2008. Mr. Johnson served as a director of Delta Airlines from 2005 to 2007, IKON Office Solutions Corporation from 1999 to 2008, AGL Resources from 2002 to 2016, and Eaton Corporation, plc from 2009 to 2019.

Age: 76 Director since: 2011 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Director	Principal Occupation, Business Experience and Other Directorships Held

Gretchen W. McClain	Ms. McClain has served as the Chief Executive Officer of J.M. Huber Corporation (a private, family-owned global industrial company) since April 2022. She previously served as an Operating Executive for the Carlyle Group from July 2019 to March 2022. Prior to Carlyle, she was the founding President and Chief Executive Officer of Xylem, Inc. from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation. She joined ITT in 2005 as the President of its residential and commercial water business, and served as the SVP and President of ITT's commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including VP and General Manager of the Business, General Aviation and Helicopters Electronics division, and VP for Engineering and Technology, as well as for Program Management in Honeywell Aerospace's Engines, Systems and Services Division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. Ms. McClain graduated from the University of Utah with a BS in Mechanical Engineering. She currently serves as a director of AMETEK, Inc. (NYSE: AME) and J.M. Huber Corporation, and previously served as a director of Hennessy Capital Acquisition Corp. IV from 2018 to 2020, Xylem, Inc. from 2011 to 2013, Con-Way Inc. from June 2015 to October 2015, Boart Longyear Limited from November 2015 to August 2019, and Faradyne Motors from 2009 to 2013.

Age: 60 Director since: 2014 Independent Committees: • Compensation, Culture and People (Chair) • Nominating and Corporate Governance • Executive
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Core business skills, including financial and strategic planning; and
• Public company directorship and committee experience.

Rory P. Read	Mr. Read is the Chief Executive Officer of Vonage, a global leader in cloud communications helping businesses accelerate their digital transformation, a position he has held since July 2020. He is a Senior Vice President at Ericsson since July 21, 2022, joining the company as part of Ericsson’s acquisition of Vonage. He has more than three decades of experience leading global technology organizations. Previously, Mr. Read was Chief Operating Executive of Dell Technologies, CEO and President of Dell’s Virtustream, and EVP of Dell Boomi. He also served as Chief Integration Officer and played a lead role in the $67 billion merger of Dell and EMC—the largest tech merger in history. Prior to these roles, he served as CEO, President and Board member of Advanced Micro Devices and Chief Operating Officer and President at Lenovo following 23 years at IBM.

Age: 61 Director since: 2023 Committee: • Audit
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting; and
• Core business skills, including financial and strategic planning.

Director	Principal Occupation, Business Experience and Other Directorships Held

Charles O. Rossotti	Mr. Rossotti has served as a Senior Advisor to The Carlyle Group since June 2003. Prior to this position, Mr. Rossotti served as the Commissioner of the Internal Revenue Service from 1997 to 2002. Mr. Rossotti co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer, and Chairman of the Board until 1997. Mr. Rossotti has served as a director for Abrigo Corporation since July 2021, where he chairs the Audit Committee. Mr. Rossotti formerly served as a director of Merrill Lynch & Co., Inc. from 2004 to 2008, Bank of America Corporation from 2009 to 2013, Compusearch Software Systems from 2005 to 2010, Wall Street Institute from 2005 to 2010, Apollo Global from 2006 to 2012, Quorum Management Solutions from 2010 to 2014, Carlyle Select Trust from 2014 to 2015, Primatics Financial from 2011 to 2015, ECi Software Solutions from 2014 to April 2017, The AES Corporation from 2003 to April 2018, where he served as Chairman of the board from 2013 to April 2018, Coalfire Systems Inc. from November 2015 until July 2019, Novetta Solutions LLC from March 2016 until 2021, Unison Corporation from April 2020 to August 2022, and Accelerated Learning Inc. from December 2018 to February 2023. Mr. Rossotti also serves as a director of Spark the Journey, where he chairs the Development Committee, and the Potomac School, where he serves on the Executive Committee and Audit Committee.

Age: 82 Director since: 2008 Independent Committee: • Audit
Specific qualifications, experience, skills, and expertise include:

• Public company directorship and audit committee experience;
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Expertise in finance, financial reporting, compliance and controls, and global businesses.

Horacio D. Rozanski	Mr. Rozanski is our President and Chief Executive Officer. A respected authority and leader in the consulting industry, Mr. Rozanski has expertise in business strategy, technology and operations, talent and diversity, and the future of consulting. He joined Booz Allen in 1992 as a consultant to commercial clients, was elected vice president in 1999, and served as our Chief Personnel Officer, Chief Strategy and Talent Officer, Chief Operating Officer, and President before becoming Chief Executive Officer in 2015. He also is a member of our Board of Directors. Mr. Rozanski currently serves as Chairman of the board of directors for Children’s National Hospital and is a member of the board of directors at Marriott International, Inc. (NASDAQ: MAR), CARE USA, and the Economic Club of Washington, DC. He is also a member of the Business Roundtable, the United States Holocaust Memorial Museum’s Committee on Conscience, the Defense Advisory Committee on Diversity and Inclusion, and Vice Chair of the Kennedy Center Corporate Fund Board.

Age: 55 Director since: 2014 Committee: • Executive
Specific qualifications, experience, skills, and expertise include:
• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

Director	Principal Occupation, Business Experience and Other Directorships Held

Ralph W. Shrader	Dr. Shrader is our Chair and has served in this position since 2008. He previously served as our Chief Executive Officer from 2008 to December 31, 2014 and as our President from 2008 to December 31, 2013. He has also served as Chair of Booz Allen Hamilton since 1999 and as Chief Executive Officer of Booz Allen Hamilton from 1999 to December 31, 2014. Dr. Shrader has been an employee of our Company since 1974. He is the seventh chair since our Company's founding in 1914 and has led our Company through a significant period of growth and strategic realignment. Dr. Shrader is active in professional and charitable organizations and was previously Chairman of the Armed Forces Communications and Electronics Association.

Age: 78 Director since: 2008 Chair, Independent Committee: • Executive (Chair)
Specific qualifications, experience, skills, and expertise include:

• Operating and management experience;
• Understanding of government contracting;
• Core business skills, including financial and strategic planning; and
• Deep understanding of our Company, its history, and culture.

The Board of Directors recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES
Our Board of Directors
The Board is responsible for providing governance and oversight over the strategy, risk, operations, and management of the Company. The primary focus of the Board is promoting stockholder value by fostering the long-term success of the Company. The Board is responsible for supporting and overseeing management, to which the Board has delegated the responsibility to manage the day-to-day strategy and operations of the Company.
The Board generally holds four regular meetings per year, and special meetings as necessary. The Board meets in executive session during each regular meeting; non-management directors also typically meet in executive sessions during each regular meeting. Consistent with the Company’s Corporate Governance Guidelines, Mark E. Gaumond was appointed by the non-management directors to serve as the Presiding Director. The Presiding Director presides over executive sessions at which the Chair is not present. At least annually, independent directors also meet in executive session during a regular Board meeting.
The Board and its committees establish annual calendars of activities to guide the development of their agendas during the year. All directors are invited to propose agenda topics when the annual calendars are established, as well as in advance of each regular Board meeting. In addition, directors are encouraged to raise topics that are not on a meeting agenda or suggest topics for future agendas. Each director is provided written materials in advance of each meeting, and the Board and its committees provide feedback to, and make requests of, management at each of their meetings.
Corporate Governance Guidelines
As noted above, the Board has adopted Corporate Governance Guidelines. The Board and the Nominating and Corporate Governance Committee are responsible for reviewing and amending these guidelines as they deem necessary and appropriate. The Nominating and Corporate Governance Committee is responsible for overseeing the system of corporate governance of the Company. The Corporate Governance Guidelines are available without charge on the Investor Relations portion of our website, www.boozallen.com.
Codes of Conduct and Ethics
Our website also includes the Company’s Code of Business Ethics and Conduct, which is applicable to our directors and all employees, and the Company's Code of Ethics for Senior Financial Officers, which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, and any other persons performing similar functions. Each such code was adopted by the Board and may be accessed without charge on the Investor Relations portion of our website, www.boozallen.com. We will disclose on the Investor Relations portion of our website any amendments to the Code of Business Ethics and Conduct or Code of Ethics for Senior Financial Officers and any waiver granted to an executive officer or director under these codes. In fiscal year 2023, no such waivers were sought or granted. The information found on the Company's website is not part of this proxy statement nor is it incorporated into any other filings the Company makes with the Securities and Exchange Commission (the "SEC").
Board Meetings and Attendance
Directors are expected to attend each Board meeting, each meeting of the committees on which they serve, and the Annual Meeting of Stockholders. During fiscal year 2023, the Board held six meetings and acted by written consent. Each of our incumbent directors who served as a director during fiscal year 2023 attended at least 75 percent of the aggregate total number of Board and committee meetings to which they were assigned, and overall attendance was 93 percent. All directors who served at the time of our 2022 Annual Meeting of Stockholders attended that meeting.
Board Leadership Structure
As noted in our Corporate Governance Guidelines, the Board has no policy with respect to the separation of the offices of Chair and Chief Executive Officer. The Board believes that it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time. The Board has concluded that it is currently in the best interest of the stockholders for Dr. Shrader to continue his service as Chair, retaining his four decades of experience at the Company with a focus on continuing to build stockholder value, managing risk, and supporting the Company's executive management. In his role as President and Chief Executive

Officer, Mr. Rozanski will continue to work closely with the Board in establishing the overall strategy and direction of the Company, and to effectively communicate our strategy to our stockholders, clients, and employees.
Succession Planning and Talent Reviews
The Board believes that executive management succession planning is one of its most important responsibilities. Accordingly, the Board regularly undertakes executive management succession planning and talent reviews, with support provided by the Compensation, Culture and People Committee. On an annual basis, the Chair leads the Board in an in-depth discussion concerning Chief Executive Officer succession and the Chief Executive Officer leads the Board in a discussion concerning senior management succession. Chief Executive Officer succession is also discussed by the Board in an executive session outside the presence of any management directors. Management also updates the Board on key talent indicators, such as recruiting and retention for the overall employee population, throughout the year.
Risk Oversight
The Board and its committees play an important role in overseeing the Company's risk management processes, and risk management considerations form a regular element of the Board's dialogue with management. Risk oversight by the Board and its committees includes oversight of ESG-related risks. One of the primary tools that facilitates the Board’s oversight of risk (and actions being taken to mitigate it) is the Company’s Enterprise Risk Management Program ("ERM Program") led by our President and Chief Executive Officer, which enables the Company to look holistically at risks which may cause a material impact to the Company’s reputation or value. As part of the ERM Program, the Chief Executive Officer directs the ERM Steering Committee, chaired by our Chief Operating Officer, to:
•Annually review and approve the ERM Program, which provides the criteria and structure for how top enterprise risks are tiered and categorized;
•Annually review and approve the ERM Risk Profile, which identifies the top enterprise risk and prioritizes them per the ERM Program;
•Discuss and evaluate the Company’s risk appetite with respect to different types of risk (including those related to strategy, reputation and brand, operational, financial, and compliance and legal); and
•Assign risk owners and sponsors to top tiered risks to develop action plans to mitigate and monitor risk.
Under the ERM Program, our President and Chief Executive Officer, along with the Chief Operating Officer, leads an annual risk identification, analysis, and mitigation discussion with the Board and prepares a quarterly update for the Board of our enterprise risks. In addition to updates provided through the ERM Program, the Board receives other information and briefings as part of its risk oversight role. Throughout the year, the lead management official with responsibility for each of our major markets provides a comprehensive overview of the market, including risks and challenges. The Board is also regularly updated by other elements of management, including the Chief Financial Officer, Chief Legal Officer, Chief Operating Officer, Chief Administrative Officer, and Chief Information Officer, concerning significant risks facing the Company and processes that have been implemented to mitigate these risks.
During fiscal year 2023, we navigated COVID-19, the Board received frequent management updates on the impact to our employees, operations, and clients, and reviewed with management the various measures being taken to protect our people’s health and maintain continuity of service for our clients. The Board provided oversight and guidance to management on the implementation and execution of the Company’s crisis management plan, which included plans to ensure the health and safety of our employees, as well as support for our clients and the communities affected.
In addition to this dialogue between management and the entire Board, the Board's committees have more specific roles concerning elements of the Company's risk management processes.
•Audit Committee: The Audit Committee is regularly updated by the Chief Legal Officer, Chief Ethics and Compliance Officer, Director of Internal Audit, and Chief Information Officer, and receives regular reports concerning the status of the Company's ethics and compliance program, internal controls over financial reporting and other operational compliance areas, and significant communications from the Company's regulators. The Audit Committee also leads the Board's efforts with respect to the oversight of cybersecurity risk.

•Compensation, Culture and People Committee: The Compensation, Culture and People Committee is responsible for overseeing risks related to the Company's human capital management and executive compensation policies and practices.
•Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee oversees risks arising from the Company's governance processes and practices related to ESG.
Annual Board Performance Assessment
The Board and each of the Audit, Compensation, Culture and People, and Nominating and Corporate Governance committees performs an annual assessment of its operations and effectiveness, and sets goals for the future. The comments of the directors are compiled and presented, as applicable, to the Chair, the applicable committee Chair, and the full Board, with further discussion with the appropriate committee as needed. The key matters to be addressed are identified, and these matters become part of future agendas for the Board and its committees.
Board Independence
Ten of our eleven directors are independent under our Corporate Governance Guidelines and applicable New York Stock Exchange ("NYSE") listing standards. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that the director has no material relationship with the Company directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company. The independence criteria adopted by the Board are set forth in the Company's Corporate Governance Guidelines.
The Board has determined that Messrs. Gaumond, Johnson, Read, Rossotti, and Shrader, and Mses. Amble, Barnes, Flournoy, Jewett, and McClain are independent under the independence criteria for directors established by the NYSE and the independence criteria adopted by the Board. As a result, we currently have a majority of independent directors and satisfy the applicable rule of the NYSE. Mr. Rozanski is an employee of the Company and is not independent under the NYSE listing standards or our Corporate Governance Guidelines, which can be found in the Investor Relations portion of our website, www.boozallen.com.
Selection of Nominees for Election to the Board
The Nominating and Corporate Governance Committee recommends to the Board appropriate criteria for the selection of new directors based on the strategic needs of the Company and the Board, and periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee defines diversity in an expansive manner to be reflective of the diversity of the Company and representative of its clients and other stakeholders, including, without limitation, race, ethnicity, gender, sexual orientation, age, disability, history of military service, geography, and areas of expertise and opinion. Accordingly, it is the policy of the Nominating and Corporate Governance Committee to include, and have any search firm that it engages include, diverse representation in the pool from which the Nominating and Corporate Governance Committee selects director candidates. In addition, directors should have experience in positions with a high degree of responsibility, be, or have been, leaders in the companies or institutions with which they are, or were, affiliated, and be selected based upon the contributions they can make. Exceptional candidates who meet alternative criteria may also be considered.
Our Commitment to Board Diversity
Consistent with the Company's long-standing commitment in this regard, the Nominating and Corporate Governance Committee is focused on ensuring the diversity of the Board, as reflected below for fiscal year 2023:

	Women	Hispanic	African-American
No. of Directors	5	1	2
% of Directors	45%	9%	18%

Board Tenure
We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our directors, which on average is approximately 8.6 years.
Board Tenure is Diversified
Process for Stockholders to Recommend Director Nominees
Stockholders wishing to nominate a candidate for director must provide written notice, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102, not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. Our bylaws set forth the requirements for direct nomination of an individual by a stockholder for election to the Board.
There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for director designated by our Chief Executive Officer or recommended by a stockholder.
Director Orientation and Continuing Education
New directors are provided a multi-phase orientation generally timed to coincide with our Board meetings as part of our effort to integrate them into their role as directors and familiarize them with the Company. Orientation sessions are led by members of management and are focused on various elements of our business strategy, client service offerings, internal business operations, and corporate governance, among other areas. During the course of the year, representatives of management brief the Board on topics designed to provide directors a deeper understanding of various aspects of our business, such as applicable legal developments, ethics and compliance programs, and the evolving regulatory environment. In addition, the Board holds an annual business strategy session with management. Directors are also encouraged to participate in continuing education programs to better understand and execute their duties and responsibilities.
Communications with the Board
Stockholders, or other interested third parties, who wish to contact our Board may send written correspondence, in care of the Secretary, to 8283 Greensboro Drive, McLean, Virginia 22102. Communications may be addressed to an individual director, to the non-management directors as a group, or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, service complaints and inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations, and advertisements.

Board Committees
Our Board has four standing committees: an Executive Committee, an Audit Committee, a Compensation, Culture and People Committee, and a Nominating and Corporate Governance Committee. The charter of each committee is available without charge on the Investor Relations portion of our website, www.boozallen.com.
The following chart identifies the members and chair of each standing committee, as well as related information.

Committee Membership			
Board Member	Independent	Executive	Audit	Compensation, Culture & People	Nominating & Corporate Governance
Ralph W. Shrader ★	I	Chair			
Horacio D. Rozanski		Member			
Joan Lordi C. Amble	I		Member, Financial Expert		
Melody C. Barnes	I			Member	Member
Michèle A. Flournoy	I			Member	Chair
Mark Gaumond	I	Member	Chair, Financial Expert		
Ellen Jewett	I		Member, Financial Expert		
Arthur E. Johnson	I		Member		
Gretchen W. McClain	I	Member		Chair	Member
Rory P. Read	I		Member		
Charles O. Rossotti	I		Member, Financial Expert		
Number of Meetings in Fiscal 2023		1	4	5	4

★ = Chair of the Board Chair = Chair Member = Member Financial Expert = Financial Expert I = Independent Director

The following is a brief description of our committees.
The Executive Committee
Our Executive Committee is responsible, among its other duties and responsibilities, for assisting our Board in fulfilling its responsibilities. Our Executive Committee is responsible for approving certain extraordinary corporate actions. The current members of our Executive Committee are Dr. Shrader (Chair), Messrs. Gaumond and Rozanski, and Ms. McClain. The Executive Committee met once during fiscal year 2023.
The Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical, and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.
The members of our Audit Committee are Messrs. Gaumond (Chair), Johnson, Read, and Rossotti, and Mses. Amble and Jewett, each of whom is an independent director as required by NYSE listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has determined that each member of our Audit Committee is financially literate and that Messrs. Gaumond and Rossotti and Mses. Amble and Jewett are each an “audit committee financial expert” as such term is defined under Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act").
The Audit Committee met four times during fiscal year 2023.

The Compensation, Culture and People Committee
Our Compensation, Culture and People Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to the executives and directors of our Company and its subsidiaries (including the Chief Executive Officer), establishing and reviewing the general compensation philosophy of our Company and its subsidiaries, reviewing, approving, and overseeing the administration of the employee benefits plans of our Company and its subsidiaries, assisting the Board in overseeing succession planning of the Chief Executive Officer and key management positions, and overseeing programmatic matters relating to human capital management and culture, including relating to diversity, equity, and inclusion.
The current members of our Compensation, Culture and People Committee are Mses. Barnes, Flournoy, and McClain (Chair), each of whom is an independent director as required by NYSE listing standards. The Compensation, Culture and People Committee charter, a copy of which is available on our website, www.boozallen.com, requires that all members of the Compensation, Culture and People Committee must satisfy the requirements of “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Each of the members of the Compensation, Culture and People Committee currently satisfies these requirements.
The Compensation, Culture and People Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation, Culture and People Committee may deem appropriate, provided that the subcommittees are composed entirely of directors satisfying the independence standards then applicable to the Compensation, Culture and People Committee generally.
The Compensation, Culture and People Committee has not engaged a compensation consultant; however, the Compensation, Culture and People Committee is briefed by management, which consults with Korn Ferry. The Company engaged Korn Ferry to provide market assessments and recommendations on the Company’s director compensation and assist management with compensation decisions regarding our named executive officers, including performing a comprehensive review of the peer companies used for evaluating our named executive officers' compensation, advising on our executive compensation philosophy, strategy, and framework, and other matters related to the Company’s long-term performance plan, as well as providing insight related to the Company’s compensation disclosure in the proxy statement. In addition, Korn Ferry provided other consulting services to the Company, including advising the Company in connection with certain regulatory changes and participating in our compensation risk assessment. The aggregate fees paid to Korn Ferry for services related to executive compensation and other consulting services were $244,727 and $261,307, respectively, for fiscal year 2023. The Compensation, Culture and People Committee assessed the independence of Korn Ferry and concluded that Korn Ferry's work for the Company did not raise any conflicts of interest.
Each of the members of our Leadership Team participates in the discussion and consideration of compensation to be awarded to the executives in their reporting chain. Our Leadership Team does not participate in the discussions or provide any recommendations to the Compensation, Culture and People Committee regarding their own compensation. See “Compensation Discussion and Analysis—Setting Executive Compensation and Peer Group."
The Compensation, Culture and People Committee met five times during fiscal year 2023.
The Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board (including candidates proposed by stockholders), reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, overseeing Board and Board committee evaluations, and overseeing practices related to corporate governance, corporate citizenship, and ESG matters.
The current members of our Nominating and Corporate Governance Committee are Mses. Barnes, Flournoy (Chair), and McClain, each of whom is an independent director as required by NYSE listing standards.
The Nominating and Corporate Governance Committee met four times during fiscal year 2023.

Director Compensation
Directors who are employed by us do not receive any additional compensation for their services as directors. On an annual basis, the Chief People Officer, with the assistance of Korn Ferry, performs a comprehensive review of director compensation and makes recommendations to the Compensation, Culture and People Committee regarding proposed changes. In July 2022, the Compensation, Culture and People Committee reviewed director compensation data for the peer group used for benchmarking executive compensation and the general market. Based on that review, the Compensation, Culture and People Committee made no changes to compensation levels for directors for their service from August 2022 to July 2023.
Director compensation included the following:

Component	Annual Amount
Annual Board Chair Retainer	$320,000
Annual Board Retainer (non-Chair)	$120,000
Annual Equity Award	$200,000
Audit Committee Chair Additional Retainer	$30,000
Compensation, Culture and People Committee Chair Additional Retainer	$20,000
Nominating and Corporate Governance Committee Chair Additional Retainer	$15,000
The annual equity awards are granted in the form of restricted stock under our Equity Incentive Plan, as amended and restated from time to time. Generally these grants occur in August following our annual meeting of stockholders and half of the annual award vests on January 31 of the following year, and the other half vests on July 31 following the first vesting date. Directors may also elect to receive all or a portion of their annual retainer and any additional payments for service as a committee chair in the form of restricted stock. Our directors do not receive additional fees for attending Board or committee meetings.
Director Compensation Table

Name	Fees Earned ($)	Stock Awards ($)(1)(13)	Total ($)
Joan Lordi C. Amble	120,000(2)	200,025(2)	320,025
Melody C. Barnes	120,000(3)	200,093(3)	320,093
Michèle A. Flournoy	135,000(4)	200,057(4)	335,057
Ian Fujiyama	— (5)	— (5)	—
Mark E. Gaumond	150,000(6)	200,064(6)	350,064
Ellen Jewett	120,000(7)	200,093(7)	320,093
Arthur E. Johnson	120,000(8)	200,093(8)	320,093
Gretchen W. McClain	140,000(9)	200,054(9)	340,054
Rory P. Read	64,154(10)	106,986(10)	171,140
Charles O. Rossotti	120,000(11)	200,072(11)	320,072
Ralph W. Shrader	320,000(12)	200,093(12)	520,093
(1)This column represents the grant date fair value of the stock awards granted to our directors in fiscal year 2023. Where the stock awards were the result of voluntary elections to receive cash retainers in stock, the value reflected in the Stock Awards column represents only the excess of the fair market value of the stock awards over the cash retainer amount paid if in the form of stock. The aggregate fair value of the awards was computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements for the fiscal year ended March 31, 2023, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the director.
(2)Ms. Amble elected to receive her annual retainer in a combination of cash and restricted stock, and was granted a total of 2,811 shares of restricted stock for her annual equity grant and in lieu of a portion of the annual retainer. The grant date fair market value of the shares was $270,025, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.

(3)Ms. Barnes elected to receive her annual retainer in the form of cash, and was granted a total of 2,083 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $200,093, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(4)Ms. Flournoy elected to receive her annual retainer and her additional payment for service as the chair of the Nominating and Corporate Governance Committee in the form of restricted stock, and was granted a total of 3,488 shares of restricted stock for her annual equity grant and in lieu of (i) her annual retainer and (ii) $15,000 for the chair retainer. The grant date fair market value of the shares was $335,057, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(5)Mr. Fujiyama’s service as a director ended on July 27, 2022. Mr. Fujiyama did not receive a cash retainer or stock award in fiscal year 2023.
(6)Mr. Gaumond elected to receive his annual retainer in the form of cash and his additional payment for service as the chair of the Audit Committee in the form of restricted stock, and was granted a total of 2,395 shares of restricted stock for his annual equity grant and in lieu of $30,000 for the chair retainer. The grant date fair market value of the shares was $230,064, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(7)Ms. Jewett elected to receive her annual retainer in the form of cash, and was granted a total of 2,083 shares of restricted stock for her annual equity grant. The grant date fair market value of the shares was $200,093, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(8)Mr. Johnson elected to receive his annual retainer in the form of cash, and was granted a total of 2,083 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $200,093, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(9)Ms. McClain elected to receive her annual retainer in a combination of cash and restricted stock and her additional payment for service as the chair of the Compensation, Culture and People Committee in the form of restricted stock, and was granted a total 2,499 shares of restricted stock for her annual equity grant and in lieu of (i) a portion of her annual retainer and (ii) $20,000 for the chair retainer. The grant date fair market value of the shares was $240,054, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(10)Mr. Read elected to receive his prorated annual retainer in the form of restricted stock, and was granted a total of 1,779 shares of restricted stock for his prorated annual equity grant and in lieu of the prorated annual retainer. The grant date fair market value of the shares was $171,140, based on the $96.20 closing price of our stock on the January 24, 2023 grant date.
(11)Mr. Rossotti elected to receive his annual retainer in the form of restricted stock, and was granted a total of 3,332 shares of restricted stock for his annual equity grant and in lieu of the annual retainer. The grant date fair market value of the shares was $320,072, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(12)Dr. Shrader elected to receive his annual retainer as Chair in the form of cash, and was granted 2,083 shares of restricted stock for his annual equity grant. The grant date fair market value of the shares was $200,093, based on the $96.06 closing price of our stock on the August 2, 2022 grant date.
(13)The following table sets forth the aggregate number of equity awards outstanding at the end of fiscal year 2023.
Equity Awards for Service as a Director

Name	Unvested Restricted Stock (a)
Joan Lordi C. Amble	1,405
Melody C. Barnes	1,041
Michèle A. Flournoy	1,744
Ian Fujiyama	— (b)
Mark E. Gaumond	1,197
Ellen Jewett	1,041
Arthur E. Johnson	1,041
Gretchen W. McClain	1,249
Rory P. Read	889
Charles O. Rossotti	1,666
Ralph W. Shrader	1,041
(a)The shares of restricted stock reported in this column vest on July 31, 2023.
(b)Mr. Fujiyama’s service as a director concluded on July 27, 2022.

Director Ownership Guidelines
Equity ownership guidelines for all of our non-employee directors are in place to further align their interests to those of our stockholders. Each of our non-employee directors has five years from the date of commencement of his/her service on the Board to achieve equity ownership with a value equivalent to five times his/her annual retainer. In calculating a director’s ownership, Class A common stock, vested in-the-money options, and vested and unvested restricted stock issued under the Equity Incentive Plan will be considered owned by the non-employee director. Each of our directors who has served on the Board for five years or more has regularly exceeded and currently exceeds the equity ownership guidelines. For a description of the guidelines applicable to executive officers, see our CD&A beginning on page 29.
Policy on Hedging, Short Sales, and Speculative Transactions
The Company’s personnel, including directors, officers, and employees, and their immediate family members and other persons living in their households are prohibited under the Company's Insider Trading Policy from engaging in (i) short sales of securities of the Company, (ii) transactions in puts, calls, or other derivative securities with respect to securities of the Company, (iii) hedging transactions with respect to securities of the Company, (iv) holding securities of the Company in a margin account, and (v) pledging securities of the Company as collateral for a loan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
The following individuals served on our Compensation, Culture and People Committee during fiscal year 2023: Mr. Ian Fujiyama and Mses. Barnes, Flournoy, and McClain. Mr. Ian Fujiyama did not stand for reelection at the 2022 Annual Meeting of Stockholders and resigned from his position on our Compensation, Culture and People Committee effective July 27, 2022. No member of our Compensation, Culture and People Committee currently is, or has been, an officer or employee of the Company. During fiscal year 2023, none of our executive officers served as a member of the Board or compensation committee (or other board committee performing equivalent functions) of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation, Culture and People Committee.

SECURITY OWNERSHIP INFORMATION
Security Ownership of Directors and Executive Officers
The following table indicates information as of May 19, 2023 regarding the beneficial ownership of our Class A common stock by each of our directors, each of the named executive officers, and all of our directors and executive officers as a group.
The percentages shown are based on 130,824,544 shares of Class A common stock outstanding as of May 19, 2023. Class A common stock is entitled to one vote per share on all matters voted on by our stockholders.
The amounts and percentages owned are reported on the basis of the SEC’s rules governing the determination of beneficial ownership of securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days. These shares are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name	Shares Beneficially Owned	Percentage of Class
Directors and nominees
Joan Lordi C. Amble	48,393	*
Melody C. Barnes	16,792	*
Michèle A. Flournoy	12,288	*
Mark E. Gaumond	56,717	*
Ellen Jewett	10,875	*
Arthur E. Johnson	36,165	*
Gretchen W. McClain	26,630	*
Rory P. Read	1,779	*
Charles O. Rossotti	42,578	*
Horacio D. Rozanski	638,215(1)	*
Dr. Ralph W. Shrader	924,571(2)	*
Other named executive officers
Matthew Calderone	49,093(3)	*
Kristine Martin Anderson	127,558(4)	*
Judi Dotson	98,824(5)	*
Nancy J. Laben	61,658(6)	*
Lloyd W. Howell, Jr.	164,746(7)	*
Karen M. Dahut	130,349(8)	*
All directors and executive officers as a group (19 persons)(9)	2,305,312	1.76%
 *    Represents beneficial ownership of less than 1%.
(1)Includes 89,380 shares that Mr. Rozanski has the right to acquire through the exercise of options.
(2)Dr. Shrader shares investment power and voting power with his wife, Mrs. Janice W. Shrader, for 911,090 shares in the Ralph W. Shrader Revocable Trust.
(3)Includes 29,724 shares that Mr. Calderone has the right to acquire through the exercise of options.
(4)Includes 65,488 shares that Ms. Anderson has the right to acquire through the exercise of options.
(5)Includes 38,427 shares that Ms. Dotson has the right to acquire through the exercise of options.
(6)Includes 39,283 shares that Ms. Laben has the right to acquire through the exercise of options.
(7)Beneficial ownership information for Mr. Howell is based solely on the Company’s records during the period of his employment and any reports on Form 4 filed by or on behalf of Mr. Howell following his retirement from the Company effective December 31, 2022.

(8)Beneficial ownership information for Ms. Dahut is based solely on the Company’s records during the period of her employment and any reports on Form 4 filed by or on behalf of Ms. Dahut following her retirement from the Company effective October 31, 2022.
(9)Includes 350,473 shares that the directors and executive officers, in aggregate, have the right to acquire through the exercise of options.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of our Class A common stock.

Name and Address	Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,434,421	10.27%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	10,739,707	8.21%
Blackrock, Inc. (3) 55 East 52nd Street New York, NY 10055	9,789,536	7.48%
(1)The Vanguard Group has filed with the SEC a Schedule 13G/A dated April 10, 2023, which reports the beneficial ownership of 13,434,421 shares of Class A common stock by it as of March 31, 2023. As reported in the Schedule 13G/A, The Vanguard Group had sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 13,253,037 shares of our Class A common stock, shared voting power with respect to 90,862 shares of our Class A common stock, and shared dispositive power with respect to 181,384 shares of our Class A common stock.
(2)T. Rowe Price Associates, Inc. has filed with the SEC a Schedule 13G/A dated February 14, 2023, which reports the beneficial ownership of 10,739,707 shares of Class A common stock by it as of December 31, 2022. As reported in the Schedule 13G/A, T. Rowe Price Associates, Inc. had sole voting power with respect to 2,610,452 shares of our Class A common stock, sole dispositive power with respect to 10,739,206 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.
(3)Blackrock, Inc. has filed with the SEC a Schedule 13G/A dated January 31, 2023, which reports the beneficial ownership of 9,789,536 shares of Class A common stock by it as of December 31, 2022. As reported in the Schedule 13G/A, Blackrock, Inc. had sole voting power with respect to 9,047,264 shares of our Class A common stock, sole dispositive power with respect to 9,789,536 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares of our Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
We adopted a written related person transactions policy pursuant to which related persons, namely our executive officers, directors, and principal stockholders, and their immediate family members, are not permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with us, in which the amount involved exceeds $120,000, without the consent of our Audit Committee or any other body of the Board of Directors comprised solely of independent directors. Any request for us to enter into or materially modify or amend certain such transactions is required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers are required to report to our Secretary any such proposed related person transaction, who is required to provide notice of such proposed related person transaction to the Audit Committee. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms at least as favorable as terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction.
Related Person Transactions
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Other Relationships
Bryan E. Shrader, a Senior Vice President at the Company, is the son of Dr. Ralph Shrader, our former Chief Executive Officer and current Chair of the Board. In fiscal year 2023, Mr. Shrader received $300,000 in base salary, a cash bonus of $157,800, and retirement contributions of $38,125. He received a grant of 1,080 time-based restricted stock units with a grant date fair value of $90,050 and a grant of 360 performance-based restricted stock units with a grant date fair value of $30,017. Mr. Shrader also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Ian Penfield, a Lead Associate at the Company, is the nephew of Susan L. Penfield, an Executive Vice President and our Chief Technology Officer. In fiscal year 2023, Mr. Penfield received $148,350 in base salary, retirement contributions of $8,761, $2,808 through our paid time off (PTO) sell program, and an award of $3,500. Mr. Penfield also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Jeremy Penfield, a Lead Associate at the Company, is the nephew of Susan L. Penfield, an Executive Vice President and our Chief Technology Officer. In fiscal year 2023, Mr. Penfield received $147,321 in base salary, retirement contributions of $8,839, and an award of $500. Mr. Penfield also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Megen Jackson, an Associate at the Company, is the niece of Judi Dotson, Executive Vice President and President of the Company's Global Defense sector. In fiscal year 2023, Ms. Jackson received $129,175 in base salary, retirement contributions of $7,541, a retention bonus of $10,000, and an award of $1,200. Ms. Jackson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Mitchell Thompson, an Associate at the Company, is the son of Elizabeth Thompson, an Executive Vice President and our Chief People Officer. In fiscal year 2023, Mr. Thompson received $111,993 in base salary, retirement contributions of $6,429, and an award of $800. Mr. Thompson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Trevor Thompson, a Senior Consultant at the Company, is the son of Elizabeth Thompson, an Executive Vice President and our Chief People Officer. In fiscal year 2023, Mr. Thompson received $92,060 in base salary, $226 of straight time pay, a retention bonus of $1,500, and retirement contributions of $5,409. Mr. Thompson also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

Emily Pfeifer, a Senior Consultant at the Company, is the daughter of Tom Pfeifer, an Executive Vice President and President of the Company's National Security sector. In fiscal year 2023, Ms. Pfeifer received $94,599 in base salary, $23 in straight time pay, retirement contributions of $5,570, and an award of $200. Ms. Pfeifer also participates in the Company’s other benefit programs on the same basis as other employees at the same level.
Francesca Dahut, an Associate at the Company, is the daughter of Karen Dahut, who previously served as Executive Vice President and President of the Company's Global Defense sector during fiscal year 2023. In fiscal year 2023, Ms. Dahut received $94,756 in base salary, retirement contributions of $5,441, and awards totaling $337. Ms. Dahut also participates in the Company’s other benefit programs on the same basis as other employees at the same level.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (CD&A), together with the compensation tables and related disclosures, provides a narrative of our executive compensation philosophy and programs as reviewed and determined by the Compensation, Culture and People Committee of the Board of Directors.
At Booz Allen, our purpose is to empower people to change the world. Our leadership philosophy and partnership culture are foundational to how we drive transformation and guide our people to solve our client's toughest challenges.
Our executive compensation strategy is uniquely designed to:
•Deliver competitive compensation tied to long-term stockholder value creation;
•Attract and retain top talent from across the global marketplace who will continue to propel us forward for the future;
•Motivate and reward executives with exceptional ability to meet and exceed the demands of our clients;
•Infuse an ownership mindset to build sustainable growth and value; and
•Reinforce our partnership-style culture which differentiates our ability to come to market as an institution rather than as individuals, foster a culture of collaboration among our leaders, and encourage rapid and efficient deployment of our people across clients and opportunities.
The tenure of our executives is a testament to the team's long-standing commitment to the Company and its long-term business goals. Our active named executive officers at the end of fiscal year 2023 were:

Horacio D. Rozanski	Matthew A. Calderone	Kristine Martin Anderson	Judith H. Dotson	Nancy J. Laben
President and Chief Executive Officer	Executive Vice President, Chief Financial Officer	Executive Vice President, Chief Operating Officer	Executive Vice President, President of Global Defense Sector	Executive Vice President, Chief Legal Officer
Executive Tenure: 23 years Total Tenure: 30 years	Executive Tenure: 11 years Total Tenure: 20 years	Executive Tenure: 13 years Total Tenure: 17 years	Executive Tenure: 18 years Total Tenure: 34 years	Executive Tenure: 9 years Total Tenure: 9 years
Effective October 1, 2022, Matthew A. Calderone assumed the role of Executive Vice President, Chief Financial Officer in connection with the retirement of Lloyd W. Howell, Jr., Former Executive Vice President, Chief Financial Officer, effective December 31, 2022. Mr. Howell is a named executive officer for fiscal year 2023 (picture not shown). Effective August 1, 2022, Judith H. Dotson assumed the role of Executive Vice President, President of Global Defense Sector in connection with the retirement of Karen M. Dahut, Former Executive Vice President, President of Global Defense Sector, effective October 31, 2022. Ms. Dahut is a named executive officer for fiscal year 2023 (picture not shown).

Executive Summary
Company Performance and Highlights
Delivering Significant Returns to Stockholders
Amid the unprecedented environment caused by COVID-19, our leaders executed upon the Company’s crisis management plan, which included plans to ensure the health and safety of our employees, as well as support our clients and the communities affected. In fiscal year 2023, our staff and leaders led the Company to deliver record performance for fiscal year revenue and earnings, increased headcount by approximately nine percent, and generated solid backlog growth. This strong performance has resulted in significant returns to our stockholders through appreciation in our stock price, the payment of regular dividends, and share repurchases.
•Our stock price increased by approximately 4% and total stockholder return was approximately 8% during fiscal year 2023.
•During fiscal year 2023, we declared and paid $235.7 million in recurring dividends to stockholders—three regular dividends of $0.43 per share and one regular dividend of $0.47 per share.
•We devoted $445.3 million through acquisitions and strategic investments.
•The Board increased the quarterly dividend by 9% for performance in the third quarter of fiscal year 2023, payable in the fourth quarter of fiscal year 2023. The total dividends paid in fiscal year 2023 grew 14% compared to fiscal year 2022.
•We expect to declare and pay regular quarterly cash dividends in the future. However, the actual declaration of any such future dividends and the establishment of the per share amounts, record dates, and payment dates are subject to the discretion of the Board, which will take into consideration future earnings, cash flows, financial requirements, and other factors.
•During fiscal year 2023, we repurchased 2.4 million shares for $224.0 million (which includes 2.1 million of open market share repurchases as well as 0.3 million shares to cover the minimum statutory withholding taxes on restricted stock units that vested on various dates during the period).
•On July 27, 2022, the Board of Directors approved an additional increase to our share repurchase authorization of $400.0 million, for a total capacity of $2,560.0 million under the share repurchase program. As of March 31, 2023, the Company had approximately $855.9 million of unused capacity to repurchase shares of common stock under the share repurchase program.

Fiscal Year 2023 Company Performance

Net Income and Net Income Margin		Adj. EBITDA and Adj. EBITDA Margin on Revenue
Net Income ($ millions)	Margin (%)	Adj. EBITDA ($ millions)	Margin (%)
•Fiscal year 2023 marked the eighth consecutive year of top-line revenue growth.
•Continued focus on investments in markets, capabilities, and people is positioning Booz Allen to deliver near-term and long-term stockholder value.
•Full year revenue increased 10.7% to $9,258.9 million.
•Net income decreased 41.9% to $271.2 million.
•Adjusted EBITDA increased 8.4% to $1,014.1 million.
•Diluted EPS decreased 41.0% to $2.03.
•Adjusted Diluted EPS increased 8.3% to $4.56.
•Total backlog increased 6.7% to $31.2 billion.
•Net cash provided by operating activities decreased 18.2% to $602.8 million.
•Free cash flow decreased 19.8% to $526.7 million in fiscal year 2023.
Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted Diluted Earnings Per Share, and Free Cash Flow may differ from similarly titled measures presented by other companies in our industry and are not recognized measures under U.S. Generally Accepted Accounting Principles, or GAAP. A reconciliation between these non-GAAP financial measures and the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in Appendix A to this proxy statement.

Compensation Philosophy
    We are a values-driven organization where our partnership culture motivates our executives, who we define as our named executive officers, Executive Vice Presidents, and Senior Vice Presidents, to consistently act in the best interests of the Company. Our executive compensation program is intrinsically tied to our purpose and values.

Our Philosophy		What Our Philosophy Achieves
-	Guides executives to live the Company's purpose and values in their client work and internal interactions	-	Empowers executives to think and act in the best interests of the Company
-	Aligns executives' compensation with Company performance, strategic objectives, and the creation of long-term sustainable stockholder value	-	Focuses on optimizing stockholder value and fostering an ownership culture
-	Attracts, motivates, and retains executives of exceptional ability to meet and exceed the demands of our clients	-	Engages and incentivizes our executives to effectively execute our business strategy
-	Creates appropriate rewards and penalties for exceeding or falling short of Company-level performance targets	-	Creates and enables agility within our leadership and the Company overall, allowing us to quickly adjust, align, and advance in an ever-changing global marketplace
Key Executive Compensation Practices
To ensure strong corporate governance, our compensation program incorporates the following key practices:

At Booz Allen, We:		At Booz Allen, We Don't:
✓	Require our executives and directors to satisfy meaningful stock ownership requirements	✗	Reprice underwater stock options
✓	Include compensation recovery provisions (clawbacks) in our incentive plans	✗	Offer individual supplemental executive retirement plans
✓	Perform annual review of appropriate peer group to benchmark executive compensation	✗	Grant discounted stock options
✓	Conduct annual risk assessment of incentive-based compensation to identify any issues that could have a material, adverse impact on the Company	✗	Provide tax gross-ups on golden parachute payments for CEO or other officers following a change in control
✓	Review on a regular basis our executive talent, performance, deployments, and succession	✗	Allow for change in control agreements for named executive officers
✓	Align executive pay with short- and long-term performance	✗	Allow employees or directors to engage in hedging transactions in accordance with our insider trading policy
✓	Hold annual advisory vote on executive compensation	✗	Allow pledging of our shares

Setting Executive Compensation and Peer Group
We evaluate our named executive officers' compensation relative to the compensation of publicly traded peer companies that are similar in size, industry, and operations. The Compensation, Culture and People Committee reviews the peer group regularly and adjusts as necessary due to changes at a peer company's operations or changes in comparability (e.g., due to bankruptcy or mergers and acquisitions) to the Company. The peer group is used by the Compensation, Culture and People Committee as a point of reference in determining pay within a competitive range without targeting a specific benchmark when making executive pay decisions.
For setting fiscal year 2023 executive compensation, the Compensation, Culture and People Committee requested that our outside compensation consultant Korn Ferry perform a comprehensive review of the peer companies used for evaluating our named executive officers' compensation. Korn Ferry evaluated companies that are similar in size, industry, and operations, using specific review criteria, as described below:
•Company size: Organizations with revenues approximately 0.33x to 3.00x of our revenue, with peer median revenue approximating Company revenue, and with flexibility outside of this range to accommodate organizations that are a good match from a business perspective.
•Industry: Includes government services organizations and other "comparables" that our Investor Relations department tracks, and other organizations that benchmark to our Company.
As a result of this review, the Compensation, Culture and People Committee approved the peer group set forth below for benchmarking and setting compensation of our named executive officers for fiscal year 2023.

Fiscal Year 2023 Peer Group
 - Akamai Technologies, Inc. (AKAM)
 - CACI International, Inc. (CACI)
 - CGI Group, Inc. (GIB)
 - Cognizant Technology Solutions (CTSH)
 - Conduent Incorporated (CNDT)
 - DXC Technology (DXC)
 - EPAM Systems, Inc. (EPAM)
 - FISERV, Inc. (FISV)
 - FTI Consulting, Inc. (FCN)

 - Jacobs Engineering (J)
 - KBR Inc. (KBR)
 - L3Harris Technologies, Inc. (LHX)
 - Leidos Holdings, Inc. (LDOS)
 - ManTech International Corporation (MANT)
 - Maximus, Inc. (MMS)
 - Parsons Corporation (PSN)
 - Science Applications International Corporation (SAIC)

The Compensation, Culture and People Committee established fiscal year 2023 target compensation for the named executive officers by taking into consideration the peer group benchmarking analysis and input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), and the Committee's collective judgment and discretion. The target executive compensation includes the fiscal year salary amount, target short-term annual cash incentive, and long-term equity incentive. Additional information on each of these items can be found below under "Compensation Elements."
Additionally, effective for fiscal year 2024, based on our established peer review selection criteria, as described above, the Compensation, Culture and People Committee approved a revised peer group. The Compensation, Culture and People Committee, taking into consideration the revised peer group benchmarking analysis, the Company's sustained out-performance and growth, input from Korn Ferry, along with feedback from the CEO (in the case of named executive officers who are direct reports to the CEO), and the Committee's collective judgment and discretion, approved the fiscal year 2024 compensation for our named executive officers, including the compensation adjustments described below.
The Compensation, Culture and People Committee considers peer group benchmarking and other market compensation data as critical inputs but not the sole factors in the overall assessment of competitiveness of our executive compensation. The Compensation, Culture and People Committee also considers other components such as performance, contributions, internal equity, and experience of each named executive officer in determining target and actual compensation amounts.
In fiscal year 2023, Korn Ferry was also engaged to:
•Review and provide advice on our Compensation Discussion and Analysis
•Provide insight into regulatory changes including the new Pay versus Performance disclosure and our expected adoption of an updated "clawback" policy in light of the SEC's final rules on the recovery of erroneously awarded compensation and the NYSE's proposed listing standards
•Provide counsel on adjustments to our executive compensation framework effective fiscal year 2024
•Participate in the compensation risk assessment

•Perform benchmarking and analysis of our Board of Directors' compensation
•Provide general market intelligence for setting long-term performance metrics and associated goals in the Equity Incentive Plan

Compensation Elements
The primary components of our executive compensation program include:

Element	Objective
Base Salary	Provides a regular income at competitive market level and reflects each executive's skills, experience, and responsibilities
Annual Cash Incentive	Motivates our executives to achieve our annual operational and financial goals
Long-Term Equity Incentives	Reward sustained performance and align executives' interests with our stockholders
Benefits	Provide for the health and welfare of our executives, including retirement benefits to promote long-term commitment of our executives to the Company
Fiscal Year 2023 Compensation Adjustments
In connection with the executive leadership team changes that occurred during fiscal year 2023, the Compensation, Culture and People Committee, with guidance from our compensation consultant Korn Ferry, peer benchmarking data, and the CEO (in the case of named executive officers who are direct reports to the CEO), approved compensation adjustments to recognize the new roles, responsibilities, and performance of these key leaders, as follows:
•Effective June 1, 2022, Ms. Anderson was promoted to Chief Operating Officer of the Company. Ms. Anderson's prior role was Executive Vice President and President of the Civil Sector of the Company. In connection with Ms. Anderson's promotion, the Compensation, Culture and People Committee approved the compensation adjustments set forth in the table below. Additionally, on May 19, 2022, Ms. Anderson received a special grant of time-based RSUs with a grant date fair value of $2,250,020 in recognition of her new role as Chief Operating Officer and to incentivize Ms. Anderson's long-term retention.

Kristine Martin Anderson	Base Salary	Annual Cash Incentive Target	Long-Term Incentive Target	Total Compensation Target
Effective June 1, 2022	$900,000	$625,000	$1,475,000	$3,000,000
FY23 Starting Compensation	$650,000	$475,000	$1,075,000	$2,200,000
•In May 2022, the Compensation, Culture and People Committee approved an increase to the long-term incentive portion of Ms. Dotson's fiscal year 2023 annual target compensation to increase the competitiveness of Ms. Dotson's role as the Company's National Security Sector President. Effective August 1, 2022, Ms. Dotson assumed the role of Executive Vice President and President of the Global Defense Sector of the Company in advance of the planned retirement of Ms. Karen Dahut, a long-standing executive of the Company. In connection with Ms. Dotson's role expansion, the Compensation, Culture and People Committee approved the additional compensation adjustments set forth in the table below. Additionally, on August 1, 2022, Ms. Dotson received a special grant of time-based RSUs with a grant date fair value of $200,030 and performance-based RSUs with a grant date fair value of $500,076 in recognition of her role expansion and to incentivize Ms. Dotson's long-term retention.

Judith Dotson	Base Salary	Annual Cash Incentive Target	Long-Term Incentive Target	Total Compensation Target
Effective August 1, 2022	$650,000	$550,000	$1,400,000	$2,600,000
May 2022 LTI Target Increase	$650,000	$475,000	$1,075,000	$2,200,000
FY23 Starting Compensation	$650,000	$475,000	$725,000	$1,850,000
•Effective October 1, 2022, Mr. Matthew Calderone assumed the role of Executive Vice President and Chief Financial Officer of the Company, previously serving as the Chief Strategy Officer of the Company. Mr. Calderone assumed this role in advance of the planned retirement of Mr. Lloyd W. Howell, Jr., a long-standing executive of the Company. In connection with Mr. Calderone's new role as Chief Financial Officer, the Compensation, Culture and People Committee approved the compensation adjustments set forth in the table below. Additionally, Mr. Calderone received a grant of stock options with a grant date fair value of $250,007 on May 17, 2022 in his prior role as Chief Strategy Officer.

Matthew Calderone	Base Salary	Annual Cash Incentive Target	Long-Term Incentive Target	Total Compensation Target
Effective October 1, 2022	$650,000	$475,000	$1,175,000	$2,300,000
FY23 Starting Compensation	$650,000	$475,000	$365,575	$1,490,575
•Effective October 1, 2022, the Compensation, Culture and People Committee approved the compensation adjustments set forth in the table below, to increase the competitiveness of Ms. Laben's target annual compensation in the Chief Legal Officer role.

Nancy Laben	Base Salary	Annual Cash Incentive Target	Long-Term Incentive Target	Total Compensation Target
Effective October 1, 2022	$650,000	$550,000	$1,600,000	$2,800,000
FY23 Starting Compensation	$650,000	$475,000	$1,125,000	$2,250,000
We believe that a significant portion of our named executive officers' compensation should be tied to the Company's success and the long-term returns of our stockholders. Consistent with this approach and as shown in the charts below for target compensation as of fiscal year-end 2023, more than half of the target compensation for each of our CEO and other named executive officers who were active at the end of fiscal year 2023 is delivered in the form of variable "at risk" compensation opportunities that are tied to the achievement of pre-set financial and strategic goals.

Base Salary
Base salary represents a relatively small portion of the total target executive compensation opportunities and provides the fixed component necessary to attract and retain executive talent. The salary paid to each of our named executive officers in fiscal year 2023 is set forth in the table below.

Name	FY23 Base Salary Paid
Horacio D. Rozanski	$1,500,000
Matthew A. Calderone	$650,000
Kristine Martin Anderson [1]	$858,333
Judith H. Dotson	$650,000
Nancy J. Laben	$650,000
Karen M. Dahut [2]	$597,917
Lloyd W. Howell, Jr. [3]	$768,750
(1) Value shown for Ms. Anderson reflects her base salary of $650,000, prorated for the period from April 1, 2022 to May 31, 2022 and $900,000, prorated for the period from June 1, 2022 to March 31, 2023.
(2) Ms. Dahut retired from the Company effective October 31, 2022. Value shown reflects her base salary of $1,025,000, prorated for the period from April 1, 2022 to October 31, 2022.
(3) Mr. Howell retired from the Company effective December 31, 2022. Value shown reflects his base salary of $1,025,000, prorated for the period from April 1, 2022 to December 31, 2022.

Annual Cash Incentive
The annual cash incentive portion of our executives' compensation is provided through our annual bonus program. The target annual incentive amount for our named executive officers is determined each year by the Compensation, Culture and People Committee based on the market analysis and recommendation of our compensation consultant, as well as of the CEO (in the case of named executive officers who are direct reports to the CEO).
The annual incentive payment is determined using a point model, where a certain number of points is assigned to each named executive officer and such number is then multiplied by a dollar value per point, as approved by the Compensation, Culture and People Committee. Based on the Company's performance at the end of the fiscal year, as discussed below, the Compensation, Culture and People Committee approves the final dollar value per point, which is used to determine each named executive officer's actual annual incentive payment. Executives who retire, or terminate employment under our transition policy, before the end of the fiscal year are generally eligible to receive a prorated incentive payment.
The annual incentive is based on achievement of the Company's performance against a target Adjusted EBITDA range with upward or downward adjustments for performance in comparison to the range. The performance range is generally determined at or near the beginning of each fiscal year by the Compensation, Culture and People Committee. Payment of the annual incentive approximating target levels would generally occur when actual Adjusted EBITDA is within the established Adjusted EBITDA range. A portion of any variance between the established range and actual Adjusted EBITDA is reflected as an adjustment to the pool of funds available for the annual incentive payment, or the bonus pool. The amount of the adjustment is determined by the Compensation, Culture and People Committee in its sole discretion. A positive variance between the range and actual Adjusted EBITDA would generally result in an increase in the bonus pool and a negative variance would generally result in a decrease in the bonus pool.
Adjusted EBITDA represents net income before income taxes, net interest and other expense and depreciation and amortization, and before certain other items, including transaction costs, fees, losses, and expenses, including fees associated with debt prepayments. We base the annual incentive portion of our executives' compensation on Adjusted EBITDA because we believe it is a direct reflection of the cash flow and operating profitability of our business and represents the element of our performance that executives can most directly impact through their management of the business.
Our Compensation, Culture and People Committee reviews and approves the Adjusted EBITDA result and any adjustments to the plan bonus pool based on year-end operating results. The final bonus pool as approved by our Compensation, Culture and People Committee is distributed to our executives on a consistent per point basis.

	Adjusted EBITDA[1]	Executive Bonus Pool
FY23 Target	Range: $949 million - $974 million	$27.9 million
FY23 Actual	$1,014 million	$32.8 million
(1). See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.
For fiscal year 2023, the Company's performance exceeded the top-end of the fiscal year 2023 target Adjusted EBITDA range. Based on these results, the Compensation, Culture and People Committee determined that bonus payouts should be above target to appropriately recognize and reward the Company’s leadership. Accordingly, the Compensation, Culture and People Committee approved the executive bonus payout equal to approximately 25% above the target. The short-term incentive target opportunities and cash payments received by each of our named executive officers for fiscal year 2023 are presented in the table below.

Name	FY23 Annual Cash Incentive Target	Annual Cash Incentive Payout	Annual Cash Incentive Paid
Horacio D. Rozanski	$1,500,000	125%	$1,875,600
Matthew A. Calderone	$475,000	125%	$593,940
Kristine Martin Anderson	$600,000 [1]	125%	$750,240
Judith H. Dotson	$525,000 [2]	125%	$656,460
Nancy J. Laben	$512,500 [3]	125%	$640,830
Karen M. Dahut	$500,000 [4]	125%	$364,695 [4]
Lloyd W. Howell, Jr.	$500,000 [5]	125%	$468,900 [5]
(1) Value shown for Ms. Anderson reflects her annual cash incentive target of $475,000, prorated for the period from April 1, 2022 to May 31, 2022 and $625,000, prorated for the period from June 1, 2022 to March 31, 2023.
(2) Value shown for Ms. Dotson reflects her annual cash incentive target of $475,000, prorated for the period from April 1, 2022 to July 31, 2022 and $550,000, prorated for the period from August 1, 2022 to March 31, 2023.
(3) Value shown for Ms. Laben reflects her annual cash incentive target of $475,000, prorated for the period from April 1, 2022 to September 30, 2022 and $550,000, prorated for the period from October 1, 2022 to March 31, 2023.
(4) Ms. Dahut retired from the Company effective October 31, 2022. Pursuant to the terms of the retirement letter agreement as discussed below under the heading "Potential Payments upon Termination or a Change in Control — Retirement Benefits", Ms. Dahut received an annual bonus for fiscal year 2023, prorated for the period from April 1, 2022 to October 31, 2022.
(5) Mr. Howell retired from the Company effective December 31, 2022. Pursuant to the terms of the retirement letter agreement as discussed below under the heading "Potential Payments upon Termination or a Change in Control — Retirement Benefits", Mr. Howell received an annual bonus for fiscal year 2023, prorated for the period from April 1, 2022 to December 31, 2022.
Effective in fiscal year 2024, our Compensation, Culture and People Committee will no longer use the point model structure described above. The target annual incentive value for each named executive officer will be a fixed dollar value, as approved by the Compensation, Culture and People Committee generally near the beginning of each fiscal year. The actual annual incentive payout for each named executive officer will be determined after the fiscal year ends, as described above, and calculated as a percentage of over- or under-performance as approved by the Compensation, Culture and People Committee and applied to the target annual incentive value.
Long-Term Equity Incentives
It is our philosophy that executives should hold meaningful amounts of long-term equity compensation to align the personal financial interests of our executives with the interests of long-term stockholders and to encourage a long-term perspective with regard to Company performance and growth. The equity compensation for our executives is delivered in the following manners, which are further described below.
•Annual Grants
•New Hire / Advancement and Retention Grants
Fiscal Year 2023 Annual Grants
Our named executive officers receive long-term equity incentive grants as part of their annual compensation that have two components: time-based restricted stock units (RSUs) and performance-based RSUs.
•Time-Based RSUs: Settle into shares of Class A common stock in three equal installments over three years, subject solely to continued employment through each applicable vesting date.
•Performance-Based RSUs: Settle into shares of Class A common stock at the end of a three-year performance period. For fiscal year 2023, the performance-based RSU goals are based on the Company's cumulative performance against two internal financial metrics — Adjusted EBITDA and Revenue. The Committee also approved two internal strategic metrics related to the Company's growth of its emerging platform businesses and commitment to diversity, equity, and inclusion, as described below.

Fiscal Year 2023 Performance Metrics		Weighting	Performance Metric Description
Financial Metrics	Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA)[1]	70%	Three-year cumulative adjusted EBITDA measured against performance targets set at the start of the performance period
	Revenue[1]	20%	Three-year cumulative revenue measured against performance targets set at the start of the performance period
Strategic Metrics	Platform Business Growth	5%	Three-year average annual revenue growth for the aggregated platform businesses measured against performance targets set at the start of the performance period
	Diversity, Equity and Inclusion	5%	Three-year progress specific to the Company's diversity, equity, and inclusion goal measured against performance targets set at the start of the performance period
(1) See Appendix A to this proxy statement for information as to how these non-GAAP financial measures are calculated from our audited financial statements.
For fiscal year 2023, the Compensation, Culture and People Committee approved new financial metrics, Adjusted EBITDA (70% weighting) and Revenue (20% weighting), for our performance-based RSUs. The Committee approved these metrics to create a direct relationship between named executive officer compensation and performance against the Company's multi-year Investment Thesis, as presented to stockholders, which is focused on driving organic revenue, Total EBITDA, and capital deployment.
The Committee approved the use of Adjusted EBITDA as a metric in both of the annual and long-term incentive plans because it is viewed as a direct reflection of the cash flow and operating profitability of our business and represents the element of performance that executives can most directly impact through their management of the business. The Company views Adjusted EBITDA as a critical metric in evaluating operating performance as a measure of the Company's ability to drive profitable growth through a combination of revenue performance and cost management to optimize earnings generation for stockholders.
For fiscal year 2023, the Compensation, Culture and People Committee, with guidance from our outside compensation consultant Korn Ferry and management, embedded the strategic metrics (10% combined weighting) into the total long-term performance opportunity to further drive performance against these key metrics that support our strategy, purpose, and values. Prior to fiscal year 2023, the strategic metrics were applied only as additional upside opportunity after achievement of the financial goals was determined. The strategic metrics are designed to support the organization’s overall strategy, purpose, and values, and we anticipate such metrics will evolve over time consistent with our business strategy.
The number of performance-based RSUs that vest at the end of the three-year performance cycle may range from zero percent for performance that falls below the minimum performance threshold and up to 200 percent for maximum performance.
At the start of the three-year performance cycle, the Compensation, Culture and People Committee sets the threshold, target and maximum performance levels, and corresponding payouts. When establishing these performance levels, the Compensation, Culture and People Committee considers, among other things, projected Company performance and long-term strategic growth objectives, business outlook, and market growth forecasts. Since the goals are established for future performance over a three-year period, outcomes are by definition uncertain. Due to the proprietary and competitive nature of the Company's business strategy and internal budgets that inform the three-year performance program targets, the Compensation, Culture and People Committee discloses the long-term performance levels for each of the performance goals following the completion of the performance period.
For fiscal year 2023, the target annual equity mix for our CEO was approximately 72 percent aligned to performance-based RSUs and 28 percent aligned to time-based RSUs. The average target annualized equity mix for all other named executive officers was approximately 60 percent aligned to performance-based RSUs and approximately 40 percent aligned to time-based RSUs. The performance-based RSUs allow for additional rewards based on over-achievement against our long-term performance goals, while also penalizing for under-performance. The time-based RSUs encourage retention and provide for incremental recognition of equity compensation over the vest cycle.
The Compensation, Culture and People Committee, with guidance from our outside compensation consultant Korn Ferry, peer benchmarking data, and the CEO (in the case of named executive officers who are direct reports to the CEO), increased the target values of long-term equity incentive awards for fiscal year 2023 for certain named executive officers to further align the compensation of those named executive officers with long-term Company performance. The target value of the annual grants of performance-based RSUs and time-based RSUs in fiscal year 2023 are presented in the table below.

Name	FY23 Annual Target Performance-Based RSU Grant [1]	FY23 Annual Target Time-Based RSU Grant [1]
Horacio D. Rozanski	$6,120,073	$2,380,010
Matthew A. Calderone [2]	$462,247	$308,251
Kristine Martin Anderson	$845,021	$563,374
Judith H. Dotson [3]	$755,096	$536,790
Nancy J. Laben [4]	$817,592	$545,088
Karen M. Dahut [5]	$1,245,017	$830,065
Lloyd W. Howell, Jr. [6]	$1,245,017	$830,065
(1) Grant date fair value of equity issued under the fiscal year 2023 executive annual compensation structure in accordance with FASB ASC Topic 718.
(2) Values shown for Mr. Calderone reflect (a) the long-term equity incentive awards granted to Mr. Calderone in May 2022, based on target values of $182,852 for the performance-based RSU grant and $182,852 for the time-based RSU grant, and (b) additional grants of long-term equity incentive awards received by Mr. Calderone in connection with his promotion to Chief Financial Officer on October 1, 2022 based on target values of $279,395 for the performance-based RSU grant and $125,399 for the time-based RSU grant, for the remaining portion of fiscal year 2023 during which Mr. Calderone served in his new role.
(3) Values shown for Ms. Dotson reflect (a) the long-term equity incentive awards granted to Ms. Dotson in May 2022, based on target values of $645,022 for the performance-based RSU grant and $430,069 for the time-based RSU grant, and (b) additional grants of long-term equity incentive awards received by Ms. Dotson in connection with her promotion to Executive Vice President and President of the Global Defense Sector of the Company on August 1, 2022 based on target values of $110,074 for the performance-based RSU grant and $106,721 for time-based RSU grant, for the remaining portion of fiscal year 2023 during which Ms. Dotson served in her new role.
(4) Values shown for Ms. Laben reflect (a) the long-term equity incentive awards granted to Ms. Laben in May 2022, based on target values of $675,014 for the performance-based RSU grant and $450,036 for the time-based RSU grant, and (b) additional grants of long-term equity incentive awards received by Ms. Laben on October 2022, based on target values of $142,578 for the performance-based RSU grant and $95,052 for the time-based RSU grant, for the period from October 1, 2022 to March 31, 2023.
(5) Ms. Dahut retired from the Company effective October 31, 2022. Pursuant to the terms of the retirement letter agreement as discussed below under the heading "Potential Payments upon Termination or a Change in Control — Retirement Benefits", the performance-based RSU grant and time-based RSU grant received by Ms. Dahut in May 2022, the target values of which are reflected in this table, were forfeited upon Ms. Dahut's last day of employment.
(6) Mr. Howell retired from the Company on December 31, 2022. Pursuant to the terms of the retirement letter agreement as discussed below under the heading "Potential Payments upon Termination or a Change in Control — Retirement Benefits", the performance-based RSU grant and time-based RSU grant received by Mr. Howell in May 2022, the target values of which are reflected in this table, were forfeited upon Mr. Howell's last day of employment.
Effective for fiscal year 2024, the Compensation, Culture and People Committee approved an increase of $500,000 to the target annual incentive amount and $1,500,000 to the target annual time-based RSU amount for Mr. Rozanski. Additionally, the Compensation, Culture and People Committee approved the following compensation increases for Mr. Calderone, Ms. Anderson, and Ms. Dotson: (i) Mr. Calderone received an increase of $175,000 to the target annual incentive amount and $225,000 to the target annual equity grant amount, (ii) Ms. Anderson received an increase of $25,000 to the target annual incentive amount and $275,000 to the target annual equity grant amount, and (iii) Ms. Dotson received an increase of $100,000 to the target annual incentive amount and $100,000 to the target annual equity grant amount.
These changes were made by the Compensation, Culture and People Committee using benchmarking analysis and input from our outside compensation consultant, Korn Ferry, along with input from the CEO (in the case of Mr. Calderone, Ms. Anderson and Ms. Dotson who are direct reports to the CEO), to further increase the competitiveness of executive pay with continued focus on short-term and long-term Company performance and stockholder interests.
In addition to the compensation adjustments made for certain named executive officers effective for fiscal year 2024, the Compensation, Culture and People Committee approved the performance goals for the performance-based restricted stock units granted in fiscal year 2024. The performance goals, as defined in the applicable award agreement, include adjusted EBITDA (70% weighting), revenue (20% weighting), a strategic goal aligned to our Diversity, Equity, and Inclusion strategy (5% weighting) and a new strategic goal associated with capital deployment specific to mergers and acquisitions (5% weighting) during the three-year performance period. Further, the number of restricted stock units earned based on the performance goals may be increased or decreased by the application of a new total shareholder return (TSR) multiplier relative to the companies within the S&P Software and Services Select Industry Index. The TSR multiplier is dependent upon the Company’s TSR positioning against the companies within the Index during the performance period (multiplier is 120% if the Company’s TSR is at or above the 75th percentile, 80% if TSR is at or below the 25th percentile, and no modifications between the 25th and 75th percentiles).

Fiscal Year 2021-2023 Performance-Based RSU Awards
In May 2023, the Compensation, Culture and People Committee reviewed and certified the Cumulative Adjusted Diluted Earnings Per Share (ADEPS) and Cumulative Value Added Revenue (VAR) performance results of the fiscal years 2021-2023 performance period applicable to the performance-based RSU awards granted in July 2020 against the targets set at the beginning of the three-year period. Based on this assessment, the Compensation, Culture and People Committee approved a final payout percentage for the July 2020 performance-based RSU awards (fiscal years 2021-2023 performance period) of 167% of target, with actual results and threshold, target, above target, and maximum goals presented below.

Performance Measures	Weighting	Threshold 50% Payout	Target 100% Payout	Above Target 120% Payout	Above Target 150% Payout	Maximum 200% Payout	Actual [1]	% of Target Achieved	Payout Factor
Cumulative Three-Year ADEPS	75%	$11.09	$11.59	$11.99	$12.18	$12.47	$12.38	107%	139%
Cumulative Three-Year VAR	25%	$17,006M	$17,329M	$17,652M	$17,976M	$18,299M	$17,526M	101%	28%
Total Payout									167%[2]
(1) See Appendix A to this proxy statement for a reconciliation between each non-GAAP financial measure and the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2) The Total Payout Factor has been rounded to the nearest whole percentage.

Fiscal Year 2023 Advancement and Retention Grants
In addition to our annual equity grants, from time to time our Compensation, Culture and People Committee may make special equity grants to our named executive officers for retention purposes or to recognize the new roles, responsibilities, and performance of key leaders. In fiscal year 2023, as described above under the heading “Fiscal Year 2023 Compensation Adjustments,” the Compensation, Culture and People Committee made the following special equity award grants: Ms. Anderson received a special grant of time-based RSUs with a grant date fair value of $2,250,020 in connection with her promotion. Ms. Dotson received a special grant of time-based RSUs with a grant date fair value of $200,030 and performance-based RSUs with a grant date fair value of $500,076 in connection with her role expansion. Mr. Calderone also received a grant of stock options with a grant date fair value of $250,007 in May 2022 in his prior role as Chief Strategy Officer.

In addition, prior to Ms. Dahut announcing her retirement, the Compensation, Culture and People Committee made a special grant of time-based RSUs to Ms. Dahut on May 19, 2022 with a grant date fair value of $1,025,051, which was subsequently forfeited upon her retirement from the Company on October 31, 2022 pursuant to the terms of the Equity Incentive Plan and applicable award agreement.
Benefits and Perquisites
Our employees are eligible to participate in a full complement of benefit plans. Our named executive officers also participate in enhanced medical and dental plans, life insurance, accidental death and dismemberment, and personal liability coverage at the Company's expense. During fiscal year 2023, our named executive officers were eligible to receive perquisites, including up to $15,000 per year for financial counseling, up to $7,500 every three years to update an estate plan, up to $3,000 for preparation of estate plans following relocation to a new tax jurisdiction, and a one-time reimbursement of up to $5,000 for retirement financial planning. In addition, to protect our executives from various risks, we maintain an executive protection program that provides our executives with a security assessment for their primary residence and security service for foreign or domestic travel. We believe that our executive benefit and perquisite programs are reasonable and necessary to provide for the well-being of our executives. For more detail on the perquisites that our named executive officers receive, see footnote 8 to the Summary Compensation Table.
Retirement Benefits
We provide retirement benefits to our executives, including our named executive officers, to help them build financial security for retirement, while allowing them to direct the investment of their retirement savings as they choose.
Employees’ Capital Accumulation Plan
All eligible employees, which includes our active named executive officers, may participate in the tax-qualified Employees' Capital Accumulation Plan, or ECAP. Under this plan, eligible employees, including our named executive officers, receive an annual matching contribution based on their voluntary contributions up to 6% of their eligible annual income, as determined by the Internal Revenue Code of 1986, as amended (the "Code"). Each executive is also eligible to receive a payment that is equivalent to the annual tax-deferred contribution he or she is permitted to make to the ECAP under the

Code. Executives may elect to have these funds deposited into a pre-tax or Roth 401(k), or the executive may simply receive the funds as a cash payment and be taxed accordingly.
Non-Qualified Deferred Compensation Plan
As part of our executive compensation program, we offer a non-qualified deferred compensation plan for our executives to encourage employees to save for their retirement. Eligible employees, which include all named executive officers, may elect to contribute up to 100% of their annual cash bonus to this plan. None of our named executive officers enrolled for the fiscal year 2023 deferral.
Additional Retirement Benefits
We provide additional retirement benefits to our executives, including our named executive officers, in order to provide them with additional security in retirement and promote a long-term career with our Company. Our executives participate in the Officers' Retirement Plan, under which the executive may retire with full benefits after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive. An eligible executive who retires and does not receive severance benefits is entitled to receive a single lump-sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. Our retirees are also eligible to receive comprehensive coverage for medical, pharmacy, and dental healthcare. The premiums for this healthcare coverage are paid by the Company.
Ms. Dahut and Mr. Howell retired during fiscal year 2023. We entered into retirement letter agreements with each of Ms. Dahut and Mr. Howell as discussed below under "Potential Payments upon Termination or a Change in Control — Retirement Benefits".
Executive Ownership Requirements
Equity ownership requirements are in place for our executives, including our named executive officers, to further align their interests to those of our stockholders. Our ownership requirements extend beyond market expectations. Our named executive officers have regularly exceeded our equity ownership guidelines and demonstrate a commitment to the Company's long-term value by owning equity well above their requirements. Until an executive has satisfied the ownership requirements set forth below, the executive cannot sell any equity granted as executive equity compensation by the Company. Each executive’s required equity ownership amount is determined as a multiple of his or her base salary. The applicable multiples for our named executive officers who were active at the end of fiscal year 2023 are set forth in the table below, as well as a comparison of their approximate actual equity ownership requirement as of the end of the fiscal year:

Named Executive Officers	Ownership Requirement	Active NEO Actual Ownership [1]
Chief Executive Officer	7x base salary	60x base salary
Other named executive officers	4x base salary	15x base salary
(1) Ownership for the "other named executive officers" who were active at the end of fiscal year 2023 is an average of their equity holdings compared to their respective base salary amounts as of fiscal year-end 2023. Performance-based RSUs that vested on March 31, 2023 are included at target for purposes of this calculation.
In calculating an executive's ownership, Class A Common Stock, vested in-the-money stock options, restricted stock, restricted stock units, and outstanding performance stock units at target, issued under the Equity Incentive Plan are considered as owned by the executive. Each of our named executive officers has satisfied his or her individual stock ownership requirement.
Risk Assessment
We conducted an internal risk assessment of our compensation programs with participation from Korn Ferry. Based on our approach of compensating our executives to foster the financial success of the Company as a whole and other elements of our compensation system, our Compensation, Culture and People Committee, with the information from our internal review, concluded that our executive compensation program does not encourage undue risk taking and the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Advisory Vote to Approve Executive Compensation and the Frequency of Holding Future Advisory Votes on Executive Compensation
At the 2022 Annual Meeting of Stockholders, approximately 99% of the votes cast were in favor of our executive compensation structure. The Board and Compensation, Culture and People Committee viewed this strong support as an indicator of general approval of our approach to executive compensation. In 2017, the Company’s stockholders approved the recommendation of holding the say-on-pay vote annually. Advisory votes on say-on-pay and the frequency of holding the say-on-pay vote are scheduled for this Annual Meeting of Stockholders.
We continue to engage with our stockholders and welcome feedback regarding our executive compensation programs.
Government Limitations on Reimbursement of Compensation Costs
As a government contractor, we are subject to applicable federal statutes and the Federal Acquisition Regulation (FAR), which govern the reimbursement of costs by our government clients. Pursuant to the FAR our contracts limit the allowability of reimbursement for compensation to certain, or in some cases all, employees, including our named executive officers, to a benchmark compensation cap established each year by the Office of Management and Budget (OMB). When comparing compensation to the benchmark cap, all wages, salary, bonuses, deferred compensation, and employer contributions to defined contribution pension plans, if any, for the year, as recorded in our books and records, must be included. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts. The compensation cap established by the OMB, which is applicable to a portion of our contracts for the 2023 calendar year, is $619,000. Other contracts have higher caps and/or limit the allowable compensation of fewer employees.
Compensation Recovery Provisions (Clawbacks) in Incentive Plans
We have provisions in our incentive plans that provide us with the ability to impose the forfeiture of bonuses and equity compensation and the recovery of certain bonus amounts and gains from equity compensation awarded under those plans. Such forfeitures and recoveries may occur:
•in the event of an accounting restatement due to material non-compliance with any financial reporting requirements under the securities laws with respect to individuals who engage in misconduct or gross negligence that results in a restatement of our financial statements,
•with respect to individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and,
•to the extent that, based on erroneous data, any award or payment is in excess of what would have been paid under the accounting restatement during the three-year period preceding the date on which a financial restatement is required, current or former executives, or as otherwise required under applicable laws or regulations.
In addition, if an individual engages in certain other misconduct, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to the Company of any equity award (including gains on the sale of the stock, if any) that vested, was paid, or settled in the 12 months prior to or any time after the individual engaged in such misconduct. Our Equity Incentive Plan and Annual Incentive Plan also permit the Company to subject awards to forfeiture, disgorgement, and recoupment under any applicable clawback policies that may be adopted by the Board or our Compensation, Culture and People Committee.
On October 26, 2022, the SEC adopted final rules on clawbacks of executive compensation under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The final rules direct the national securities exchanges to adopt listing standards to require listed issuers to adopt mandatory clawback policies. The Company will adopt a policy in compliance with the NYSE listing standards within 60 days of the date such standards become effective.
Certain Change in Control Provisions
Equity Awards

With respect to equity awards granted to our named executive officers under the Equity Incentive Plan in fiscal year 2023, pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control:
•all time-based options and time-based restricted stock units shall remain outstanding and vest on the applicable vesting date, subject to the continued employment or service of the participant with the Company or any subsidiary thereof through such vesting date. However, if the participant’s employment or service is terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) within two years following the effective date of the change in control transaction (each, a "Qualifying Termination"), such outstanding options and restricted stock units will vest as of the date of such termination; and
•unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such vesting date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated in a Qualifying Termination within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of such termination.
“Change in control” is generally defined in the Equity Incentive Plan to mean the acquisition by any person of 50% or more of the combined voting power of our Company's then outstanding voting securities, the merger of our Company if our stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, the liquidation or dissolution of our Company (other than in a bankruptcy proceeding or for the purposes of effecting a corporate restructuring or reorganization), or the sale of all or substantially all the assets of our Company to non-affiliates.
With respect to any outstanding equity awards granted to our named executive officers under the Equity Incentive Plan prior to May 2022: (x) any such time-based options and time-based restricted stock units will vest upon the change in control as provided by the Equity Incentive Plan and (y) any performance-based restricted stock units will be treated in the same manner as set forth above with respect to awards granted in fiscal year 2023.
As described below in Proposal 6, we are asking our stockholders to vote at the Annual Meeting on a proposal to approve the 2023 Equity Incentive Plan of the Company (the “2023 Plan”). If approved by our stockholders, the 2023 Plan will replace and succeed the Equity Incentive Plan, and provide that, upon a change in control, unless otherwise determined by the Compensation, Culture and People Committee or as otherwise provided in an award agreement, any unvested or unexercisable time-based and performance-based awards granted under the 2023 Plan will not become fully vested upon the occurrence of a change in control, and will instead be honored, assumed or substituted following the change in control, so long as such substitute awards (i) provide a participant with rights and entitlements (including economic value) that are substantially equivalent to or better than the rights and terms applicable to the awards held by such participant immediately prior to the change in control, and (ii) provide for accelerated vesting upon an involuntary termination of a participant’s employment without cause or for good reason within two years following the occurrence of the change in control. If the awards are not honored, assumed or substituted upon a change in control, then any time-based awards granted under the 2023 Plan, including time-based options and time-based restricted stock units, will fully vest, and a portion of any outstanding performance-based awards granted under the 2023 Plan, including performance-based restricted stock units, will vest based on performance achieved as of the consummation of the transaction constituting a change in control.
Retiree Medical Plan
If, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
Policies on Timing of Equity Grants
It is our policy not to time the granting of equity awards in relation to the release of material, non-public information. Accordingly, regularly scheduled awards are permitted to be granted at times when there is material non-public information. Annual equity awards to all officers, including the named executive officers, are typically granted by the Compensation, Culture and People Committee meeting in May of each fiscal year. We generally grant equity awards to newly hired and promoted executive officers at the subsequently scheduled Compensation, Culture and People Committee or Board meeting following the respective effective date of the hire or promotion.

Effect of Accounting and Tax Treatment on Compensation Decisions
The Compensation, Culture and People Committee has from time to time considered the potential impact of Section 162(m) of the Code, or Section 162(m), on elements of our compensation program. Section 162(m) imposes a limit on the amount of compensation that we may deduct in any one year with respect to certain “covered employees.” The 2017 Tax Cuts and Jobs Act made certain changes to Section 162(m), including repealing the performance-based compensation exception and expanding the scope of persons covered by the limitations on deductibility under Section 162(m). Accordingly, compensation paid after March 31, 2018 to our covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not modified in any material respect after that date.
In prior years, we sought to structure our annual incentive compensation and long-term equity incentive compensation paid to our “covered employees” to be deductible under Section 162(m) to the extent possible. However, our Compensation, Culture and People Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our Company and our stockholders and does not have a policy requiring compensation to be fully deductible under Section 162(m). While we intend to rely on the transition relief included in the 2017 Tax Cuts and Jobs Act to the extent practicable and consistent with our business needs, as a result of the elimination of the exemption for qualified performance-based compensation, our Compensation, Culture and People Committee expects to pay compensation at levels that are not deductible under Section 162(m).
Other provisions of the Code can also affect compensation decisions. Section 409A of the Code, or Section 409A, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on a recipient of deferred compensation that does not comply with Section 409A. Our Compensation, Culture and People Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure its nonqualified deferred compensation plans to meet these requirements.
Section 280G of the Code, or Section 280G, disallows a company's tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately three times their average annual compensation and Section 4999 of the Code imposes a 20% excise tax on those payments. As described above, awards under our Equity Incentive Plan contain provisions that, in certain circumstances, accelerate vesting of all or a portion of the awards in connection with a change in control and Qualifying Termination within two years following the change in control. To the extent that payments upon a change in control are classified as excess parachute payments, our Company's tax deduction would be disallowed under Section 280G.

Compensation Tables and Disclosures

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year [1]	Salary	Bonus	Stock Awards [2]	Option Awards [3]	Non-Equity Incentive Plan Compensation [4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [5]	All Other Compensation [8]	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski President & Chief Executive Officer	2023	1,500,000	—	8,500,083	—	1,875,600	10,000	298,102	12,183,785
	2022	1,500,000	—	8,500,101	—	1,578,000	10,000	278,236	11,866,337
	2021	1,500,000	—	5,000,076	—	1,687,500	10,000	157,833	8,355,409
Matthew A. Calderone [6] Executive Vice President, Chief Financial Officer	2023	650,000	—	770,498	250,007	593,940	10,367	145,162	2,419,974

Kristine Martin Anderson [6] Executive Vice President, Chief Operating Officer	2023	858,333	—	3,658,415	—	750,240	10,000	183,349	5,460,337

Judith H. Dotson [6] Executive Vice President, President of Global Defense Sector	2023	650,000	—	1,991,992	—	656,460	10,000	193,935	3,502,387

Nancy J. Laben Executive Vice President, Chief Legal Officer	2023	650,000	—	1,362,680	—	640,830	10,000	215,221	2,878,731
	2022	650,000	—	1,125,073	—	499,700	11,490	149,880	2,436,143
	2021	650,000	—	975,063	—	712,500	12,086	142,719	2,492,368
Lloyd W. Howell, Jr. [7] Former Executive Vice President, Chief Financial Officer	2023	768,750	—	2,075,082	—	468,900	7,500	169,782	3,490,014
	2022	1,025,000	—	2,075,106	—	526,000	10,000	162,539	3,798,645
	2021	1,025,000	—	1,875,075	—	750,000	10,000	142,370	3,802,445
Karen M. Dahut [7] Former Executive Vice President, President of Global Defense Sector	2023	597,917	—	3,100,133	—	364,695	5,800	218,287	4,286,832
	2022	1,025,000	—	2,075,106	—	526,000	10,000	171,902	3,808,008
	2021	1,025,000	—	1,875,075	—	750,000	10,000	143,954	3,804,029
(1)Compensation is provided only for fiscal years for which each individual qualified as a named executive officer. The fiscal year runs from April 1 through March 31 of the subsequent calendar year.
(2)This column reflects the aggregate grant date fair value of the time- and performance-based restricted stock units granted to our named executive officers in fiscal year 2023, computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amounts in this column do not reflect the value, if any, that ultimately may be realized by the executive. Values for the performance-based restricted stock units are computed based on the target number of shares granted to the named executive officer on the applicable grant date. Assuming the maximum level of performance is achieved, the value of the fiscal year 2023 performance-based restricted stock units reflected in this column would be as follows: Mr. Rozanski, $12,240,146; Mr. Calderone, $924,495, Ms. Anderson, $1,690,041, Ms. Dotson, $2,510,345, Ms. Laben, $1,635,184, Mr. Howell, $2,490,034; and Ms. Dahut, $2,490,034. Pursuant to the terms of the Equity Incentive Plan and applicable award agreements, Mr. Howell and Ms. Dahut forfeited the grants of time- and performance-based restricted stock units received in fiscal year 2023 upon their retirements from the Company effective December 31, 2022 and October 31, 2022, respectively.
(3)This column reflects the aggregate grant date fair value of the stock options granted to Mr. Calderone in fiscal year 2023 in his prior role as Chief Strategy Officer, computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which are incorporated by reference herein, modified to exclude any forfeiture assumptions related to service-based vesting conditions. The amount in this column does not reflect the value, if any, that ultimately may be realized by the executive.
(4)This column reflects the fiscal year 2023 annual cash incentive bonus program, which provides awards based on the achievement of corporate performance objectives. The amounts reported in this column relate to the year in which such bonuses were earned by each of our named executive officers. See “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive” for additional detail regarding the annual performance bonus program.
(5)This column reflects the change in the actuarial present value of the cash retirement benefit accrued under the Officers' Retirement Plan for each of our named executive officers from fiscal year-end 2022 to fiscal year-end 2023.
(6)Mr. Calderone and Mses. Anderson and Dotson were not named executive officers in fiscal years 2021 and 2022. Accordingly, no compensation information is provided for Mr. Calderone and Mses. Anderson and Dotson for those fiscal years.
(7)Mr. Howell, former Executive Vice President, Chief Financial Officer, and Ms. Dahut, former Executive Vice President, President of Global Defense Sector, retired in fiscal year 2023.
(8)The table below describes the elements included in All Other Compensation for fiscal year 2023.

OTHER COMPENSATION TABLE
Name	Financial Counseling [a]	Qualified Company Contributions to 401(k)	Company Non- Qualified Retirement Contributions to Employees [b]	Executive Medical and Retiree Plan Contributions [c]	Life Insurance	Other [d]	Total
	($)	($)	($)	($)	($)	($)	($)
Horacio D. Rozanski	18,000	18,300	27,000	56,920	4,542	173,340	298,102
Matthew A. Calderone	15,155	18,300	27,000	56,920	840	26,947	145,162
Kristine Martin Anderson	21,195	18,300	27,000	56,920	4,542	55,392	183,349
Judith H. Dotson	18,750	18,300	27,000	56,920	8,166	64,799	193,935
Nancy J. Laben	12,480	18,300	27,000	56,920	9,978	90,543	215,221
Lloyd W. Howell, Jr.	17,480	18,300	27,000	54,793	4,302	47,907	169,782
Karen M. Dahut	15,875	—	27,000	53,488	4,620	117,304	218,287
(a)This column reflects the standard financial counseling benefit received by each named executive officer pursuant to the Company's Officer Perquisites Policy, which is limited to $15,000 on a calendar year basis. Values shown for the active named executive officers as of fiscal year 2023 end, other than Ms. Laben, exceed this amount as the table is based on our fiscal year, which ended March 31, 2023, and differs from the calendar year, which ended December 31, 2022. In addition, pursuant to the terms of the retirement letter agreement as discussed below under the heading "Potential Payments upon Termination or a Change in Control — Retirement Benefits", Mr. Howell and Ms. Dahut were eligible for up to an additional $5,000 for one-time financial counseling services associated with retirement planning in connection with their retirements. The amounts reported for Mr. Howell and Ms. Dahut in this column reflect a combination of the standard financial counseling benefit and the retiree financial counseling benefit.
(b)This column represents retirement plan contributions paid by the Company to the named executive officers as described above under “Compensation Discussion and Analysis—Compensation Elements—Retirement Benefits.”
(c)This column includes premium payments for both the active executive and retiree medical plans for Mr. Howell and Ms. Dahut.
(d)This column includes dental, supplemental medical, accident insurance, personal excess liability coverage, vehicle parking, and anniversary gifts for Mr. Rozanski, Mr. Calderone, and Ms. Dahut. This column also includes security services for Mr. Rozanski ($138,843), Ms. Anderson ($32,995), Ms. Dotson ($44,172), Ms. Laben ($68,146), Ms. Dahut ($89,913), and Mr. Howell ($18,153), and premium payments for retiree dental coverage and a retirement gift of $10,000 for each of Mr. Howell and Ms. Dahut in connection with their retirements.

GRANTS OF PLAN-BASED AWARDS TABLE
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future and Possible Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares or Stock Units [3]	All Other Option Awards; Number of Securities Underlying Options [4]	Exercise or Base Price of Option Awards [5]	Grant Date Fair Value of Stock and Option Awards [6] ($)
			Threshold	Target	Max	Threshold	Target	Max
Name	Grant Date	Approval Date	($)	($)	($)	(#)	(#)	(#)
Horacio D. Rozanski
Annual Incentive Plan		5/17/2022	—	1,500,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	5,677	75,706	151,412	—	—	—	6,120,073
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	—	—	—	29,441	—	—	2,380,010
Matthew A. Calderone
Annual Incentive Plan		5/17/2022	—	475,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/17/2022	5/17/2022	—	—	—	—	—	—	—	15,040	83.38	250,007
Equity Incentive Plan	5/17/2022	5/17/2022	—	—	—	164	2,193	4,386	—	—	—	182,852
Equity Incentive Plan	5/17/2022	5/17/2022	—	—	—	—	—	—	2,193	—	—	182,852
Equity Incentive Plan	10/26/2022	10/25/2022	—	—	—	203	2,716	5,432	—	—	—	279,395
Equity Incentive Plan	10/26/2022	10/25/2022	—	—	—	—	—	—	1,219	—	—	125,399
Kristine Martin Anderson
Annual Incentive Plan [7]		5/17/2022	—	475,000	—	—	—	—	—	—	—	—
Annual Incentive Plan [8]		5/17/2022	—	125,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	783	10,453	20,906	—	—	—	845,021
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	—	—	—	6,969	—	—	563,374
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	—	—	—	27,833	—	—	2,250,020
Judith H. Dotson
Annual Incentive Plan [9]		5/17/2022	—	475,000	—	—	—	—	—	—	—	—
Annual Incentive Plan [10]		7/26/2022	—	50,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	598	7,979	15,958	—	—	—	645,022
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	—	—	—	5,320	—	—	430,069
Equity Incentive Plan	8/1/2022	7/26/2022	—	—	—	391	5,220	10,440	—	—	—	500,076
Equity Incentive Plan	8/1/2022	7/26/2022	—	—	—	—	—	—	2,088	—	—	200,030
Equity Incentive Plan	8/1/2022	7/26/2022	—	—	—	86	1,149	2,298	—	—	—	110,074
Equity Incentive Plan	8/1/2022	7/26/2022	—	—	—	—	—	—	1,114	—	—	106,721
Nancy J. Laben
Annual Incentive Plan [11]		5/17/2022	—	475,000	—	—	—	—	—	—	—	—
Annual Incentive Plan [12]		10/25/2022	—	37,500	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	626	8,350	16,700	—	—	—	675,014
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	—	—	—	5,567	—	—	450,036
Equity Incentive Plan	10/26/2022	10/25/2022	—	—	—	103	1,386	2,772	—	—	—	142,578
Equity Incentive Plan	10/26/2022	10/25/2022	—	—	—	—	—	—	924	—	—	95,052
Lloyd W. Howell, Jr.
Annual Incentive Plan [13]		5/17/2022	—	500,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	1,155	15,401	30,802	—	—	—	1,245,017
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	—	—	—	10,268	—	—	830,065
Karen M. Dahut
Annual Incentive Plan [14]		5/17/2022	—	500,000	—	—	—	—	—	—	—	—
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	1,155	15,401	30,802	—	—	—	1,245,017
Equity Incentive Plan	5/19/2022	5/17/2022	—	—	—	—	—	—	10,268	—	—	830,065
Equity Incentive Plan	5/19/2022	5/19/2022	—	—	—	—	—	—	12,680	—	—	1,025,051
(1)Reflects the target bonus for fiscal year 2023 under our Annual Incentive Plan, which provides awards based on the achievement of corporate performance objectives, payable in cash. The Annual Incentive Plan is described more fully under “Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive.” Non-equity incentive plan awards have no minimum threshold or maximum payouts, although our plan does limit the annual amount of bonus an individual can earn to $5,000,000. The actual cash bonuses paid for fiscal year 2023 are reflected in the Summary Compensation Table.
(2)Reflects the target number of annual performance-based restricted stock units granted pursuant to the Equity Incentive Plan in May 2022. The values in this column also reflect (i) for Mr. Calderone, the target number of performance-based restricted stock units granted in connection with his promotion to Chief Financial Officer of the Company effective October 1, 2022, (ii) for Ms. Dotson, the target number of performance-based restricted stock units granted in the form of a special one-time grant and an additional grant in connection with Ms. Dotson’s promotion to Executive Vice President, President of Global Defense Sector of the Company effective August 1, 2022, and (iii) for Ms. Laben, the target number of performance-based restricted stock units granted in connection with her increased annual target compensation for fiscal year 2023. The performance-based restricted stock units are determined by the Company's performance against two financial metrics, Adjusted EBITDA (70% weighting) and Revenue (20% weighting), and two strategic metrics, Platforms Business Growth (5% weighting) and Diversity, Equity, and Inclusion (5% weighting) based on cumulative performance over a three-year period. The maximum payout for the performance-based restricted stock units is equal to 200% of target, and threshold payout is 7.5% of target. See “Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants. Mr. Howell and Ms. Dahut subsequently forfeited these grants of performance-based restricted stock units upon their retirements from the Company effective December 31, 2022 and October 31, 2022, respectively.

(3)Reflects the time-based restricted stock units granted pursuant to the Equity Incentive Plan in May 2022, which vest in equal annual installments over three years based on the continued employment of the named executive officer. See "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentives" for details regarding these grants. The values in this column also reflect (i) for Mr. Calderone, the time-based restricted stock units granted in connection with his promotion to Chief Financial Officer of the Company effective October 1, 2022, (ii) for Ms. Anderson, a special one-time grant of time-based restricted stock units in connection with Ms. Anderson's promotion to Chief Operating Officer of the Company effective June 1, 2022, (iii) for Ms. Dotson, a special one-time grant of time-based restricted stock units and an additional grant of time-based restricted stock units in connection with Ms. Dotson’s promotion to Executive Vice President, President of Global Defense Sector of the Company effective August 1, 2022, (iv) for Ms. Laben, the time-based restricted stock units granted in connection with her increased annual target compensation for fiscal year 2023 and (v) for Ms. Dahut, a special one-time grant of time-based RSUs. Pursuant to the terms of the Equity Incentive Plan and applicable award agreement, Mr. Howell and Ms. Dahut subsequently forfeited these grants of time-based restricted stock units upon their retirements from the Company effective December 31, 2022 and October 31, 2022, respectively.
(4)Reflects the stock options granted to Mr. Calderone in connection with his prior role as Chief Strategy Officer. The options vest in equal annual installments over five years based on Mr. Calderone’s continued employment.
(5)Reflects the closing fair market value of our common stock on May 17, 2022.
(6)This column reflects the aggregate grant date fair value of the awards granted under our Equity Incentive Plan, computed in accordance with FASB ASC Topic 718 using the valuation methodology and assumptions set forth in Note 18 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which are incorporated by reference herein.

(7)This amount reflects Ms. Anderson's target bonus under our Annual Incentive Plan as approved at the May 17, 2022 meeting of the Compensation, Culture and People Committee.

(8)This amount reflects the additional target bonus awarded to Ms. Anderson under our Annual Incentive Plan effective June 1, 2022 for the portion of fiscal year 2023 during which she served as Executive Vice President, Chief Operating Officer of the Company.

(9)This amount reflects Ms. Dotson's target bonus under our Annual Incentive Plan as approved at the May 17, 2022 meeting of the Compensation, Culture and People Committee.

(10)This amount reflects the additional target bonus awarded to Ms. Dotson under our Annual Incentive Plan effective August 1, 2022 for the portion of fiscal year 2023 during which she served as Executive Vice President and President of the Global Defense Sector of the Company.

(11)This amount reflects Ms. Laben's target bonus under our Annual Incentive Plan as approved at the May 17, 2022 meeting of the Compensation, Culture and People Committee.

(12)This amount reflects the additional target bonus awarded to Ms. Laben under our Annual Incentive Plan effective October 1, 2022 for the portion of fiscal year 2023 in connection with which her annual target compensation for fiscal year 2023 was increased.

(13)Mr. Howell retired from the Company effective December 31, 2022. In connection with his retirement, Mr. Howell received a prorated bonus for fiscal year 2023 in the amount reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(14)Ms. Dahut retired from the Company effective October 31, 2022. In connection with her retirement, Ms. Dahut received a prorated bonus for fiscal year 2023 in the amount reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) [2]	Market Value of Shares or Units of Stock That Have Not Vested ($) [3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) [4]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) [5]
Horacio D. Rozanski	5/19/2022						—	—	75,706	7,017,189
	5/19/2022						19,628	1,819,319	—	—
	7/27/2021						—	—	68,167	6,318,399
	5/20/2021						9,668	896,127	—	—
	4/1/2015	89,380	—	—	29.08	4/1/2025	—	—	—	—
Matthew A. Calderone	10/26/2022						—	—	2,716	251,746
	10/26/2022						813	75,357	—	—
	5/17/2022	3,008	12,032	—	83.38	5/17/2032	—	—	—	—
	5/17/2022						—	—	2,193	203,269
	5/17/2022						1,462	135,513	—	—
	7/27/2021						—	—	947	87,777
	5/18/2021						345	31,978	—	—
	5/23/2018	26,716	—	—	41.28	5/23/2028	—	—	—	—
Kristine Martin Anderson	5/19/2022						4,646	430,638	—	—
	5/19/2022						—	—	10,453	968,889
	5/19/2022						27,833	2,579,841	—	—
	7/27/2021						—	—	7,185	665,978
	5/20/2021						1,747	161,929	—	—
	5/22/2019	8,156	2,039	—	62.12	5/22/2029	—	—	—	—
	1/29/2019	10,356	2,591	—	47.99	1/29/2029	—	—	—	—
	5/23/2018	26,716	—	—	41.28	5/23/2028	—	—	—	—
	4/1/2015	20,260	—	—	29.08	4/1/2025	—	—	—	—
Judith H. Dotson	8/1/2022						—	—	1,149	106,501
	8/1/2022						743	68,869	—	—
	8/1/2022						—	—	5,220	483,842
	8/1/2022						2,088	193,537	—	—
	5/19/2022						—	—	7,979	739,574
	5/19/2022						3,547	328,771	—	—
	7/27/2021						—	—	4,846	449,176
	5/20/2021						1,178	109,189	—	—
	5/20/2020	11,613	7,746	—	74.59	5/20/2030	—	—	—	—
	5/17/2017	26,814	—	—	35.63	5/17/2027	—	—	—	—
Nancy J. Laben	10/26/2022						—	—	1,386	128,468
	10/26/2022						616	57,097	—	—
	5/19/2022						—	—	8,350	773,962
	5/19/2022						3,712	344,065	—	—
	7/27/2021						—	—	7,519	696,936
	5/20/2021						1,828	169,437	—	—
	11/14/2018	23,193	—	—	51.22	11/14/2028	—	—	—	—
	5/17/2017	16,090	—	—	35.63	5/17/2027	—	—	—	—
Lloyd W. Howell, Jr.	7/27/2021						—	—	13,868	1,285,425
	5/20/2021						3,373	312,643	—	—
Karen M. Dahut	5/20/2021						3,373	312,643	—	—

(1)The options reported in this column were granted pursuant to the Equity Incentive Plan and will vest and become exercisable, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	Option Exercise Price	March 31, 2024	March 31, 2025	March 31, 2026	March 31, 2027	Total
Matthew A. Calderone	83.38	3,008	3,008	3,008	3,008	12,032
Kristine Martin Anderson	47.99	2,591	—	—	—	2,591
	62.12	2,039	—	—	—	2,039
Judith H. Dotson	74.59	3,871	3,875	—	—	7,746

Such options granted prior to fiscal year 2023 become fully vested and exercisable immediately prior to the effective date of certain change in control events, unless otherwise determined by our Compensation, Culture and People Committee. With respect to options granted in May 2022, upon a change in control, the options will remain outstanding and vest on the original vesting date, subject to the continued employment or service through such date; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, the outstanding options will vest as of the date of termination.
(2)    The time-based restricted stock units reported in this column will vest, subject to the continued employment of the named executive officer, on the dates set forth in the table below:

Name	June 1, 2023	August 1, 2023	March 31, 2024	June 1, 2024	August 1, 2024	March 31, 2025	June 1, 2025	August 1, 2025	Total
Horacio D. Rozanski	—	—	19,481	—	—	9,815	—	—	29,296
Matthew A. Calderone	—	—	1,482	—	—	1,138	—	—	2,620
Kristine Martin Anderson	9,277	—	4,070	9,277	—	2,323	9,279	—	34,226
Judith H. Dotson	—	696	3,322	—	696	2,146	—	696	7,556
Nancy J. Laben	—	—	3,991	—	—	2,165	—	—	6,156
Lloyd W. Howell, Jr.	—	—	3,373	—	—	—	—	—	3,373
Karen M. Dahut	—	—	3,373	—	—	—	—	—	3,373
Such time-based restricted stock units granted prior to fiscal year 2023 become fully vested upon certain change in control events, unless otherwise determined by our Compensation, Culture and People Committee. With respect to time-based restricted stock units granted in fiscal year 2023, upon a change in control, the options will remain outstanding and vest on the original vesting date, subject to the continued employment or service through such date; provided, that, if the participant’s employment or service is terminated by the Company without cause or for good reason within two years following the effective date of the change in control, the outstanding options will vest as of the date of termination.
The time-based restricted stock units granted to each of Mr. Howell and Ms. Dahut on May 19, 2022 (including the special one-time grant of time-based restricted stock units awarded to Ms. Dahut on such date) were forfeited upon Mr. Howell and Ms. Dahut’s retirements on December 31. 2022 and October 31, 2022, respectively, and, accordingly were not outstanding at fiscal year-end.
(3)    The market value reported in this column has been determined based on the fair market value of our common stock on March 31, 2023 of $92.69.
(4)    This column reflects the number of performance-based restricted stock units based on achievement of target performance, which is 100% of the target grant amount for fiscal year 2022 and fiscal year 2023, rounded down to the nearest whole share. The table below reflects the vesting opportunity for fiscal year 2022 and fiscal year 2023 performance-based restricted stock unit grants outstanding at fiscal year end assuming achievement of target performance for the named executive officers.

Name	March 31, 2024	March 31, 2025	Total
Horacio D. Rozanski	68,167	75,706	143,873
Matthew A. Calderone	947	4,909	5,856
Kristine Martin Anderson	7,185	10,453	17,638
Judith H. Dotson	4,846	14,348	19,194
Nancy J. Laben	7,519	9,736	17,255
Lloyd W. Howell, Jr.	13,868	—	13,868
    For performance-based restricted stock units granted in fiscal year 2022, vesting opportunity ranges from 0-220% based on actual performance during the three-year performance period compared to the three-year cumulative ADEPS and VAR performance financial goals and two non-financial goals. Upon a change in control, the unvested performance-based restricted stock units will be treated as set forth above under the heading "Certain Change in Control Provisions— Equity Awards."
For performance-based restricted stock units granted in fiscal year 2023, vesting opportunity ranges from 0-200% based on actual performance during the three-year performance period compared to the three-year cumulative Adjusted EBITDA and Revenue performance financial goals and two strategic goals. Upon a change in control, the unvested performance-based restricted stock units will be treated as set forth above under the heading "Certain Change in Control Provisions — Equity Awards."
The performance-based restricted stock units granted to each of Mr. Howell and Ms. Dahut on May 19, 2022 were forfeited upon Mr. Howell and Ms. Dahut’s retirements during fiscal year 2023, and, accordingly were not outstanding at fiscal year-end. In addition, because Ms. Dahut’s retirement did not meet the conditions of a “qualifying permanent retirement” under the terms of the applicable award agreement (as described below under “Treatment of Equity Awards—Qualifying Permanent Retirement”), the performance-based restricted stock units granted to Ms. Dahut in fiscal years 2021 and 2022 were forfeited prior to fiscal year-end.
(5)    The market value reported in this column has been determined based on target performance which is 100% of the target grant amount for both fiscal year 2022 and fiscal year 2023, rounded down to the nearest whole share, using the fair market value of our common stock on March 31, 2023 of $92.69.

Option Exercises and Stock Vested Table
The table below provides information on vesting of the restricted stock units and exercise of the stock options of each of our named executive officers during fiscal year 2023:

OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)[2]	Value Realized on Vesting [3] ($)
Horacio D. Rozanski	—	—	105,782	9,869,768
Matthew A. Calderone	—	—	6,883	639,516
Kristine Martin Anderson	15,064	1,122,353	17,308	1,613,734
Judith H. Dotson	15,000	1,288,350	9,753	908,599
Nancy J. Laben	—	—	18,741	1,747,639
Lloyd W. Howell, Jr.	21,105	1,299,013	31,738	2,962,057
Karen M. Dahut	97,761	5,536,473	6,724	623,248
(1)The value realized upon exercise is calculated based on the fair market value of our common stock at exercise less the exercise price of the option.
(2)Includes performance-based restricted stock units earned by our named executive officers, as applicable, in connection with the fiscal years 2021-2023 performance period that vested on March 31, 2023, and a portion of the time-based restricted stock units granted in previous fiscal years that vested on March 31, 2023.
(3)The value realized on vesting is calculated based on fair market value on the applicable vesting date of March 31, 2023 for time-based RSUs and May 23, 2023 for performance-based RSUs, respectively, multiplied by the number of shares of our common stock underlying such award.

Pension Benefits Table
The Officers’ Retirement Plan is an unfunded defined benefit retirement plan that we maintain for our executives. Under the Officers’ Retirement Plan, if an executive retires of his or her own volition (and is not entitled to severance) after a minimum of either (a) age 60 with five years of service as an executive, or (b) age 50 with 10 years of service as an executive, such executive will be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate. As of fiscal year-end 2023, Messrs. Rozanski and Calderone and Mses. Anderson, Dotson, and Laben are eligible to receive benefits under the Officers’ Retirement Plan upon retirement. Each of Ms. Dahut and Mr. Howell received a payment during fiscal year 2023 associated with their retirements during the fiscal year.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service (#)[1]	Present Value of Accumulated Benefits ($)[2]	Payments During Last Fiscal Year ($)[3]
Horacio D. Rozanski	Officers' Retirement Plan	23.5	235,000	—
Matthew A. Calderone	Officers' Retirement Plan	11.0	110,000	—
Kristine Martin Anderson	Officers' Retirement Plan	13.0	130,000	—
Judith H. Dotson	Officers' Retirement Plan	18.5	185,000	—
Nancy J. Laben	Officers' Retirement Plan	9.5	95,000	—
Lloyd W. Howell, Jr.	Officers' Retirement Plan	22.3	—	222,500
Karen M. Dahut	Officers' Retirement Plan	18.1	—	180,800
(1)The number of years of credited service is less than the named executive officer’s number of actual years of service with the Company, as only the named executive officer’s service as an executive is relevant for purposes of the benefits available under the Officers’ Retirement Plan.

(2)The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Bonus Plan under FASB ASC 715-30, using the Accumulated Benefit Obligation with the exception of the retirement rate assumptions, as set forth in Note 14 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, which are incorporated by reference herein. The amounts shown above reflect an assumption that each participant collects his or her benefit at the earliest age at which an unreduced benefit is available.

(3)Mr. Howell and Ms. Dahut received a payment associated with their retirements on December 31, 2022 and October 31, 2022, respectively.

Potential Payments upon Termination or a Change in Control
Transition Pay
Consistent with our Transition Policy, which deals with departures other than retirement, resignation, death, disability, and terminations for cause, each named executive officer is eligible for transition pay equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay. Under the terms of our Transition Policy and Retirement Policy, all departure payments and benefits are contingent upon the executives’ signing of a general release.
Retirement Benefits
Under our Officers' Retirement Plan, if our named executive officers retire, they will each be entitled to receive a single lump sum retirement payment equal to $10,000 for each year of service as an executive, pro-rated as appropriate, and an annual allowance of $4,000 for financial counseling and tax preparation assistance. They are also eligible for a one-time payment of $5,000 pursuant to the Officer Perquisites Policy upon entering retirement for financial counseling expenses associated with developing a retirement financial strategy, and a one-time lump sum retirement gift in the amount of $10,000, pursuant to the Retirement Celebration and Gift Policy. In addition, each of our named executive officers and their eligible dependents will be entitled to receive the benefit of Company-paid retiree medical and dental coverage for life.

During fiscal year 2023, we entered into retirement letter agreements with each of Ms. Dahut and Mr. Howell. Pursuant to the retirement letter agreements, each of Ms. Dahut and Mr. Howell remained eligible for a fiscal year 2023 annual bonus, prorated for the portion of fiscal year 2023 that elapsed prior to the retirement date, and payable on the Company’s regular payment date for fiscal year 2023 bonuses, subject to Company performance. In addition, outstanding time-based restricted stock units granted to each of Ms. Dahut and Mr. Howell on May 20, 2020 and May 20, 2021 were eligible to continue to vest following their respective retirements, subject to forfeiture for competitive activity and the other terms and conditions of the Equity Incentive Plan and applicable award agreements. These payments and benefits are in addition to the benefits provided under the Officers’ Retirement Plan, as described above. In addition, pursuant to the retirement letter agreements, outstanding performance-based restricted stock units granted to each of Ms. Dahut and Mr. Howell on July 28, 2020 and July 27, 2021 were eligible to be treated as described below under “Treatment of Equity Awards—Qualifying Permanent Retirement” in connection with Ms. Dahut and Mr. Howell’s respective retirements, subject to the terms of the applicable award agreements, including forfeiture of unvested awards if the retirement does not meet the conditions of a “qualifying permanent retirement” at any time. The time-based restricted stock units and performance-based restricted stock units granted to each of Ms. Dahut and Mr. Howell on May 19, 2022 (including the special retention award granted to Ms. Dahut) were forfeited upon retirement.
Treatment of Equity Awards
In addition, our Equity Incentive Plan and the award agreements governing the equity awards held by our named executive officers include provisions related to the treatment of the awards upon a termination of employment:
Death
In the event of a named executive officer’s termination of employment due to death, (i) unvested options immediately vest and remain outstanding until the first anniversary of the termination date, or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock immediately vest, and (iii) unvested performance-based restricted stock units immediately vest at target award levels.
Disability
In the event of a named executive officer’s termination of employment due to disability, (i) unvested options continue to vest on the normal schedule, and vested options will remain outstanding until the first anniversary of the termination date (or for options vesting after the termination date, the first anniversary of the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units and restricted stock continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).

Company Approved Departure
In the event of a named executive officer’s termination of employment by reason of a “Company approved departure” (as defined in the Equity Incentive Plan or applicable award agreement), (i) unvested options continue to vest on the normal schedule, and vested options remain outstanding until the 90th day following the termination date (or for options vesting after the termination date, the 90th day following the vesting date), or if earlier, the option’s expiration date, (ii) unvested time-based restricted stock units continue to vest on the normal schedule, and (iii) unvested performance-based restricted stock units vest on the normal vesting date in a pro rata amount of the units that would have been earned and vested based on the actual achievement of the performance goals as if employment had not terminated (with the amount prorated based on the portion of the performance period that lapsed prior to the termination date).
For Cause
In the event of a named executive officer’s termination of employment for cause (as defined in the applicable award agreement), all vested and unvested options, and all unvested time-based restricted stock units, restricted stock, and performance-based restricted stock units are immediately forfeited and canceled, effective as of the termination date.
Qualifying Permanent Retirement
If a named executive officer’s employment is terminated by reason of a qualifying permanent retirement on or after March 31 of the first fiscal year of a performance period, unvested performance-based restricted stock units will continue to vest on the vesting date based on actual achievement of the performance goals as if employment had not terminated. In the event of a retirement occurring prior to March 31 of the first fiscal year of the performance period, or if at any time if the retirement is not a qualifying permanent retirement, all unvested performance-based restricted stock units will be immediately forfeited.
Any Other Termination
In the event of a named executive officer’s termination of employment for any reason other than death, disability, a Company approved departure, a qualifying permanent retirement after the first fiscal year of a performance period (in the case of the performance-based restricted stock units), or cause, unvested options are immediately forfeited and canceled, and vested options remain outstanding until the 90th day following the termination date, or if earlier, the option’s expiration date, and unvested time-based restricted stock units and performance-based restricted stock units are immediately forfeited, in each case unless otherwise determined by our Compensation, Culture and People Committee.
Non-Competition Agreements
The named executive officers are party to agreements that include non-competition, non-solicitation, and non-recruitment covenants, which generally cover the period during which the executive is employed with us and for one year following termination of employment, along with perpetual confidentiality covenants. If the named executive officer breaches these agreements or otherwise engages in competitive activity as defined in the Equity Incentive Plan, the Company has the discretion to suspend vesting of all or a portion of any award and/or require the forfeiture or disgorgement to us of any equity award (including gains on the sale of the stock, if any) that vested, or was paid or settled, in the 12 months prior to, or any time after, such breach or the date the individual otherwise engaged in such competitive activity.
Change in Control Protections
We do not have change in control agreements with any of our employees.

With respect to equity awards granted to our named executive officers under the Equity Incentive Plan in fiscal year 2023, pursuant to the terms of the applicable award agreements as approved by our Compensation, Culture and People Committee, in the event of a change in control:
•all time-based options and time-based restricted stock units shall remain outstanding and vest on the applicable vesting date, subject to the continued employment or service of the participant with the Company or any subsidiary thereof through such vesting date. However, if the participant’s employment or service is terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) within two years following the effective date of the change in control transaction (each, a "Qualifying Termination"), such outstanding options and restricted stock units will vest as of the date of such termination; and
•unvested performance-based restricted stock units will remain outstanding at target levels and will vest on the original vesting date, subject to the continued employment or service of the participant by the Company or any subsidiary thereof through such vesting date, but without regard to achievement of any performance goals; however, if the participant’s employment or service is terminated in a Qualifying Termination within two years following the effective date of the change in control, such outstanding restricted stock units will vest as of the date of such termination.
With respect to any outstanding equity awards granted to our named executive officers under the Equity Incentive Plan prior to May 2022: (x) any such time-based options and time-based restricted stock units will vest upon the change in control as provided by the Equity Incentive Plan and (y) any performance-based restricted stock units will be treated in the same manner as set forth above with respect to awards granted in fiscal year 2023.
If, during the five-year period after a change in control, our executives' retiree medical plan is terminated or modified in a manner that is materially adverse to our executives, each of our executives, including our named executive officers, will be guaranteed their existing benefits under the plan through the fifth anniversary of the change in control and receive at the end of the five-year period a cash payment equal to the excess of the actuarial cost of the executive's benefits under the plan that would be accrued on the Company's financial statements on the fifth anniversary of the change in control in the absence of the termination or modification over the amount that is accrued on our financial statements on the fifth anniversary of the change in control giving effect to the termination or modification (but excluding the accrual on the payment itself).
The following table presents potential payments to each named executive officer as if the named executive officer’s employment had been terminated or a change in control had occurred as of the last day of fiscal year 2023. If applicable, amounts in the table were calculated using $92.69, the closing fair market value of our common stock on March 31, 2023. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment or change in control and would vary from those listed below. For each of Ms. Dahut and Mr. Howell, the table sets forth the actual amount of compensation received or receivable by such named executive officers in connection with their retirements during fiscal year 2023. The estimated amounts listed below are in addition to any retirement, welfare, and other benefits that are available to our salaried employees generally.

	Severance Pay [1]	Equity With Accelerated Vesting		Retirement Plan Benefits[4]	Death and Disability Benefits		Continued Perquisites and Benefits		Total
Name	($)	($)		($)	($)		($)		($)
Horacio D. Rozanski
Death	—	16,051,034	3	—	2,125,000	5	—		18,176,034
Disability	—	—		—	2,638,105	6	1,001,139	7	3,639,244
Involuntary Termination	1,500,000	—		—	—		30,000	8	1,530,000
Retirement [11]	—	—		235,000	—		1,075,998	9	1,310,998
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	896,127	2	—	—		1,001,139	10	1,897,266
Qualifying Termination On or After Change-In-Control	—	16,051,034	3	—	—		—		16,051,034
Matthew A. Calderone
Death	—	897,658	3	—	2,054,167	5	—		2,951,825
Disability	—	—		—	3,342,773	6	1,098,852	7	4,441,625
Involuntary Termination	650,000	—		—	—		30,000	8	680,000
Retirement [11]	—	—		110,000	—		1,177,158	9	1,287,158
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	31,978	2	—	—		1,098,852	10	1,130,830
Qualifying Termination On or After Change-In-Control	—	897,658	3	—	—		—		897,658
Kristine Martin Anderson
Death	—	4,985,424	3	—	2,075,000	5	—		7,060,424
Disability	—	—		—	2,829,338	6	925,213	7	3,754,551
Involuntary Termination	900,000	—		—	—		30,000	8	930,000
Retirement [11]	—	—		130,000	—		1,003,166	9	1,133,166
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	340,079	2	—	—		925,213	10	1,265,292
Qualifying Termination On or After Change-In-Control	—	4,985,424	3	—	—		—		4,985,424
Judith H. Dotson
Death	—	2,619,662	3	—	2,054,167	5	—		4,673,829
Disability	—	—		—	1,951,457	6	804,388	7	2,755,845
Involuntary Termination	650,000	—		—	—		30,000	8	680,000
Retirement [11]	—	—		185,000	—		877,856	9	1,062,856
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	249,392	2	—	—		804,388	10	1,053,780
Qualifying Termination On or After Change-In-Control	—	2,619,662	3	—	—		—		2,619,662
Nancy J. Laben
Death	—	2,169,965	3	—	2,054,167	5	—		4,224,132
Disability	—	—		—	1,537,256	6	737,787	7	2,275,043
Involuntary Termination	650,000	—		—	—		30,000	8	680,000
Retirement [11]	—	—		95,000	—		819,697	9	914,697
Voluntary Resignation	—	—		—	—		—		—
Termination for Cause	—	—		—	—		—		—
Change-In-Control	—	169,437	2	—	—		737,787	10	907,224
Qualifying Termination On or After Change-In-Control	—	2,169,965	3	—	—		—		2,169,965
Lloyd W. Howell, Jr.
Retirement [11]	—	—		222,500			970,748	9	1,193,248
Karen M. Dahut
Retirement [11]	—	—		180,800			722,651	9	903,451

(1)Each named executive officer is eligible for transition pay under our Transition Policy upon an involuntary termination equal to four months of base pay, plus one additional month for each year of service as an executive, up to a maximum of 12 months’ base pay.
(2)This amount for each named executive officer reflects the value of certain time-based equity awards granted prior to May 2022 that fully vest upon a change in control, calculated using $92.69, the closing fair market value of our common stock on March 31, 2023. The accelerated vesting of these awards upon a change in control is described in more detail above under the heading “Change in Control Protections.”
(3)This amount for each named executive officer reflects the value of the equity granted on or after May 2022 that fully vest upon a Qualifying Termination, on the date of a change in control or upon a named executive officer's death, calculated using $92.69, the closing fair market value of our common stock on March 31, 2023. With respect to the performance-based restricted stock units and time-based restricted stock units granted in fiscal year 2023, these amounts assume that the named executive officer's employment was terminated by the Company without “cause” or for “good reason” (in each case, as defined in the applicable award agreement) (each, a “Qualifying Termination”) on the date of the change in control, in which case all such restricted stock units will vest in full on the date of the termination. The accelerated vesting of these awards upon a Qualifying Termination is described in more detail above under the heading “Change in Control Protections.” In the event of a named executive officer’s death, all outstanding service-vesting options and time-based restricted stock units immediately vest.

(4)This column represents the benefits under the Officers’ Retirement Plan, as described above under the heading "Retirement Benefits." The amounts have been calculated using the methodology and assumptions described in footnote 1 to the Pension Benefits Table above. For Mr. Howell and Ms. Dahut, this column represents the actual amounts received by such named executive officers under the Officers’ Retirement Plan in connection with their retirements in fiscal year 2023.
(5)Each named executive officer has a $2 million life insurance policy. If the death was accidental, an additional $1.5 million would be paid. Decedents' survivors also receive one month’s base pay.
(6)This amount for each named executive officer includes the present value of disability insurance payments that cover up to 60% of base salary and bonus with a maximum benefit of $25,000 per month ($300,000 per year). This amount was calculated by valuing the benefit as a standard annuity benefit based on the incidence of disability, using assumptions consistent with FASB ASC 715-30 and 715-60 accounting for our other benefit programs and, for the assumption of a rate of disability, the 1977 Social Security Disability Index table.
(7)This amount for each named executive officer includes the actuarial present value of retiree medical benefits. The present value of accumulated benefits has been calculated in a manner consistent with our reporting of the Retired Officers’ Welfare Plan under FASB ASC 715-60, using the Accumulated Post-Retirement Benefit Obligation, with an adjustment made to retirement age assumptions as required by SEC regulations.
(8)This amount for each named executive officer reflects $30,000 in outplacement assistance.
(9)This amount for each named executive officer represents the actuarial present value of retiree medical benefits which were calculated as described in footnote 7 above. This amount also includes the actuarial present value of up to $4,000 per year for financial counseling assistance and were calculated with the same assumptions we use to disclose our Retired Officers’ Bonus Plan, consistent with FASB ASC 715-30, with an adjustment to the rate of retirement; the valuation is based on the discounted value of the full $4,000. This amount also includes a one-time retirement gift of $10,000 pursuant to the Retirement Celebration and Gift Policy, and a one-time reimbursement for $5,000 for retirement financial counseling for each named executive officer pursuant to the Officer Perquisites Policy. For Mr. Howell and Ms. Dahut, values reflect actual dollars applied against the one-time financial counseling benefit in connection with their retirements in fiscal year 2023. For Ms. Laben, this value also includes the depreciated value of transferable office furniture.
(10)This amount for each named executive officer reflects the present value of the guaranteed benefits and cash payment of the actuarial cost of the executive’s benefits under the executives’ retiree medical plan, assuming that the plan was terminated during the five years following a change in control.
(11)If the named executive officer’s employment is terminated on or after March 31, 2023 by reason of a “qualifying permanent retirement” (as defined in the applicable award agreement), outstanding unvested performance-based restricted stock units will be eligible to continue to vest on the vesting date, subject to and based on actual achievement of the performance goals. The estimated value of the continued vesting would be $13,335,588, $542,792, $1,634,867, $1,779,093, and $1,599,366 for Mr. Rozanski, Mr. Calderone, Ms. Anderson, Ms. Dotson, and Ms. Laben, respectively, calculated based on the closing fair market value of our common stock on March 31, 2023 and assuming achievement of target performance levels. Upon retirement that at any time is not considered a "qualifying permanent retirement," the outstanding unvested performance-based restricted stock units will be forfeited. The outstanding performance-based restricted stock units granted to each of Mr. Howell and Ms. Dahut on July 28, 2020 and July 27, 2021 were eligible for “qualifying permanent retirement” treatment in connection with their retirements on December 31, 2022 and October 31, 2022, respectively, subject to the terms of the applicable award agreements. The estimated value of the continued vesting for Mr. Howell upon his retirement date would be $3,015,088, calculated based on the closing fair market value of our common stock on December 30, 2022, which was the last business day prior to Mr. Howell’s retirement date, and assuming achievement of target performance levels. Ms. Dahut’s retirement did not meet the conditions of a “qualifying permanent retirement” under the terms of the applicable award agreement, so the performance-based restricted stock units granted to Ms. Dahut on July 28, 2020 and July 27, 2021, were forfeited in connection with her retirement.

Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K ("Item 402(u)"), we are providing the following estimated information for fiscal year 2023:
•the total annual compensation of the median employee was approximately $124,158, which we calculated using the same methodology we used to determine the annual total compensation of our named executive officers for fiscal year 2023 (as set forth in the Summary Compensation Table), and included base salary, any employee bonuses and awards, the Company 401(k) plan match, and the Company-paid portion of the medical and dental benefits;
•the annual total compensation of our CEO, as reported in the Summary Compensation Table, was $12,183,785; and
•the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (the "Pay Ratio") was approximately 98 to 1.
The Pay Ratio is a reasonable estimate calculated in a matter consistent with Item 402(u). Additionally, the rules for identifying the "median employee" and calculating the Pay Ratio allow companies to apply various methodologies and assumptions. As a result, the compensation for our median employee and the Pay Ratio reported by us should not be used as a comparison to the information reported by other companies.
Methodology for Identifying Our "Median Employee"
We determined that as of March 31, 2023 our total employee population consisted of approximately 32,348 individuals, including our CEO, and both full-time and part-time employees, of which approximately 31,350 were aligned to offices in the United States or U.S. jurisdictions, and 998 to offices in non-U.S. jurisdictions. As the population of employees located in non-U.S. jurisdictions accounts for less than 5% of our total workforce, we were able to rely on the de minimis exception permitted under Item 402(u) and exclude the non-U.S. population from our "median employee" calculation, which included employees located in Australia (3), Belgium (6), Djibouti (3), Georgia (1), Germany (461), Guatemala (1), Honduras (1), Italy (24), Japan (106), Jordan (1), Republic of Korea (77), Kosovo (2), Lithuania (1), Netherlands (20), Pakistan (42), Panama (1), Romania (1), Kingdom of Saudi Arabia (4), Singapore (4), Spain (1), and the United Kingdom (238). After excluding the non-U.S. population, our CEO, and employees on unpaid leave of absence for the full fiscal year 2023, the resulting adjusted employee population to be used for identifying our "median employee" was 31,223.
We compared the annual salary of our adjusted employee population as reflected in our human resources system of record. This measure was consistently applied to all individuals in the adjusted employee population. This analysis yielded our median salary which was common across 532 individuals. For these individuals, we performed a detailed analysis of the annual total compensation to identify our median employee, as discussed below.
Annual Total Compensation Determination
Upon identifying the 532 employees, we removed those who had compensation elements or employment events that were not representative of our broad employee population, such as tuition reimbursement, anniversary or recognition awards, and other unique forms of compensation, resulting in 300 employees. For the remaining population, we calculated annual total compensation using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for fiscal year 2023 (as set forth in the Summary Compensation Table of the Compensation Discussion and Analysis). Specifically, in addition to the actual salary paid for fiscal year 2023, the calculation of total compensation for these employees also included Company-paid portions of health and wellness benefits and qualified retirement plan contributions. After reviewing these items, we sorted total compensation from low to high and selected the median employee.

Pay Versus Performance
This Pay Versus Performance (or "PvP") section, along with corresponding tables, has been written in compliance with the SEC's new disclosure rules for pay versus performance. Compensation Actually Paid (or "CAP") has been calculated in accordance with the PvP rules and is compared below with specific performance measures as required by the rules.
Performance Measures
In accordance with the PvP rules, the most important performance measures we use to link CAP to our named executive officers for fiscal year 2023 to our performance are listed in the table below. These metrics are not in rank order. Under the "Annual Cash Incentive" and "Long-term Equity Incentives" titles in the "Compensation Discussion and Analysis" section of this proxy statement, each of these performance measures is detailed in depth.

Metric	Metric Type
Adjusted EBITDA	Financial Measure
Revenue	Financial Measure
Platform Growth	Strategic Measure
Diversity, Equity & Inclusion (DEI)	Strategic Measure
Pay Versus Performance Table
The CAP figures in the table below do not represent the compensation that the CEO or the NEOs actually earned, realized or received due to the change in fair market value of the equity awards over time. As a result, when designing or deciding on the compensation for our NEOs, the Compensation, Culture and People Committee did not take the data in the table into account. Our "Compensation Discussion and Analysis" includes a thorough explanation of the company's executive pay program and the guiding principles and methodology of the Committee (beginning on page 29).

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(000) (1)	Compensation Actually Paid to PEO ($)(000) (1)(2)(3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(000) (1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(000) (1)(2)(3)(4)	BAH Total Shareholder Return ($)	S&P Software & Services Select Industry Index Total Shareholder Return ($)(5)	Net Income ($)(000)	Adjusted EBITDA ($)(000) (6)
2023	12,184	15,386	3,673	2,801	142	152	271,215	1,014,065
2022	11,866	9,938	3,125	3,019	132	181	466,577	935,088
2021	8,355	14,801	3,147	5,097	119	192	608,958	839,674
(1)Horacio D. Rozanski is our principal executive officer (PEO) for fiscal years 2021, 2022, and 2023. The individuals comprising the Non-PEO named executive officers (“NEOs”) for each year presented are listed below.

2021	2022	2023
Lloyd W. Howell, Jr.	Lloyd W. Howell, Jr.	Matthew A. Calderone
Karen M. Dahut	Karen M. Dahut	Kristine Martin Anderson
Nancy J. Laben	Nancy J. Laben	Judith H. Dotson
Susan L. Penfield	Susan L. Penfield	Nancy J. Laben
Karen M. Dahut
Lloyd W. Howell, Jr.
(2)Amounts shown for CAP are computed in accordance with Item 402(v) of Regulation S-K under the Exchange Act and do not reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year. These amounts reflect total compensation as reported in the Summary Compensation Table with certain adjustments as required by Item 402(v) of Regulation S-K and described in footnote (4) below.
(3)For the portion of CAP that is based on year-end stock prices, $92.69 was used for fiscal year 2023, $87.84 was used for fiscal year 2022, and $80.53 was used for fiscal year 2021.
(4)CAP reflects the exclusions and inclusions of certain amounts from Summary Compensation Table total compensation for the PEO and the other NEOs as set forth below under the heading "Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and non-PEOs." Equity values are calculated in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The valuation methodologies and assumptions used to calculate CAP are based on our grant date fair market value of these awards as disclosed in the company’s consolidated audited financial statements filed with the SEC on Form 10-K for the years reflected in the Summary Compensation Table Total, with the adjustments set forth below in the Compensation Actually Paid Reconciliation for the PEO and non-PEOs table.

(5)Total stockholder return ("TSR") shown in the table above utilizes the S&P Software & Services Select Index which we use in the stock performance graph required by Item 201(e) of Regulation S-K included in the company’s consolidated audited financial statements filed with the SEC on Form 10-K for fiscal years 2021, 2022, and 2023. The comparison assumes $100 was invested for the period starting April 1, 2020 through March 31 of the applicable fiscal year in each of the company’s Common Stock and the S&P Software & Services Select Index. All dollar values assume reinvestment of the pre-tax value of dividends paid by companies included in the S&P Software & Services Select Index. The historical stock price performance of our Common Stock shown is not necessarily indicative of future stock price performance.
(6)Pursuant to Item 402(v) of Regulation S-K, we determined annual Adjusted EBITDA to be our most important financial performance measure used to link company performance to CAP to our PEO and other NEOs in fiscal year 2023. See Appendix A to this proxy statement for a reconciliation of Adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP. Annually, we review our established performance financial metrics to ensure they maximize stockholder value. As such, we may determine a different financial performance measure in future years.

Summary Compensation Table Total and Compensation Actually Paid Reconciliation for the PEO and non-PEOs
The following table sets forth the adjustments that were made to Summary Compensation Table ("SCT") total compensation to calculate CAP for our PEO and non-PEO NEOs for each of the years in the PvP table above. Although the table below includes SCT compensation and CAP totals, the values are not comparable. The SCT values include base salary, short term annual cash incentive, and long-term equity incentives, and all other compensation received by the named executive officers during the applicable fiscal year. The long-term equity incentive values for each year in the SCT are calculated by using the fair value of the grant at the time the grant was made. CAP values include a revaluation of the grants made during fiscal year 2023 at fiscal year-end, plus the fiscal year-over-year change in the fair value of multiple fiscal years of historical equity grants. CAP may be higher or lower than the SCT compensation values because CAP includes multiple fiscal years of grants and the calculation of CAP each year is heavily impacted by the change in the company's stock price. The actual value of an equity award realized by a PEO or NEO depends on several factors measured over multiple fiscal years to include but not limited to the company's stock price, the financial performance of the company, the relative TSR performance of the company as compared to a peer group, and timing of stock option exercises.

	Calculation for PEO			Calculation for Average of Non-PEOs
Calculation of Compensation Actually Paid	Fiscal Year 2021($)	Fiscal Year 2022($)	Fiscal Year 2023($)	Fiscal Year 2021($)	Fiscal Year 2022($)	Fiscal Year 2023($)
SCT Total Compensation	8,355,409	11,866,337	12,183,785	3,147,477	3,124,843	3,673,046
Less aggregate change in actuarial present value of accumulated pension benefits	(10,000)	(10,000)	(10,000)	(10,522)	(10,373)	(8,945)
Plus service cost and prior service cost for pension plans	—	—	—	—	—	—
Less grant date fair value of stock and option awards in SCT	(5,000,076)	(8,500,101)	(8,500,083)	(1,400,071)	(1,575,106)	(2,201,468)
Plus fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	7,139,821	4,991,758	8,696,165	1,834,004	958,209	1,348,778
Plus change in fair value (whether positive or negative) as of vesting date (from the end of the prior fiscal year) of awards granted in prior fiscal years for which all applicable vesting conditions were satisfied at fiscal year-end or during the fiscal year	1,708,189	563,435	1,013,909	663,256	236,171	152,856
Plus fair value as of vesting date of awards that are granted and vest in the same year	503,796	849,237	909,567	201,506	224,761	132,315
Plus change in fair value (whether positive or negative) as of fiscal year-end for awards granted in prior fiscal years that are outstanding and unvested as of the end of the fiscal year	1,663,419	(225,765)	671,013	540,681	(36,753)	67,845
Less fair value at the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	—	—	—	—	(416,920)
Plus dividends or other earnings paid on awards during the fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year	440,162	402,820	421,304	120,661	97,072	53,521
Compensation Actually Paid	14,800,720	9,937,722	15,385,660	5,096,992	3,018,825	2,801,027

Relationship Between Pay Versus Performance Measures and Compensation Actually Paid Descriptions
The charts below display the relationship between CAP to our PEO and the average of CAP to our other NEOs for the Company’s cumulative TSR and S&P Software & Services Select Industry Index TSR, GAAP Net Income, and Adjusted EBITDA over the three-year period from fiscal years 2021 through 2023.

Compensation Actually Paid vs. TSR Performance
(CAP in 000s)
$192
$181
$152
$142
$14,801
$119
$132
$15,386
$9,938
$5,097
$3,019
$2,801
2021
2022
2023
PEO CAP
Avg. NEO CAP
Booz Allen TSR
S&P Software and Services Select Industry Index TSR

Compensation Actually Paid vs. Adjusted EBITDA
(in 000s)
$839,674
$935,088
$1,014,065
$14,801
$5,097
$9,938
$3,019
$15,386
$2,801
2021
2022
2023
PEO CAP
Avg. NEO CAP
Adjusted EBITDA

COMPENSATION COMMITTEE REPORT
The Compensation, Culture and People Committee has reviewed and discussed the CD&A included in this proxy statement with members of management, and based on such review and discussions, the Compensation, Culture and People Committee recommended to the Board that the CD&A be included in this proxy statement.
THE COMPENSATION, CULTURE AND PEOPLE
COMMITTEE
Gretchen W. McClain (Chair)
Melody C. Barnes
Michèle A. Flournoy

AUDIT COMMITTEE REPORT
The Audit Committee is composed of six directors identified below, each of whom is an independent director as defined by the applicable SEC rules and the NYSE listing standards. Four committee members, Mark E. Gaumond, Joan Amble, Ellen Jewett, and Charles O. Rossotti, have been designated by the Board as “audit committee financial experts” under applicable SEC rules. For further description of each committee member’s background and expertise, please refer to the director qualification section of our proxy statement beginning on page 8.
The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to, among other things, the Company’s accounting, auditing, and financial reporting processes, internal controls, compliance with legal and regulatory requirements and its code of ethics, and risk management, as discussed more fully in the Audit Committee charter, a copy of which is available on our website, www.boozallen.com. In accordance with its charter, the Audit Committee appoints the Company’s independent registered public accounting firm, E&Y, subject to stockholder ratification, and conducts an annual review of its performance. In addition, the Audit Committee pre-approves all audit and permissible non-audit services provided by E&Y, and the fees for those services. The Audit Committee also oversees the Company’s internal audit function, including its annual audit plan, budget, and staffing. As part of its oversight role, the Audit Committee meets throughout the year, separately and together, with each of management, the Company's internal auditors, and E&Y.
Management has the primary responsibility for the Company's financial statements and accounting and reporting processes, including the systems of internal accounting control. E&Y is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and rendering opinions on whether the financial statements are in conformity with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management of the Company and E&Y, the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2023 (the “Audited Financial Statements”), and their assessment of the effectiveness of internal control over financial reporting. The Audit Committee also reviewed any significant audit findings identified by E&Y, and those identified by the Company's internal auditors as well as management's responses thereto. In addition, the Audit Committee discussed with E&Y the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
The Audit Committee has also: (i) considered whether non-audit services provided by E&Y are compatible with its independence; (ii) received the written disclosures and the letter from E&Y required by the applicable requirements of the PCAOB regarding E&Y’s communications with the Audit Committee concerning independence; and (iii) discussed with E&Y its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023 for filing with the SEC.
THE AUDIT COMMITTEE
Mark E. Gaumond (Chair)
Joan Lordi C. Amble
Ellen Jewett
Arthur E. Johnson
Rory P. Read
Charles O. Rossotti

PRE-APPROVAL OF SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table presents the Company’s fees for services performed by its principal accounting firm, E&Y, during fiscal years 2023 and 2022.

(Amounts in thousands)	2023	2022
Audit fees(1)	$4,279	$4,408
Audit-related fees(2)	31	104
Tax fees(3)	255	703
All other fees(4)	10	127
Total	$4,575	$5,342
(1)Audit fees principally include those for services related to the audit and quarterly reviews of the Company’s consolidated financial statements and consultation on accounting matters.
(2)Audit-related fees principally include those for services related to accounting consultations in connection with the Company’s implementation and operation of its new financial management systems.
(3)Tax fees principally include domestic and foreign tax compliance and advisory services.
(4)All other fees principally include non-audit services related to our implementation and operation of new financial management systems.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
The Audit Committee has appointed E&Y as the independent auditors to perform an integrated audit of the Company for the fiscal year ending March 31, 2024. E&Y served as our independent auditors for the fiscal year ended March 31, 2023. Stockholder approval of the appointment is not required.
The Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of E&Y, the Audit Committee will reconsider whether to hire the firm and may retain E&Y or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.
Representatives of E&Y are expected to be present at the Annual Meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for fiscal year 2024.

PROPOSAL 3: ADVISORY VOTE ON COMPANY'S EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Company is providing stockholders with a non-binding advisory vote on the compensation of our named executive officers, as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in this proxy statement. Although this vote is advisory, the Board and the Compensation, Culture and People Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers.
As described in detail in the CD&A, our compensation programs are designed to attract, motivate, and retain executives of outstanding ability to meet and exceed the demands of our clients, focus management on optimizing stockholder value and fostering an ownership culture, create appropriate rewards for outstanding performance and penalties for underperformance, and provide competitive rewards that foster collaboration by rewarding executives for their contribution to our overall performance and financial success while determining and allocating incentives based on our performance as a whole in recognition of the spirit and culture of collaboration that has defined us throughout our history. Accordingly, the Board submits the following resolution for a stockholder vote at the 2023 Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the CD&A, the accompanying compensation tables, and the related narrative disclosure in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the
Compensation Discussion & Analysis of this proxy statement.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPANY'S EXECUTIVE COMPENSATION
In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, the Company is providing stockholders with a non-binding, advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years as required by Section 14A of the Exchange Act.
The Board has determined that an advisory vote to approve executive compensation that occurs every year continues to be appropriate for the Company and its stockholders and recommends that the stockholders approve holding an advisory vote every year. In reaching this recommendation, the Board considered that holding an annual advisory vote to approve executive compensation allows stockholders to provide more direct and immediate input on the Company’s compensation philosophy, policies, and practices, as disclosed in the proxy statement each year. In addition, the Board recognizes that an annual advisory vote to approve executive compensation is consistent with the Company’s policy of facilitating communications of stockholders with the Board and its various committees, including the Compensation, Culture and People Committee.
Although this resolution is non-binding, the Board and Compensation, Culture and People Committee value the opinions of our stockholders, and will review and consider the voting results when determining how often we submit to our stockholders a resolution regarding our compensation decisions regarding our named executive officers.

The Board of Directors recommends a vote, on an advisory basis, FOR the option of "every year" for the frequency of future advisory votes on the Company's executive compensation.

PROPOSAL 5: APPROVAL OF THE ADOPTION OF THE SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO, AMONG OTHER THINGS, LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY AS PERMITTED BY RECENT AMENDMENTS TO DELAWARE LAW
The Proposed Amendments
Our Board has unanimously authorized and recommends for approval, the adoption of the Seventh Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company to the extent permitted by newly amended Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) and remove obsolete provisions related to classes of directors, as set forth in Appendix B.
The foregoing summary of the Seventh Amended and Restated Certificate of Incorporation is qualified in its entirety by reference to Appendix B, which shows proposed additions to the Amended and Restated Certificate of Incorporation by bold underlined text and proposed deletions by strikethrough text.
If Proposal 5 is approved by our stockholders, the Seventh Amended and Restated Certificate of Incorporation subject to this Proposal 5 would become effective upon its filing with the Delaware Secretary of State, in substantially the form of Appendix B, which we intend to do promptly following the Annual Meeting. In accordance with the DGCL, however, the Board reserves the right to abandon or delay the filing of the Seventh Amended and Restated Certificate of Incorporation even if it is approved by our stockholders.
If Proposal 5 is not approved by our stockholders, Article Seventh, Sections (f), (g), and (h), and Articles Twelfth and Thirteenth of our Amended and Restated Certificate of Incorporation will remain unchanged and in effect, and Article Seventh, Sections (a), (d) and (e) of our Amended and Restated Certificate of Incorporation will remain unchanged but certain language will have no effect as such language will not be applicable after the Annual Meeting.

Reasons for the Proposed Amendments
The State of Delaware, which is our state of incorporation, recently adopted amendments to Section 102(b)(7) of the DGCL to authorize Delaware corporations to eliminate or limit monetary liability for certain of their senior corporate officers for breaches of the duty of due care in a manner similar to that already permitted for directors of Delaware corporations.
Our Amended and Restated Certificate of Incorporation currently provides for the exculpation of directors to the extent permitted by the DGCL, but does not include a provision that allows for the exculpation of officers.
Additionally, effective as of the Annual Meeting, the Board will be fully declassified and each of the Company’s directors will be elected annually.
The Board, after careful consideration, has determined that it is advisable and in the best interests of us and our stockholders to adopt the Seventh Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company to the extent permitted by newly amended Section 102(b)(7) of the DGCL as well as to remove certain obsolete provisions in the Amended and Restated Certificate of Incorporation related to classes of directors.
In making this recommendation, the Board took into account multiple factors, including the narrow class and type of claims from which such officers can be exculpated from liability under Section 102(b)(7) of the DGCL and the benefits the Board believes would accrue to the Company by providing such limited exculpation, including, without limitation, the ability to attract and retain experienced officers and the potential to reduce litigation costs associated with frivolous lawsuits. In the absence of such protection, qualified officers could be deterred from serving as officers of the Company due to exposure to personal liability and the risk that substantial expense could be incurred in defending lawsuits, regardless of merit. Furthermore, the Board took into account the Company’s overall corporate governance structure, the length of time the Company has been a public company, and feedback from ongoing stockholder engagement efforts.
If approved, the Seventh Amended and Restated Certificate of Incorporation proposed under this Proposal 5 would, in respect of exculpation, only allow for the exculpation of applicable officers in connection with certain claims brought by stockholders to the extent permitted under the DGCL, but importantly would not eliminate officers’ personal liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. This means that the Board will retain the right to bring appropriate actions against officers and that stockholder derivative claims against officers for breach of the duty of care may continue to be brought if demand requirements are met. Furthermore, like the provisions limiting the liability of directors, the limitation on liability of officers would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Additionally, if approved, the Seventh Amended and Restated Certificate of Incorporation proposed under this Proposal 5 would, in respect of board declassification, remove certain obsolete provisions related to classes of directors.

Required Vote and Recommendation

This proposal requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon. Any abstention or broker non-vote will have the effect of a vote "against" the proposal. Unless otherwise instructed, the proxyholders will vote proxies FOR the approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation subject to this Proposal 5.

The Board of Directors recommends a vote FOR the approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation to, among other things, limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law.

PROPOSAL 6: APPROVAL OF THE 2023 EQUITY INCENTIVE PLAN

The use of equity-based awards under the Third Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “Existing Plan”) has been an important component of our compensation program since its adoption. The Existing Plan will terminate effective May 22, 2024.
Our Board believes that granting equity awards under the Existing Plan has served to attract, retain and motivate our officers, key employees, non-employee directors and consultants, and align the interests of such participants with those of the Company’s stockholders. The Board has determined that approval of the 2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “2023 Plan”) is necessary, and in the best interests of the Company and its stockholders, to continue to allow us to make such grants of equity awards going forward. Accordingly, on May 24, 2023, upon recommendation of the Compensation, Culture and People Committee, our Board unanimously adopted the 2023 Plan, subject to the approval of our stockholders, and directed that the 2023 Plan be submitted to our stockholders for approval at the 2023 Annual Meeting of Stockholders.
The 2023 Plan, if approved by our stockholders, will replace and succeed the Existing Plan, and be applicable to all equity awards granted on or after the date of stockholder approval of the 2023 Plan (the “Effective Date”). No further awards will be made under the Existing Plan from and after the Effective Date. The terms and conditions of outstanding equity awards previously granted under the Existing Plan will not be affected by the adoption or approval of the 2023 Plan, and the Existing Plan and any underlying award agreement will continue to apply to all such equity awards granted under the Existing Plan. In the event that our stockholders do not approve the 2023 Plan at the 2023 Annual Meeting of Stockholders, awards may continue to be granted under the Existing Plan until the termination date of the Existing Plan.
If the 2023 Plan is approved by our stockholders, the aggregate number of shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”) available for issuance under the 2023 Plan, subject to the adjustment and recycling provisions of the 2023 Plan, will be (i) 6,100,000 of the shares of Common Stock remaining available for issuance under the Existing Plan as of the Effective Date, plus (ii) the number of shares of Common Stock underlying any equity award previously granted under the Existing Plan that terminates, is forfeited, is repurchased, expires or lapses, and would again available for issuance under the terms of the Existing Plan. Any shares of Common Stock remaining available for issuance under the Existing Plan that are not transferred to the 2023 Plan will not be available for issuance under the Existing Plan or the 2023 Plan as of the Effective Date.
As of June 5, 2023, the closing price of our Common Stock was $103.18 per share, and there were 6,958,567 shares of Common Stock remaining available for issuance under the Existing Plan. Out of this total, only 6,100,000 shares of Common Stock, as referenced in the preceding paragraph, will be transferred from the Existing Plan to the 2023 Plan for issuance under the 2023 Plan, thereby reducing the total number of shares of Common Stock that will be available for issuance under our equity incentive plan as of the Effective Date. Additionally, no further awards will be made under the Existing Plan from and after June 5, 2023, unless our stockholders do not approve the 2023 Plan at the 2023 Annual Meeting of Stockholders.

As of June 5, 2023, a total of 2,694,558 restricted shares, units, and options issued under the Existing Plan remained outstanding, as detailed in the following table. No other equity-based awards were outstanding as of June 5, 2023.

Outstanding equity awards under equity incentive plans as of June 5, 2023	Number of shares	Weighted average exercise price of options	Weighted average remaining term of options
Outstanding time-based restricted stock units and restricted stock	1,235,603	—	—
Outstanding performance-based restricted stock units earned, not yet settled	0	—	—
Outstanding performance-based restricted stock units eligible to be earned, at target	503,967	—	—
Total full value awards outstanding	1,739,570	—	—
Outstanding options	954,988	$63.19	5.04
Total appreciation awards outstanding	954,988	$63.19	5.04
Total equity awards outstanding	2,694,558	—	—
For additional information regarding equity-based awards previously granted under the Existing Plan, please see Note 17 to our consolidated financial statements filed with our Form 10-K for the fiscal year ended March 31, 2023.
The 2023 Plan, as proposed for approval by our stockholders, is set forth in Appendix C to this proxy statement. If the 2023 Plan is approved by our stockholders, we intend to file post-effective amendments to our registration statements on Form S-8 to cover the issuance of the shares of Common Stock being transferred from the Existing Plan to the 2023 Plan.

The Board of Directors recommends a vote FOR the approval of the 2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation.

Summary of the 2023 Plan
The material terms of the 2023 Plan are summarized below. This summary does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified in its entirety by reference to the full text of the 2023 Plan, a copy of which is attached as Appendix C to this proxy statement.
Key Features. Key features of the 2023 Plan include the following:
•A ten-year term;
•A reduction in the total number of shares available for issuance under our equity incentive plan by transferring less than all of the shares available for issuance from the Existing Plan to the 2023 Plan;
•No “evergreen” provision in our share reserve;
•No recycling of shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award;
•No repricing of any stock options or stock appreciation rights;
•50% change in control and merger consummation triggers, and completion of the transaction in order to trigger a change in control;
•Awards honored, assumed or substituted in connection with a change in control will not vest solely as a result of the change in control;
•No dividends or dividend equivalents paid on unvested awards;
•Awards are subject to forfeiture and recoupment in the circumstances set forth in the 2023 Plan, as described below, and any clawback policy adopted by the Company; and
•No gross-ups under Section 280G of the Code.
Purpose. The 2023 Plan has the following two purposes: (i) to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain employees, consultants and directors of the Company and its subsidiaries by assisting them to become owners of the Company’s Common Stock, thereby benefiting directly from the growth, development and financial success of the Company and its subsidiaries, and (ii) to enable the Company and its subsidiaries to obtain and retain the services of the type of professional and managerial employees, consultants and directors considered essential to the long-term success of the Company and its subsidiaries by providing and offering them an opportunity to become owners of Company Common Stock pursuant to equity awards granted under the 2023 Plan.
Administration. Our Board has the power and authority to administer the 2023 Plan. In accordance with the terms of the 2023 Plan, our Board will, from and after the Effective Date, delegate this power and authority to our Compensation, Culture and People Committee.
Eligible Employees. Employees (including officers) of the Company, directors who are not also employees of the Company and consultants to the Company are eligible to participate in the 2023 Plan. All of our employees and directors are eligible to participate, and approximately 2,200 employees and directors currently participate, in the Existing Plan.
Awards. Awards under the 2023 Plan may be made in the form of stock options (either incentive or non-qualified); restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights; deferred share units; dividend equivalents; and other stock-based awards.
Shares Subject to the 2023 Plan. Subject to adjustment as described below, the aggregate number of shares of Common Stock available for issuance under the 2023 Plan will be (i) 6,100,000 of the shares of Common Stock remaining available for issuance under the Existing Plan as of the Effective Date, plus (ii) the number of shares of Common Stock underlying any equity award granted under the Existing Plan that terminates, is forfeited, is repurchased, expires or lapses, and is again available for issuance under the terms of the Existing Plan. Any shares of Common Stock remaining available for issuance under the Existing Plan that are not transferred to the 2023 Plan will not be available for issuance under the Existing Plan or the 2023 Plan as of the Effective Date.
Out of the aggregate number of shares of Common Stock to be available for issuance under the 2023 Plan, no more than 6,100,000 of such shares may be issued pursuant to the exercise of incentive stock options under the 2023 Plan. Shares issued under the 2023 Plan may be authorized but unissued shares or reacquired shares. Further, any shares of Common Stock covered by an award, or a portion of an award, granted under the 2023 Plan that terminates, is forfeited, is repurchased (other than the repurchase of shares issued with respect to a vested award), expires, or lapses for any reason or otherwise is settled without the issuance of shares of Common Stock will again be available for the grant of an award under the 2023 Plan; however, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award will not again be available for issuance under the 2023 Plan.
Non-Employee Director Limit. With respect to any fiscal year, the fair market value of shares subject to awards granted to any non-employee director under the 2023 Plan (as of the grant date), and the cash paid to any non-employee director, may not exceed $800,000 in the aggregate.
Terms and Conditions of Options and Stock Appreciation Rights. An “incentive stock option” is an option that meets the requirements of Section 422 of the Code, and a “non-qualified stock option” is an option that does not meet those requirements. A “stock appreciation right” (or SAR) is the right of a participant to a payment, in cash, shares of Common Stock, or a combination of cash and shares equal to the amount by which the market value of a share of Common Stock exceeds the exercise price of the stock appreciation right. The exercise price per share under each option or SAR granted under the plan may not be less than 100% of the fair market value of our Common Stock on the grant date. An option or SAR granted under the 2023 Plan will be exercisable only to the extent that it is vested on the date of exercise. No option or SAR may be exercisable more than ten years from the grant date or five years from the grant date in the case of an award granted to a ten percent stockholder. The administrator may include in the option agreement the period during which an option may be exercised following termination of employment or service. The aggregate fair market value of all shares with respect to which incentive stock options are first exercisable by an award recipient in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code. If the holder of an option has not exercised the option prior to is expiration, the administrator may in its sole discretion exercise the option on the holder’s behalf by causing the exercise price to be paid through a broker-assisted cashless exercise program established by the Company.
Terms and Conditions of Restricted Stock and Restricted Stock Units. “Restricted stock” is an award of Common Stock on which certain transfer and other restrictions are imposed over specified periods. A "restricted stock unit" is a unit, equivalent in value to a share of Common Stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled in stock or cash upon vesting. Subject to the provisions of the equity plan, the administrator will determine the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, vesting conditions (whether service-based or performance-based) and any other restrictions applicable to the award.
Terms and Conditions of Performance Shares and Performance Units. A “performance share” is an award of Common Stock that is subject to transfer restrictions until performance conditions have been achieved. A “performance unit” is a unit, equivalent in value to a share of Common Stock, that represents the right to receive a share of Common Stock or the equivalent cash value of a share of Common Stock if performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the administrator. Performance shares and performance units will vest based on the achievement of performance goals established by the administrator.
Terms and Conditions of Deferred Share Units. A “deferred share unit” is a unit credited to a participant’s account in our books that represents the right to receive a share of Common Stock or the equivalent cash value of a share of Common Stock upon a predetermined settlement date. Deferred share units may be granted by the administrator independent of other awards or compensation, or they may be received at the participant’s election instead of other compensation.
Other Stock-Based Awards. The administrator may make other equity-based or equity-related awards not otherwise described by the terms of the 2023 Plan.
Dividends and Dividend Equivalents. A "dividend equivalent" is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. The administrator may provide that an equity award, other than an option or SAR, includes dividends or dividend equivalents. Dividend equivalents may also be granted to participants at such time or times as determined by the administrator, in tandem with, or in addition to, another award, or on their own. Dividend equivalents may, at the discretion of the administrator, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the administrator. However, dividends, dividend equivalents or other distributions on awards that are subject to vesting criteria shall not be fully vested until the awards have been earned and shall be forfeited if the related award is forfeited. Such payments may be made in cash or shares of Common Stock or a combination thereof, or may be credited to an account for the participant as cash or restricted stock units and later settled in cash or shares of Common Stock or a combination thereof, in each case, as determined by the administrator and subject to such other terms and conditions that the administrator may establish.

Termination of Employment. Except as otherwise determined by the administrator at or after the time of grant, in the event that a participant’s employment terminates for any reason other than for "cause" (as defined in the plan), all unvested and unexercisable awards will be forfeited, and all options and SARs that are vested and exercisable will remain exercisable until the first anniversary of the participant’s termination of employment, in the case of death or disability, or until the 60th day after the date of termination in the case of any other termination (or the expiration of the award’s term, whichever is earlier). Except as otherwise determined by the administrator at or after the time of grant, in the event of a participant’s termination for cause, all unvested or unpaid awards, and all options and SARs, whether vested or unvested, will immediately be forfeited and canceled. In addition, any award that vested or was paid or otherwise settled during the twenty-four months prior to or any time after the participant engaged in the conduct that gave rise to the termination for cause is subject to forfeiture and disgorgement to us together with all gains earned or accrued due to the exercise of awards or sale of any of our Common Stock issued pursuant to the award upon demand by the administrator.
Other Forfeiture and Clawback Provisions. If we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, and if a participant knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the participant must forfeit and disgorge (i) any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARS or the sale of any Common Stock during the twenty-four months following the filing of the financial document embodying such financial reporting requirement and (ii) any other awards that vested based on the materially non-complying financial reporting. To the extent permitted or required by applicable law or regulations, awards granted or vested and any gains earned or accrued due to the exercise of options or SARs or sale of Common Stock must be forfeited to us and the administrator shall have the authority to implement any policies or procedures necessary to comply with applicable law.
Unless otherwise determined by the administrator, if (i) the participant’s performance is deemed to contribute substantially to significant financial losses, (ii) the participant’s performance is deemed to contribute substantially to a significant downward restatement of any published results of our company or a subsidiary, (iii) the participant’s conduct results in or contributes substantially to significant reputational harm to our company, (iv) the participant materially breaches applicable legal and/or regulatory requirements, or, with respect to any conduct by other employee(s) that materially breaches or contributes substantially to a material breach of applicable legal and/or regulatory requirements, the participant had supervisory authority over the employee(s) or business area engaged in the conduct and knew of, or was willfully blind to, such conduct, (v) the participant’s conduct constitutes cause or (vi) the participant’s conduct results in or contributes substantially to a material breach of our applicable internal policies and procedures, the administrator may suspend the vesting of a participant’s unvested awards or subject any award vested, paid or otherwise settled in the twenty-four months prior to the date that the participant engaged in the misconduct or at any time thereafter to forfeiture and disgorgement to us together with all gains earned or accrued due to the exercise of awards or sale of any of our Common Stock issued pursuant the award upon demand by the administrator.
Unless otherwise determined by the administrator, if a participant engages in "competitive activity" (as defined in the plan), (i) all options and SARs, whether vested or unvested, and all other awards that are unvested or unexercisable or otherwise unpaid shall be immediately forfeited (other than awards that vested or were paid to the participant more than twelve months prior to the date the participant engaged in competitive activity). Any award vested, paid or otherwise settled in the twelve months prior to the date that the participant engaged in the competitive activity or at any time thereafter is subject to forfeiture and disgorgement to us together with all gains earned or accrued due to the exercise of awards or sale of any of our Common Stock issued pursuant the award upon demand by the administrator.
Awards under the 2023 Plan (and gains earned or accrued in connection with awards) are also subject to generally applicable policies regarding forfeiture and recoupment of compensation as may be adopted by the administrator or our Board.
Change in Capitalization or Other Corporate Event. The number and kind of shares of Common Stock covered by outstanding awards, the number and kind of shares of Common Stock that have been authorized for issuance under the plan, the exercise or purchase price of each outstanding award, and the like, shall be proportionally adjusted by the administrator in the event of any recapitalization, reclassification, stock split, special dividend, reverse stock split, reorganization, merger, consolidation, acquisition, disposition, split-up, spin off, combination, repurchase liquidation, dissolution, or sale, transfer, exchange or any disposition of all or substantially all of our capital stock or assets to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan or with respect to an award. All determinations and adjustments made by the administrator shall be final and binding.
Change in Control. Upon a change in control, unless otherwise determined by the administrator, as otherwise provided in an award agreement or as otherwise provided in the 2023 Plan, no cancellation, acceleration of exercisability or vesting or other payment will occur with respect to any unvested or unexercisable equity awards and/or, if reasonably determined in good faith by the administrator prior to the occurrence of the change in control, vested awards, and such awards will instead be honored, assumed or substituted following a change in control, so long as such substitute awards (i) provide a participant with rights and entitlements (including economic value) that are substantially equivalent to or better than the rights and terms applicable to the equity awards held by such participant immediately prior to the change in control, and (ii) provide for accelerated vesting upon termination of a participant’s employment without "cause" or for "good reason" (in each case, as defined in the plan) within two years following the occurrence of the change in control. If the equity awards are not honored, assumed or substituted upon a change in control, then all time-vesting awards will fully vest and a portion of any outstanding performance-vesting awards will vest based on the performance achieved as of the change in control.
Expiration Date. The 2023 Plan has a ten-year term and will expire at the end of that term unless further approval of our stockholders of the 2023 Plan (or a successor plan) is obtained. However, the expiration of the 2023 Plan would have no effect on outstanding awards previously granted under the plan.
U.S. Federal Income Tax Consequences
Non-Qualified Stock Options and Stock Appreciation Rights
In general, neither the grant of an option or a stock appreciation right under the 2023 Plan nor its vesting will give rise to any U.S. Federal income tax consequences to a participant or the Company. A U.S. citizen or tax resident, or a U.S. Participant, who is granted an option or a stock appreciation right will generally recognize ordinary income for U.S. Federal income tax purposes at the time the option or stock appreciation right is exercised or settled in an amount equal to, in the case of options, the excess of the aggregate fair market value of the shares of Common Stock for which the option is exercised at such time over the aggregate exercise price for such shares and in the case of stock appreciation rights, the amount of cash or the fair market value of Common Stock received on settlement (i.e. the spread between the then current market value of the Common Stock and the exercise or base price of the stock appreciation right). In the case of both options and stock appreciation rights, the Company will be entitled to a deduction equal to the U.S. Participant’s ordinary income.
Incentive Stock Options
Generally, if a U.S. Participant is awarded an option that qualifies as an incentive stock option under Section 422 of the Code, he or she will not recognize any taxable income at the time of grant or exercise. However, the excess of the fair market value of the shares of Common Stock acquired at the time of exercise over the exercise price will be included in the U.S. Participant’s alternative minimum taxable income and may cause the U.S. Participant to be subject to, or may increase liability for, alternative minimum tax. When the shares acquired on exercise of incentive stock options are sold, the U.S. Participant will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, if the U.S. Participant meets certain holding period requirements. The Company will not be entitled to any deduction by reason of the grant or exercise of an incentive stock option. However, if a U.S. Participant does not satisfy the required holding periods with respect to shares acquired through the exercise of an incentive stock option before selling the shares and consequently recognizes ordinary income, the Company will be allowed a deduction corresponding to the U.S. Participant’s ordinary income.
Different tax rules apply if the U.S. Participant holds more than 10% of the Company’s total voting power or if the U.S. Participant pays any part of the exercise price with shares acquired upon exercise of an incentive option or if the shares are not held for the required holding periods.
Restricted Stock and Performance Shares
Generally, a U.S. Participant will not recognize taxable income upon the grant of restricted stock or performance shares. At the time the stock is no longer subject to a substantial risk of forfeiture (as defined in Section 83 of the Code) or, if earlier, becomes transferable, a U.S. Participant will recognize ordinary income in an amount equal to the fair market value of the shares which have become nonforfeitable or transferable and the Company will be entitled to a deduction in the same amount so long as the Company complies with applicable income tax reporting requirements. However, a U.S. Participant may make an income recognition election under Section 83(b) of the Code, or an 83(b) Election, within 30 days of the grant of restricted or performance stock to recognize taxable ordinary income in the year the stock is awarded in an amount equal to its fair market value at the time of the award, determined without regard to the restrictions. In that event, any gain or loss realized upon the subsequent disposition of shares will be treated as capital gain or loss and the Company will be entitled to a deduction in the same amount so long as the Company complies with applicable income tax reporting requirements.

Restricted Stock Units, Performance Units and Deferred Share Units
Generally, a U.S. Participant who receives restricted stock units, performance units and deferred share units will not have taxable income under U.S. Federal income tax laws at the time the units or any dividend equivalents awarded thereon are credited to the participant’s account. A U.S. Participant will recognize ordinary income under U.S. Federal income tax laws equal to (i) the amount of cash paid and/or (ii) the fair market value of the shares or other property on the respective payment dates when such cash, shares, and/or other property are delivered or paid in accordance with the terms of the award. The same amount will be deductible by the Company. A U.S. Participant will also recognize ordinary income to the extent the participant receives current payments of dividend equivalents in respect of the above units. A U.S. Participant will recognize income for social security and Medicare tax purposes when the units are no longer subject to a substantial risk of forfeiture.
Limits on Deductibility. In order for the amounts awarded under the 2023 Plan to be deductible by the Company, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The Company’s ability to obtain a deduction for future payments under the 2023 Plan could be limited by Section 280G of the Code, which provides that certain excess parachute payments made in connection with a change in control of an employer are not deductible.
Section 409A of the Code. The terms of the Plan and each award are intended to comply with Section 409A of the Code, which imposes restrictions on nonqualified deferred compensation arrangements. All awards under the Plan that are intended to be exempt from Section 409A of the Code will be interpreted, administered and construed to comply with and preserve such exemption, and all awards granted under the Plan that are intended to be nonqualified deferred compensation subject to Section 409A of the Code will be interpreted, administered and construed to comply with Section 409A of the Code. If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described and could result in the imposition of an additional 20% excise tax and interest charge on the award. To the extent determined necessary or appropriate by the administrator, the 2023 Plan and award agreements may be amended to further comply with Section 409A of the Code.
The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax advice to participants in the 2023 Plan. Participants in the 2023 Plan are strongly urged to consult their own tax advisors with respect to any federal, state, local, foreign or other tax consequences that may arise as a result of their participation in the plan. Participants in the 2023 Plan are responsible for all tax consequences of any award under the plan.
New Plan Benefits
Grants of equity awards under the 2023 Plan to the Company’s named executive officers, executive officers, non-executive directors and other eligible participants have not yet been determined, and will be made at the discretion of our Compensation, Culture and People Committee. Accordingly, the future benefits that will be awarded or paid to these participants under the 2023 Plan are not currently determinable. Equity grants made to our named executive officers in fiscal year 2023 under the Existing Plan are set forth in the Grants of Plan Based Awards table on page 48 of this proxy statement. The approval of the 2023 Plan by our stockholders will have no effect on the terms and conditions of the outstanding awards previously granted under the Existing Plan.
Equity Compensation Plans
The following table presents information concerning the securities authorized for issuance pursuant to our equity compensation plans as of March 31, 2023:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by securityholders	2,311,233	(1)	$60.55	7,655,705
Equity compensation plans not approved by securityholders	—		N/A	—
Total	2,311,233	(1)	$60.55	7,655,705
(1)Column (a) includes: 1,172,273 shares that have been granted as restricted stock units (RSUs) and 1,138,960 shares that have been granted as options under our equity compensation plans. The weighted average price in column (b) does not take into account shares issued pursuant to RSUs.

OTHER BUSINESS
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

By order of the Board of Directors,
Jacob D. Bernstein
Secretary
McLean, Virginia
June 15, 2023

IMPORTANT INFORMATION ABOUT ANNUAL MEETING AND PROXY PROCEDURES
The Board is soliciting proxies to be used at the Annual Meeting of Stockholders to be held virtually on July 26, 2023, beginning at 8:00 a.m. (EDT) at www.virtualshareholdermeeting.com/BAH2023.
Why am I receiving these proxy materials?
You have received these proxy materials because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under SEC rules, and describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision. The proxy materials include our proxy statement for the Annual Meeting, our annual report to stockholders, which includes our Annual Report on Form 10-K for the year ended March 31, 2023 and the proxy card, or a voting instruction card, for the Annual Meeting.
Our Board has made this proxy statement and proxy card available to you on the Internet because you own shares of Class A common stock of the Company.
If you submit a proxy by using the Internet, by calling, or by signing and returning the proxy card, you will appoint Horacio D. Rozanski, President and Chief Executive Officer, and Nancy J. Laben, Executive Vice President and Chief Legal Officer, (with full power of substitution) as your representatives at the Annual Meeting. He or she will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with his or her best judgment. By submitting a proxy, you can ensure your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance by using the Internet, by calling, or by signing and returning your proxy card. If you vote by Internet or by calling, you do not need to return your proxy card.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the "Notice and Access" rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet at www.proxyvote.com. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials, or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by submitting a request in writing to our Secretary at Booz Allen Hamilton, 8283 Greensboro Drive, McLean, Virginia 22102. We encourage stockholders to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact and cost of the Annual Meeting.
How can I sign up for the electronic proxy delivery service?
You can elect to receive an email that provides a link to our future proxy materials on the Internet. The proxy card or the instructions that accompanied your proxy materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
How do I attend and participate in the virtual Annual Meeting?
You will be able to virtually attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/BAH2023. Although it will be a virtual-only meeting, the Company wants to assure its stockholders of its commitment to ensuring that the Annual Meeting provides its stockholders with the same rights and opportunities to participate as in an in-person meeting, including the ability to ask questions of the Board and management.
To participate in the Annual Meeting, you will need the control number located on your proxy card or the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. Eastern Time on July 26, 2023.

We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 7:45 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting.
You may submit a question during the meeting by visiting www.virtualshareholdermeeting.com/BAH2023 and following the instructions on the website. The Company will post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company's Investor Relations portion of its website, www.boozallen.com, as soon as practicable after the Annual Meeting. The Chair of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting.
In addition, the Company will have technicians ready beginning fifteen minutes prior to the meeting to assist participating stockholders with any technical difficulties they may have accessing the virtual meeting. If participating stockholders encounter any difficulties accessing the virtual meeting during check-in or the meeting, they may call the technical support number that will be posted on the virtual meeting platform log-in page.
Who is entitled to vote at the Annual Meeting?
Holders of the Company’s Class A common stock are entitled to vote at the Annual Meeting. The Board has established the record date for the Annual Meeting as June 5, 2023. Only holders of record of the Company’s Class A common stock on the record date are entitled to receive notice of the meeting and to vote at the meeting.
How many shares must be present to hold the Annual Meeting?
In order for us to lawfully conduct business at the Annual Meeting, the holders of stock representing a majority of the voting power of all shares issued and outstanding and entitled to vote at the meeting must be present in person at the Annual Meeting or represented by proxy. This is referred to as a quorum. Stockholders who attend the Annual Meeting online at www.virtualshareholdermeeting.com/BAH2023 will be deemed to be in person attendees for purposes of determining if a quorum has been met. If a quorum is present, we can hold the Annual Meeting and conduct business.
How many shares may I vote?
On June 5, 2023, 130,989,909 shares of our Class A common stock were outstanding. Each share of Class A common stock is entitled to one vote, and stockholders do not have the right to cumulate their votes for the election of directors.
What am I voting on and what are the Board’s recommendations?

Proposal	Description	Board's Voting Recommendation	Page Reference
No. 1	Election of eleven director nominees	FOR each nominee	8
No. 2	Ratification of appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2024	FOR	67
No. 3	A non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the CD&A of the proxy statement	FOR	68
No. 4	A non-binding advisory vote by stockholders on the frequency of future “say-on-pay” votes	FOR every year	69
No. 5	Approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation to, among other things, limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law	FOR	70
No. 6	Approval of the 2023 Equity Incentive Plan	FOR	72
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered a “stockholder of record” with respect to those shares. In this case, we are sending the Notice of Internet Availability of Proxy Materials to you directly.
If your shares are held in a brokerage account or bank, you are considered the “beneficial owner” of those shares, which are held in “street name.” In this case, the Notice of Internet Availability of Proxy Materials will be forwarded to you by your broker or bank. As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the voting instructions noted below.
What is the procedure for voting?
If you are a stockholder of record of Class A common stock, you can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
If you are a beneficial owner of Class A common stock, you must obtain a proxy, executed in your favor, from the stockholder of record to be able to vote virtually at the Annual Meeting. You can vote your shares at the Annual Meeting by attending the virtual meeting using the control number located on your proxy card, or the instructions that accompanied your proxy materials and submitting an electronic ballot, or you can give a proxy to be voted at the Annual Meeting in one of three ways: (1) over the telephone by calling a toll-free number provided on the enclosed proxy card, (2) electronically via the Internet as described in the enclosed proxy card, or (3) date, sign, and complete the proxy card and return it in the enclosed envelope, which requires no postage stamp if mailed in the United States.
Can I change my proxy?
You may revoke your proxy before it is voted at the Annual Meeting by delivering a signed revocation letter to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102, or by submitting a new proxy, dated later than your first proxy, in one of the ways described in the answer to the previous question. If you are virtually attending the Annual Meeting, you may revoke your proxy by virtually attending the Annual Meeting and voting during the Annual Meeting. Virtual attendance at the Annual Meeting will not by itself revoke a proxy.
Can other matters be decided at the Annual Meeting?
The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.
What is the vote required for each proposal?
For proposal 1, each of the directors shall be elected by a majority of the votes validly cast at the Annual Meeting. For proposals 2, 3, and 6, approval of the proposal requires the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting represented either in person or by proxy at the Annual Meeting. For proposal 4, approval of any option requires the affirmative vote of a plurality of the shares entitled to vote at the Annual Meeting represented either in person or by proxy at the Annual Meeting. For proposal 5, approval requires the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock entitled to vote.
What if I am a stockholder of record and do not provide voting instructions when returning a proxy?
Stockholders should specify their choice for each matter on the proxy card. Proxies that are signed and returned but do not contain voting instructions will be voted:
•FOR the election of all director nominees as set forth in this proxy statement;
•FOR the ratification of the appointment of E&Y as the Company's independent registered accounting firm for fiscal year 2024;
•FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;
•FOR the option, on a non-binding, advisory basis, of an annual advisory vote on executive compensation;
•FOR the approval of the adoption of the Seventh Amended and Restated Certificate of Incorporation to, among other things, limit the liability of certain officers of the Company as permitted by recent amendments to Delaware law; and
•FOR the approval of the 2023 Equity Incentive Plan.

What if I am a beneficial owner and do not give voting instructions to my broker?
If your shares are held by a broker in “street name,” your brokerage firm may vote your shares on certain “routine” matters if you do not provide voting instructions. The ratification of an independent registered public accounting firm is an example of a routine matter. If you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers' shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. A brokerage firm cannot vote your shares on non-routine matters, such as the election of directors, the advisory vote on executive compensation, the advisory vote on the frequency of "say on pay", the approval of the Seventh Amended and Restated Certificate of Incorporation and the approval of the 2023 Equity Incentive Plan. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.
How are abstentions and broker non-votes counted?
Abstentions will be treated as present for purposes of determining a quorum but will not be included in vote totals. Abstentions will have the effect of a vote “against” each of the proposals, other than for the election of directors and the advisory vote on the frequency of "say on pay," whereby abstentions will not affect the outcome.
Broker non-votes are counted for purposes of establishing a quorum. Broker non-votes will have the effect of a vote "against" approval of the Seventh Amended and Restated Certificate of Incorporation. Broker non-votes will have no effect on the outcome of the proposals for the election of directors, the advisory vote on the compensation program for the Company's named executive officers, the advisory vote on the frequency of "say-on-pay" and the approval of the 2023 Equity Incentive Plan. Discretionary voting by a broker will be permitted for the proposal for the ratification of an independent registered public accounting firm, which is the only routine proposal.
Who will count the votes?
A representative from Broadridge Financial Services will tabulate the votes and the results will be certified by the inspector of election.
Who will bear the costs of soliciting votes for the Annual Meeting?
The Company will bear all costs of soliciting proxies. Pursuant to rules adopted by the SEC, we have elected to deliver a Notice of Internet Availability of Proxy Materials to you and make the proxy materials available via the Internet at www.proxyvote.com, which may be accessed using the control number located on each proxy card. We have retained the services of Morrow Sodali LLC to assist in the solicitation of proxies for the Annual Meeting. The estimated cost of such services is $12,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.
When will the Company announce the voting results?
The preliminary voting results will be announced at the Annual Meeting. The Company will report the final results on our website, www.boozallen.com, and in a Current Report on Form 8-K filed with the SEC.
Can I receive a copy of the Annual Report?
The annual report of the Company on Form 10-K for the fiscal year ended March 31, 2023 is being furnished concurrently with this proxy statement to persons who were stockholders of record as of June 5, 2023, the record date for the Annual Meeting.
What is “householding” and how does it affect me?
In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report on Form 10-K and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce the environmental impact and cost of our Annual Meeting. If you would like to have additional copies of these documents mailed to you, please write or call our Secretary at 8283 Greensboro Drive, McLean, Virginia 22102, telephone: (703) 902-5000. If you want to receive separate copies of the proxy statement, annual report on Form 10-K, or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

How do I submit a proposal for action at the annual of meeting of stockholders in 2023?
Under applicable SEC rules and regulations (including SEC Rule 14a-8), the Company will review for inclusion in next year’s proxy statement stockholder proposals received by February 16, 2024. Proposals should be sent to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102.
Pursuant to our Amended and Restated Bylaws, stockholder proposals not included in next year’s proxy statement may be brought before the 2024 Annual Meeting of Stockholders by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Secretary of the Company at 8283 Greensboro Drive, McLean, Virginia 22102 containing certain information specified in the bylaws and who was a stockholder of record at the time such notice was given and at the date of the 2024 Annual Meeting of Stockholders. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than March 29, 2024 and no later than April 28, 2024, except that if the date of the 2024 Annual Meeting of Stockholders is changed, and the meeting is held before June 27, 2024 or after October 5, 2024, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the new date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the new date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the new date of such annual meeting is first made.

WEBSITE REFERENCES
Information contained on or connected to any website referenced in this Proxy Statement is not incorporated by reference in this Proxy Statement or in any other report or document we file with the SEC. We routinely use our Investor Relations website to provide presentations, press releases, and other information that may be deemed material to investors. Accordingly, we encourage investors and others interested in the Company to review the information that we share at http://investors.boozallen.com. In addition, our Investor Relations website allows interested persons to sign up to automatically receive e-mail alerts when we post financial information.

Appendix A
Non-GAAP Measures
We publicly disclose certain non-GAAP financial measurements, including Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted Earnings Per Share, or Adjusted Diluted EPS, because management uses these measures for business planning purposes, including to manage our business against internal projected results of operations and measure our performance. We view Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS as measures of our core operating business, which exclude the impact of the items detailed below, as these items are generally not operational in nature. These non-GAAP measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. In addition, we use Revenue, Excluding Billable Expenses because it provides management useful information about the Company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of our client staff headcount and our overall direct labor, which management believes provides useful information to our investors about our core operations. We also utilize and discuss Free Cash Flow because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business, and measuring liquidity generally. We present these supplemental measures because we believe that these measures provide investors and securities analysts with important supplemental information with which to evaluate our performance, long-term earnings potential, or liquidity, as applicable, and to enable them to assess our performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in our industry. Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of revenue to Revenue, Excluding Billable Expenses, net income to Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS, and net cash provided by operating activities to Free Cash Flow, and the explanatory footnotes regarding those adjustments, each as defined under GAAP, (ii) use Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to, revenue, net income, or diluted EPS, as measures of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, net cash provided by operating activities as a measure of liquidity, each as defined under GAAP. We have defined the aforementioned non-GAAP measures as follows:
•"Revenue, Excluding Billable Expenses" represents revenue less billable expenses. We use Revenue, Excluding Billable Expenses because it provides management useful information about the Company's operating performance by excluding the impact of costs that are not indicative of the level of productivity of our client staff headcount and our overall direct labor, which management believes provides useful information to our investors about our core operations.
•"Adjusted EBITDA” represents net income attributable to common stockholders before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including acquisition and divestiture costs, financing transaction costs, the reserve associated with the U.S. Department of Justice investigation disclosed in Note 20 to the consolidated statements, supplemental employee benefits due to COVID-19, and restructuring costs. “Adjusted EBITDA Margin on Revenue” is calculated as Adjusted EBITDA divided by revenue. “Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses” is calculated as Adjusted EBITDA divided by Revenue, Excluding Billable Expenses. The Company prepares Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, and Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.
•“Adjusted Net Income” represents net income attributable to common stockholders before: (i) acquisition and divestiture costs, (ii) financing transaction costs, (iii) supplemental employee benefits due to COVID-19, (iv) significant acquisition amortization, (v) the reserve associated with the U.S. Department of Justice investigation disclosed in Note 20 to the consolidated financial statements, (vi) restructuring costs, (vii) gain associated with equity method investment activity, (viii) gain associated with divestitures or deconsolidation, (ix) research and development tax credits, (x) release of income tax reserves, (xi) loss on debt extinguishment, (xii) remeasurement of deferred tax assets/liabilities, and (xiii) amortization or write-off of debt issuance costs and debt discount, in each case net of the tax effect where appropriate calculated using an assumed effective tax rate. We prepare Adjusted Net Income to eliminate the impact of items, net of tax, we do not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary, or non-recurring nature or because they result from an event of a similar nature. We view net income excluding the impact of the re-measurement of the Company's deferred tax assets and liabilities as an important indicator of performance consistent with the manner in which management measures and forecasts the Company's performance and the way in which management is incentivized to perform.
•“Adjusted Diluted EPS" represents diluted EPS calculated using Adjusted Net Income, as opposed to net income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method as disclosed in the footnotes to the consolidated financial statements.
•“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property, equipment, and software.

In addition, we use the following non-GAAP financial measures as performance metrics for our performance-based restricted stock units granted in fiscal year 2023, as described in our proxy statement under the heading, “Compensation Discussion and Analysis - Compensation Elements - Long-Term Equity Incentives - Fiscal Year 2023 Annual Grants”: Adjusted EBITDA and Revenue. Adjusted EBITDA is as defined above, and we define Revenue for purposes of our performance-based restricted stock units as follows:

•“Revenue” represents all consolidated GAAP revenue, adjusted to (i) account for material acquisitions or divestitures during the three-year performance period, but may be adjusted (ii) account for the cumulative impact of GAAP and/or cost accounting standards and financial reporting changes; (iii) account for the impact of government shutdowns during the performance period; and (iv) to exclude the impact of any unusual, infrequently occurring, or restructuring events as described in the Company’s audited financial statements, notes to financial statements or in management’s discussion and analysis in the Company’s annual report for the applicable year that may have a material impact on Revenue results.

Below is a reconciliation of Revenue, Excluding Billable Expenses, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue, Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2023		2022	2021
	(Unaudited)
Revenue, Excluding Billable Expenses
Revenue	$9,258,911		$8,363,700	$7,858,938
Less: Billable Expenses	2,808,857		2,474,163	2,325,888
Revenue, Excluding Billable Expenses	$6,450,054		$5,889,537	$5,533,050
EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin on Revenue & Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses
Net income attributable to common stockholders	$271,791		$466,740	$608,958
Income tax expense	96,734		137,466	53,481
Interest and other, net (a)	78,899		81,138	91,932
Depreciation and amortization	165,484		145,747	84,315
EBITDA	612,908	612908000	831,091	838,686
Acquisition and divestiture costs (b)	44,269		97,485	411
Financing transaction costs (c)	6,888		2,348	—
Legal matter reserve (d)	350,000
COVID-19 supplemental employee benefits (e)	—		—	577
Restructuring costs (f)	—		4,164	—
Adjusted EBITDA	$1,014,065	1014065000	$935,088	$839,674
Net income margin attributable to common stockholders	2.9%		5.6%	7.7%
Adjusted EBITDA Margin on Revenue	11.0%		11.2%	10.7%
Adjusted EBITDA Margin on Revenue, Excluding Billable Expenses	15.7%		15.9%	15.2%
Adjusted Net Income
Net income attributable to common stockholders	$271,791		$466,740	$608,958
Acquisition and divestiture costs (b)	44,269		97,485	411
Financing transaction costs (c)	6,888		2,348	—
COVID-19 supplemental employee benefits (e)	—		—	577
Significant acquisition amortization (g)	51,553		38,295	—
Legal matter reserve (d)	350,000		—	—
Restructuring costs (f)	—		4,164	—
Gains associated with equity method investment activity (h)	—		(12,761)	—
Gains associated with divestitures or deconsolidation (i)	(44,632)		—	—
Research and development tax credits (j)	—		—	(2,928)
Release of income tax reserves (k)	—		—	(29)
Loss on debt extinguishment (l)	—		—	13,239
Remeasurement of deferred tax assets/liabilities (m)	—		—	(76,767)
Amortization or write-off of debt issuance costs and debt discount	6,554		3,340	2,402
Adjustments for tax effect (n)	(81,389)		(31,399)	(4,324)
Adjusted Net Income	$605,034		$568,212	$541,539
Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	132,716,436		134,850,808	138,703,220
Diluted earnings per share	$2.03		$3.44	$4.37
Adjusted Net Income Per Diluted Share (o)	$4.56		$4.21	$3.90
Free Cash Flow
Net cash provided by operating activities	$602,822		$736,526	$718,684
Less: Purchases of property, equipment and software	(76,130)		(79,964)	(87,210)
Free Cash Flow	$526,692		$656,562	$631,474
(a)Reflects the combination of Interest expense and Other income (expense), net from the consolidated statement of operations.
(b)Represents costs associated with the acquisition efforts of the Company related to transactions for which the Company has entered into a letter of intent to acquire a controlling financial interest in the target entity, as well as the divestiture costs incurred in divesting a portion of our business. Acquisition and divestiture costs primarily include costs associated with (i) buy-side and sell-side due diligence activities, (ii) compensation expenses associated with employee retention, and (iii) legal and advisory fees, primarily associated with the acquisitions of Liberty IT Solutions, LLC (“Liberty”) and Tracepoint Holdings, LLC (“Tracepoint”) in fiscal 2022, and the acquisition of EverWatch Corp. (“EverWatch”) and the divestitures of our management consulting business serving the Middle East and North Africa (“MENA”) and our Managed Threat Services business (“MTS”) in fiscal 2023.
(c)Reflects expenses associated with debt financing activities incurred during the second quarter of fiscal 2023 and first quarter of fiscal 2022.
(d)Reserve associated with the U.S. Department of Justice's investigation of the Company, as described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023..
(e)Represents the supplemental contribution to employees' dependent care FSA accounts in response to COVID-19.
(f)Represents restructuring charges of $8.3 million incurred during the fourth quarter of fiscal 2022, net of approximately $4.2 million of revenue recognized on recoverable expenses, associated with severance costs of a restructuring plan to reduce certain executive administrative personnel costs.
(g)Amortization expense associated with acquired intangibles from significant acquisitions. Significant acquisitions include acquisitions which the Company considers to be beyond the scope of our normal operations. Significant acquisition amortization includes amortization expense associated with the acquisition of Liberty in the second quarter of fiscal 2022 and EverWatch in the third quarter of fiscal 2023.
(h)Represents (i) a gain in the second quarter of fiscal 2022 associated with the Company's previously held equity method investment in Tracepoint and (ii) a gain in the third quarter of fiscal 2022 associated with the divestiture of a controlling financial interest in SnapAttack
(i)Represents the gain recognized on the divestitures of the Company's MENA business in the second quarter of fiscal 2023, its MTS business in the third quarter of fiscal 2023, and the gain on the deconsolidation of an artificial intelligence software platform business in the third quarter of fiscal 2023.
(j)Reflects tax credits, net of reserves for uncertain tax positions, recognized in fiscal 2021 related to an increase in research and development credits available for fiscal years 2016 to 2020.
(k)Release of pre-acquisition income tax reserves assumed by the Company in connection with the Carlyle Acquisition.
(l)Reflects the loss on debt extinguishment resulting from the fiscal 2021 redemption of Booz Allen Hamilton Inc.'s 5.125% Senior Notes due 2025, including $9.0 million of the premium paid at redemption, and write-off of the unamortized debt issuance cost.
(m)Reflects the income tax benefit associated with tax losses generated during fiscal 2021 as a result of a change in certain tax methods of accounting. The Company intends to carry these losses back to fiscal 2016 and subsequent periods under the Coronavirus Aid Relief and Economic Security Act and has re-measured the fiscal 2021 loss accordingly.
(n)Reflects the tax effect of adjustments at an assumed effective tax rate of 26%, which approximates the blended federal and state tax rates, and consistently excludes the impact of other tax credits and incentive benefits realized. The tax effect of certain discrete items is calculated specifically and may vary from the general 26% rate. The tax effect also includes the indirect effects of uncertainty around the application of Section 174 of the Tax Cuts and Jobs Act of 2017.
(o)Excludes adjustments of approximately $2.1 million, $3.1 million, and $3.5 million of net earnings for fiscal 2023, 2022, and 2021, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Appendix B

Proposed additions shown by bold underlined text and proposed deletions shown by strikethrough text.
~~SIXTH~~SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF BOOZ ALLEN HAMILTON HOLDING CORPORATION
Booz Allen Hamilton Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The name of the Corporation is Booz Allen Hamilton Holding Corporation.
2.The Corporation was incorporated under the name Explorer Holding Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 12, 2008. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 30, 2008. A Certificate of Amendment, changing the name of the Corporation from Explorer Holding Corporation to Booz Allen Hamilton Holding Corporation, was filed with the Secretary of State on September 25, 2009. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 8, 2010. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on August 13, 2014. A Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 26, 2019. A Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 31, 2020. A Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 29, 2022.
3.The Corporation’s ~~Fifth~~Sixth Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation).
4.The amendment and restatement of the ~~Fifth~~Sixth Amended and Restated ~~Certification~~Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation of the Corporation on the ~~29th~~ ____ day of  ~~July~~ ____, ~~2022~~2023.
BOOZ ALLEN HAMILTON HOLDING CORPORATION

By: ___________________
Name: Jacob D. Bernstein
Title: Deputy General Counsel and Secretary

EXHIBIT A
~~SIXTH~~SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF BOOZ ALLEN HAMILTON HOLDING CORPORATION
FIRST. Name. The name of the Corporation is Booz Allen Hamilton Holding Corporation (the “Corporation”).
SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 654,000,000, consisting of:
(a) 600,000,000 shares of Class A Common Stock, par value $0.01 per share; and
(b) 54,000,000 shares of Preferred Stock, par value $0.01 per share.
The stock described in subparagraph (a) above is hereinafter referred to as the “Common Stock” and the stock described in subparagraph (b) above is hereinafter referred to as the “Preferred Stock”.
FIFTH. Common Stock. The Common Stock shall have the following rights, powers and preferences:
(a) Voting Rights of Common Stock. Except as otherwise provided by (i) the General Corporation Law of the State of Delaware, or (ii) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock.
(b) Dividend and Liquidation Rights of Common Stock. Except as otherwise provided by (x) the General Corporation Law of the State of Delaware, or (y) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, (i) each share of Common Stock shall be entitled to participate equally in all dividends or other distributions declared on and payable with respect to the Common Stock, (ii) each share of Common Stock shall be entitled to share ratably, in proportion to its par value, until such time as there shall have been distributed an amount equal to each share’s par value, in the distribution of assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation, and (iii) each share of Common Stock shall be entitled to share equally in the distribution of assets of the Corporation remaining after the distribution described in clause (ii) above in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation. Upon any merger, recapitalization or like transaction, each share of Common Stock shall receive either the same consideration as each other such share.
SIXTH. Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series of Preferred Stock, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the voting powers (full, limited or no voting powers) and the designations, preferences and relative participating, optional or other special rights of that series, and the qualifications limitations or restrictions thereof, including, without limitation any dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.
SEVENTH. Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

~~(a) Directors shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.Prior to the annual meeting of the stockholders to be held in 2023, each director elected to the Board of Directors shall serve the remainder of the term for which such director was elected, such that: (i) each director elected at the annual meeting of stockholders held in 2020 shall be elected for a term expiring at the annual meeting of stockholders to be held in 2023; (ii) each director whose term expires at the annual meeting of stockholders to be held in 2021 shall be elected for a term expiring at the annual meeting of stockholders to be held in 2022; and (iii) each director whose term expires at the annual meeting of stockholders to be held in 2022 shall be elected for a term expiring at the annual meeting of stockholders to be held in 2023. Commencing with the annual meeting of stockholders to be held in 2023, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall be elected for one-year terms expiring at the next succeeding annual meeting of stockholders. Each director shall hold office until his or her term expires and his or her successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.~~
(a) ~~(b)~~ Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.
(b) ~~(c)~~ Subject to this Article Seventh, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.
(c) ~~(d)~~ Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances~~, (i) until the election of directors at the annual meeting of stockholders to be held in 2023, a director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors and (ii) thereafter,~~ a director may be removed from office at any time, either for or without cause, by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors.
(d) ~~(e)~~ Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. ~~Until the election of directors at the annual meeting of stockholders to be held in 2023, a~~A director elected to fill a vacancy or a newly created directorship shall hold office ~~for the remainder of the term of his or her predecessor or, in the case of a newly created directorship, for the remainder of the term of the class of directors to which he or she is elected and~~ until his or her successor has been elected and qualified or until his or her death, disability, resignation, disqualification or removal. ~~Thereafter, a director elected to fill a vacancy or a newly created directorship shall hold office until the next succeeding annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her death, disability, resignation, disqualification or removal.~~
(e) ~~(f)~~ All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation or by the Bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.
(f) ~~(g)~~ The Board of Directors shall have the power without the consent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that this ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation otherwise provide.
(g) ~~(h)~~ No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that nothing contained in this Article Seventh shall eliminate or limit the liability (i) of a director ~~(i)~~ or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) of a director under Section 174 of the General Corporation Law of the State of Delaware ~~or~~, (iv) of a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is amended after the filing of this ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. All references in this Section (g) to an officer shall have the meaning ascribed to such term in Section 102(b)(7) of the General Corporation Law of the State of Delaware.
(h) ~~(i)~~ The Corporation shall, through its Bylaws or otherwise, indemnify to the fullest extent permitted under the General Corporation Law of the State of Delaware, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
EIGHTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.
NINTH. Special Meetings. A special meeting of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors (i) pursuant to a resolution adopted by a majority of the total number of directors then in office or (ii) upon written request to the Secretary of the Corporation, which satisfies the requirements set forth in the Bylaws, of holders of not less than 25% of the outstanding shares of Common Stock, as calculated and determined in the manner specified, and with any limitations as may be set forth, in the Bylaws.
TENTH. [Reserved]
ELEVENTH. [Reserved]
TWELFTH. Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.
THIRTEENTH. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article Seventh, Section ~~(h)~~(g) shall not adversely affect any right or protection existing under this ~~Sixth~~Seventh Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Appendix C
2023 EQUITY INCENTIVE PLAN
OF
BOOZ ALLEN HAMILTON HOLDING CORPORATION
This 2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “Company”) (as amended and restated, the “Plan”) has the following purposes:

(1) To further the growth, development and financial success of the Company and its Subsidiaries (as defined herein), by providing additional incentives to certain employees, consultants and directors of the Company and its Subsidiaries and assisting them to become owners of Company Common Stock, thereby benefiting directly from the growth, development and financial success of the Company and its Subsidiaries.

(2) To enable the Company and its Subsidiaries to obtain and retain the services of the type of professional, technical and managerial employees, consultants and directors considered essential to the long-term success of the Company and its Subsidiaries by providing and offering them an opportunity to become owners of Company Common Stock pursuant to the Awards granted hereunder.

The Plan replaces and succeeds the Third Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation, as amended (the “Prior Plan”), and, from and after the Effective Date, no further awards shall be made under the Prior Plan and a number of Shares out of the available reserves under the Prior Plan as set forth in Article II hereof shall be transferred to and available for issuance under the Plan, subject to the terms of Article II hereof. Any available reserves under the Prior Plan that are not transferred to the Plan under Article II hereof shall not be available for issuance under the Plan or the Prior Plan. For the avoidance of doubt, the adoption of this Plan will have no effect on the terms and conditions of outstanding awards under the Prior Plan.

ARTICLE I
DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

Section 1.1    “Administrator” shall mean the Board or any committee of the Board designated by the Board to administer the Plan; provided, that, with respect to Awards intended to qualify for the exemption contained in Rule 16b-3 promulgated under the Exchange Act, the Administrator shall mean the compensation committee of the Board or such other committee or subcommittee of the Board or the compensation committee as the Board or the compensation committee shall designate, consisting of two or more members, each of whom is a “non-employee director” within the meaning of such rule, or, in the alternative, the entire Board.

Section 1.2    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given to such term under Rule 405 of the Securities Act.

Section 1.3    “Alternative Award” shall have the meaning set forth in Section 13.1.

Section 1.4    “Applicable Laws” shall mean the requirements relating to the administration of stock option, restricted stock, restricted stock unit and other equity-based compensation plans under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Company Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.
Section 1.5    “Award” shall mean any Option, Stock Purchase Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Stock Appreciation Right, Dividend Equivalent, Deferred Share Unit or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types in a single grant.

Section 1.6    “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award, including through an electronic medium. Each Award Agreement shall be subject to the terms and conditions of the Plan.

Section 1.7    “Base Price” shall have the meaning set forth in Section 1.55.

Section 1.8    “Board” shall mean the Board of Directors of the Company.

Section 1.9    “Cause” shall mean any of the following: (i) the Participant’s commission of a material act of fraud, embezzlement, misappropriation, misconduct against the Company or any of its Affiliates, or the conviction of, or plea of no contest to, or imposition of unadjudicated probation for any crime that is a felony (or a comparable classification in a jurisdiction that does not use these terms) other than as a result of a traffic violation (unless such traffic violation results in a formal sentencing of the Participant to prison time), or the Participant’s commission of a crime or other material act of misconduct that results in such Participant’s loss of any government security clearance that is reasonably necessary to perform his or her material employment-related duties; (ii) the Participant’s willful failure to substantially perform his or her material employment-related duties (other than any such failure resulting from the Participant’s Disability) or the Participant’s willful failure to carry out, or comply with, any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (iii) the Participant’s material violation of any material Company policy as in effect from time to time or material breach of the Participant’s fiduciary duties to the Company or any of its Affiliates; (iv) the Participant’s material breach of the Plan, or any exchange agreement, Award Agreement, or employment, non-competition, nondisclosure or non-solicitation agreement between the Company or any of its Subsidiaries and the Participant; or (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any Affiliate’s) premises or while performing the Participant’s duties and responsibilities. The determination as to whether “Cause” has occurred shall be made by the Administrator, which shall have the authority to waive the consequences under the Plan in the event of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” The Company must notify a Participant of any event alleged to constitute “Cause” within six (6) months following the Administrator’s knowledge of its existence or such event shall not constitute “Cause” for purposes of the Plan. A termination for Cause shall be deemed to include a determination following a Participant’s termination of employment for any reason if the circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause; provided, however, that this proviso shall not apply if, prior to termination of employment, the Administrator determined, following conclusion of an investigation, that such termination was not for Cause unless new facts regarding the Participant’s conduct are revealed to the Administrator following termination of employment that result in a change in the Administrator’s determination.

Section 1.10    “Change in Control” shall mean the completion or consummation of any of the following transactions or events:

(a)    The acquisition, directly or indirectly, by any Person, entity or “group” (as defined in Section 13(d) of the Exchange Act) (other than the Company, any Subsidiary or any Affiliate thereof, an employee benefit plan maintained by the Company, or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) of fifty percent (50%) or more of the total combined voting power of the Company’s then outstanding voting securities;

(b)    The merger or consolidation of the Company, as a result of which Persons who were shareholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(c)    The liquidation or dissolution of the Company, other than a liquidation or dissolution of the Company into a Subsidiary or for the purposes of effecting a corporate restructuring or reorganization as a result of which Persons who were shareholders of the Company immediately prior to such liquidation or dissolution continue to own immediately thereafter, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company following such transaction; or

(d)    The sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more Persons or entities that are not, immediately prior to such transaction, Affiliates of the Company, or any employee benefit plan of the Company (other than by way of a transaction that would not be deemed a Change in Control pursuant to clauses (a) or (b) above);

in each case, provided that such event constitutes a “change in control” within the meaning of Section 409A of the Code.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.

Section 1.11    “Change in Control Price” shall mean the highest price per share of Company Common Stock offered in conjunction with any transaction resulting in a Change in Control. If any part of the price is payable other than in cash, the value of the non-cash portion of the Change in Control Price shall be determined in good faith by the Administrator as constituted immediately prior to the Change in Control.

Section 1.12    “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.13    “Company” shall mean Booz Allen Hamilton Holding Corporation, a Delaware corporation, and any successor.

Section 1.14    “Company Common Stock” shall mean the class A common stock, par value $0.01 per share, of the Company and such other class of stock into which such common stock is hereafter converted or exchanged.

Section 1.15    “Competitive Activity” shall mean (a) without the Company’s prior written consent, directly or indirectly engaging in or providing, or owning, investing in, managing, joining, operating or controlling, or participating in the ownership, management, operation or control of, or being connected as a director, officer, employee, partner, member, consultant or otherwise with, any business enterprise (whether for profit or not for profit) that is engaged in the business of providing consulting services, either management or technical, staff augmentation, or any related services for any U.S. governmental entity or any other business activities that, as of the date of the Participant’s termination of employment, are directly competitive in any geographic area with the business activities of the Company or any of its divisions, Subsidiaries or Affiliates (including any business activities that, to the knowledge of the Participant, the Company or any of its respective divisions, Subsidiaries or Affiliates has been planning to engage in prior to the Participant’s termination of employment or service); (b) without the Company’s prior written consent, recruiting for employment with any entity that competes with the Company, or hiring for such entity, any employee of the Company, former employee of the Company, or independent contractor to the Company who left the Company or discontinued providing services to the Company within six (6) months of the termination of the Participant’s employment; or (c) directly or indirectly using, disclosing or disseminating to any other Person or otherwise employing Confidential Information, in each case that is not approved in writing by the Administrator, it being understood that direct employment as an employee of (and not as a consultant or advisor to) any U.S. federal, state or local governmental entity shall not be considered a competitive activity. In the event any court of competent jurisdiction shall find that any provision hereof relating to Competitive Activity is not enforceable in accordance with its terms, the court shall reform such provisions such that the provisions shall be enforceable to the maximum extent permissible at law.

Section 1.16    “Confidential Information” shall mean any and all of three categories of information: (a) confidential proprietary information about the Company’s business including, but not limited to, information that is not readily available to the public, and which concerns the Company’s operations, financial results, plans and compensation structure, strategies, knowledge on-line database, clients, trade secrets, or any other proprietary information; (b) confidential information entrusted to the Company by third parties such as clients (including the U.S. government and its agencies) or vendors; and (c) personally identifiable information received from employees, clients, or third parties (including, but not limited to, names, addresses, Social Security Numbers, background information, credit card or bank information, telephone or facsimile numbers, e-mail addresses and health information), which if misused could result in identity theft, credit card fraud or other serious harm.

Section 1.17    “Consultant” shall mean any natural Person who is engaged by the Company or any of its Subsidiaries to render consulting or advisory services to such entity.

Section 1.18    “Corporate Event” shall mean, as determined by the Administrator in its sole discretion, any transaction or event described in Section 14.1(a) or any unusual or nonrecurring transaction or event affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any of its Subsidiaries, or changes in Applicable Laws or accounting principles (including, without limitation, a recapitalization of the Company).

Section 1.19     “Deferred Annual Amount” shall have the meaning set forth in Section 8.1.

Section 1.20    “Deferred Share Unit” shall mean a unit credited to a Participant’s account in the books of the Company under Article VIII that represents the right to receive Shares of Company Common Stock or cash equal to the Fair Market Value thereof on settlement of the account.

Section 1.21    “Director” shall mean a member of the Board or a member of the board of directors of any Subsidiary of the Company.

Section 1.22    “Disability” shall mean “disability,” as such term is defined in Section 22(e)(3) of the Code.

Section 1.23    “Dividend Equivalent” shall mean the right to receive payments in cash or in Shares, based on dividends paid with respect to Shares.

Section 1.24    “Effective Date” shall have the meaning set forth in Section 14.8.

Section 1.25    “Elective Deferred Share Unit” shall have the meaning set forth in Section 8.1.

Section 1.26    “Eligible Representative” for a Participant shall mean such Participant’s personal representative or such other Person as is empowered under the deceased Participant’s will or trust or the then applicable laws of descent and distribution to represent the Participant hereunder.

Section 1.27    “Employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or one of its Subsidiaries, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan. An individual shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, any of its Subsidiaries, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, the employment relationship shall be deemed to have terminated on the first (1st) day immediately following such three (3)-month period, and such Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option on the first day immediately following a three (3)-month period from the date the employment relationship is deemed terminated.

Section 1.28    “Equity Restructuring” shall mean, as determined by the Administrator in its sole discretion, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Company Common Stock (or other securities of the Company) or the share price of Company Common Stock (or other securities) and causes a change in the per share value of the Company Common Stock underlying outstanding Awards.

Section 1.29    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 1.30    “Fair Market Value” of a Share as of any date of determination shall be:

(a)    If the Company Common Stock is listed on any established stock exchange or a national market system, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or, if not so reported, such other source as the Administrator deems reliable;

(b)    If the Company Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Administrator shall determine the Fair Market Value in good faith with reference to the mean between the high bid and low asked prices for a Share on the date of determination and sales prices of securities issued to investors in any recent arm’s length transactions; or

(c)    In the absence of an established market for the Company Common Stock, the Fair Market Value shall be determined in good faith by the Administrator with reference to the most recent valuation of the Company Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing (which valuation shall be prepared not less frequently than annually) and sales prices of securities issued to investors in any recent arm’s length transactions.

Section 1.31    “Fiscal Year” shall mean the Company’s fiscal year.

Section 1.32    “Good Reason” shall mean, unless the applicable Award Agreement states otherwise, (i) if a Participant is a party to an employment or service agreement with the Company and such agreement provides for a definition of Good Reason, the definition contained therein; or (ii) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (A) any material, adverse change in the Participant’s duties, responsibilities or authority; (B) a material reduction in the Participant’s base salary or bonus opportunity; or (C) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles (other than a temporary geographical relocation for business reasons).

Section 1.33    “Incentive Stock Option” shall mean an Option which qualifies under Section 422 of the Code and is designated as an Incentive Stock Option by the Administrator in the Award Agreement.

Section 1.34    “Non-Qualified Stock Option” shall mean an Option which is not an “incentive stock option” under Section 422 of the Code and shall include an Option which is designated as a Non-Qualified Stock Option by the Administrator.

Section 1.35    “Non-U.S. Awards” shall have the meaning set forth in Section 12.5.

Section 1.36    “Option” shall mean an option to purchase Company Common Stock granted under the Plan. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 1.37    “Option Price” shall have the meaning set forth in Section 4.3.

Section 1.38    “Optionee” shall mean a Participant to whom an Option or SAR is granted under the Plan.

Section 1.39    “Participant” shall mean any Service Provider who has been granted an Award pursuant to the Plan.

Section 1.40    “Performance Award” shall mean Performance Shares, Performance Units and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals, which for avoidance of doubt shall include Awards that would otherwise meet the definition of Restricted Stock or Restricted Stock Units except that such Awards vest (in whole or in part) upon the achievement of specified Performance Goals.

Section 1.41    “Performance Cycle” shall mean the period of time selected by the Administrator during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 1.42    “Performance Goals” means the objectives established by the Administrator for a Performance Cycle pursuant to Section 7.4 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 1.43    “Performance Share” means an Award granted pursuant to Article VII of the Plan of a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 1.44    “Performance Unit” means a U.S. dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article VII of the Plan, payable upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 1.45    “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

Section 1.46    “Plan” shall have the meaning set forth in the Preamble hereto.

Section 1.47    “Prior Plan” have the meaning set forth in the Preamble hereto.

Section 1.48    “Restricted Stock” shall mean an Award granted pursuant to Section 6.1.

Section 1.49    “Restricted Stock Unit” shall mean an Award granted pursuant to Section 6.2.

Section 1.50    “Secretary” shall mean the Secretary of the Company.

Section 1.51    “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 1.52    “Service Award” shall mean all Awards that vest solely based on the passage of time or continued service over a fixed period of time.

Section 1.53    “Service Provider” shall mean an Employee, Consultant or Director.

Section 1.54    “Share” shall mean a share of Company Common Stock.

Section 1.55    “Stock Appreciation Right” or “SAR” shall mean the right to receive a payment from the Company in cash and/or Shares equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Administrator on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date), multiplied by (ii) a stated number of Shares.

Section 1.56    “Stock-Based Award” shall have the meaning set forth in Section 9.1.

Section 1.57    “Stock Purchase Right” shall mean an Award granted pursuant to Section 3.4.

Section 1.58    “Subplans” shall have the meaning set forth in Section 12.4.

Section 1.59    “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly controls at least a fifty percent (50%) equity interest, provided that, to the extent required under Section 422 of the Code when granting an Incentive Stock Option, Subsidiary shall mean any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Section 1.60    “Termination of employment,” “termination of service” and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Subsidiaries, the date upon which such Director ceases to be a member of the Board; with respect to a Consultant who is not an Employee of the Company or any of its Subsidiaries, the date upon which such Consultant ceases to provide consulting or advisory services to the Company or any of its Subsidiaries; and, with respect to an Employee, the date the Participant ceases to be an Employee; provided, that, with respect to any Award subject to Section 409A of the Code, such terms shall mean a “separation from service,” as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder. A “termination of employment” or “termination of service” shall not occur if a Director, immediately upon ceasing to be a member of the Board, becomes an Employee of the Company or any of its Subsidiaries or if an Employee, immediately upon termination of employment with the Company or any of its Subsidiaries, becomes or continues to serve as a member of the Board.

Section 1.61    “Withholding Taxes” shall mean any federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under Applicable Law.

ARTICLE II
SHARES SUBJECT TO THE PLAN

Section 2.1    Shares Subject to Plan.

(a)    Subject to Section 14.1, the aggregate number of Shares which may be issued under this Plan is (i) 6,100,000 of the Shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (ii) the number of Shares underlying any award granted under the Prior Plan that terminates, is forfeited, is repurchased, expires, or lapses and is again available for issuance under the terms of the Prior Plan. Out of such aggregate, no more than 6,100,000 Shares shall be issued pursuant to the exercise of Incentive Stock Options under the Plan. The aggregate number of Shares referred to in this Section 2.1(a) shall in each case be subject to adjustment as provided in Section 14.1 and the following provisions of this Section 2.1. The Shares issued under the Plan may be authorized but unissued, or reacquired Company Common Stock. No provision of this Plan shall be construed to require the Company to maintain the Shares in certificated form.

(b)    Upon the grant of an Award, the aggregate number of Shares set forth in Section 2.1(a) shall be reduced by the maximum number of Shares that are issued or may be issued pursuant to such Award. To the extent that an Award terminates, is forfeited, is repurchased, expires, or lapses for any reason or otherwise is settled without the issuance of Shares, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan; provided, however, that (i) vested Shares that are repurchased after being issued from the Plan and (ii) any Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not again be available for issuance under the Plan. To the extent permitted by Applicable Law, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its Subsidiaries shall not be counted against the Shares available for grant pursuant to this Plan.

Section 2.2    Director Award Limitation. Subject to Section 2.1(a) and Section 14.1, no Participant who is a Participant solely by virtue of service as a Director may be granted Awards under the Plan in any Fiscal Year that, together with any cash fees paid to such Director during the Fiscal Year, have a value of more than $800,000.00 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

Section 2.3    Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) as provided for under Section 14.1, the Administrator shall not have the power or authority to (a) reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Base Price of any outstanding Stock Appreciation Right; (b) grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or Stock Appreciation Rights previously granted that has the effect of reducing the exercise price or Base Price thereof; or (c) take any other action under the Plan that constitutes a “repricing” (within the meaning of Section 303A.08 of the NYSE Listed Company Manual and any other formal or informal guidance issued by the NYSE) of any Option or Stock Appreciation Right.

ARTICLE III
GRANTING OF OPTIONS AND SARS AND SALE OF COMPANY COMMON STOCK

Section 3.1    Eligibility. Non-Qualified Stock Options and Stock Appreciation Rights may be granted to Service Providers. Subject to Section 3.2, Incentive Stock Options may only be granted to Employees.

Section 3.2    Qualification of Incentive Stock Options. No Employee may be granted an Incentive Stock Option under the Plan if such Employee, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary of the Company or “parent corporation” (within the meaning of Section 424(e) of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

Section 3.3    Granting of Options and Stock Appreciation Rights to Service Providers.

(a)    Options and Stock Appreciation Rights. The Administrator may from time to time:

(i)    Select from among the Service Providers (including those to whom Options or SARs have been previously granted under the Plan) such of them as in its opinion should be granted Options and/or SARs;

(ii)    Determine the number of Shares to be subject to such Options and/or SARs granted to such Service Provider, and determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options; and

(iii)    Determine the terms and conditions of such Options and SARs, consistent with the Plan.
Stock Appreciation Rights may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Unless otherwise determined by the Administrator at or after the grant date or determined thereafter in a manner more favorable to the Participant, Stock Appreciation Rights granted in tandem with Options shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted on a freestanding basis, not related to any Option.

(b)    Upon the selection of a Service Provider to be granted an Option or SAR under this Section 3.3, the Administrator shall issue, or shall instruct the Secretary or another authorized officer to issue such Option or SAR and may impose such conditions on the grant of such Option or SAR as it deems appropriate. Subject to Section 14.3 of the Plan, any Incentive Stock Option granted under the Plan may be modified by the Administrator, without the consent of the Optionee, even if such modification would result in the disqualification of such Option as an “incentive stock option” under Section 422 of the Code.

Section 3.4    Sale of Company Common Stock to Service Providers. The Administrator, acting in its sole discretion, may from time to time designate one or more Service Providers to whom an offer to sell Shares shall be made and the terms and conditions thereof, provided, however, that the price per Share shall not be less than the Fair Market Value of such Shares on the date any such offer is accepted. Each Share sold to a Service Provider under this Section 3.4 shall be evidenced by a written stock purchase agreement in a form approved by the Administrator, which shall contain terms consistent with the terms hereof. Any Shares sold under this Section 3.4 shall be subject to the same limitations, restrictions and administration hereunder as would apply to any Shares issued pursuant to the exercise of an Option under this Plan including, but not limited to, conditions and restrictions set forth in Section 5.7 below.

ARTICLE IV
TERMS OF OPTIONS AND SARS

Section 4.1    Award Agreement. Each Option and each Stock Appreciation Right shall be evidenced by an Award Agreement, which shall be accepted and acknowledged by the Optionee, including by electronic means, and which shall contain such terms and conditions as the Administrator shall determine, consistent with the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to qualify such Options as “incentive stock options” under Section 422 of the Code.

Section 4.2    Exercisability and Vesting of Options and Stock Appreciation Rights.

(a)    Each Option and SAR shall vest and become exercisable according to the terms of the applicable Award Agreement; provided, however, that by a resolution adopted after an Option or a SAR is granted the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such Option or SAR or any portion thereof may be exercised.

(b)    Except as otherwise provided by the Administrator or in the applicable Award Agreement, no portion of an Option or a SAR which is unexercisable on the date that an Optionee incurs a termination of service as a Service Provider shall thereafter become exercisable.

(c)    The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Service Provider in any calendar year may not exceed U.S. $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(d)    Stock Appreciation Rights granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such Stock Appreciation Rights are associated vest and become exercisable. Stock Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.

Section 4.3    Option Price and Base Price. The per Share purchase price of the Shares subject to each Option (the “Option Price”) and the Base Price of each Stock Appreciation Right shall be set by the Administrator and shall be not less than 100% of the Fair Market Value of such Shares on the date such Option or SAR is granted.

Section 4.4    Expiration of Options and SARs. No Option or SAR may be exercised after the first to occur of the following events:

(a)    The expiration of ten (10) years from the date the Option or SAR was granted; or

(b)    With respect to an Incentive Stock Option in the case of an Optionee owning (within the meaning of Section 424(d) of the Code), at the time the Incentive Stock Option was granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of five (5) years from the date the Incentive Stock Option was granted.

ARTICLE V
EXERCISE OF OPTIONS AND SARS

Section 5.1    Person Eligible to Exercise. During the lifetime of the Optionee, only the Optionee may exercise an Option or a SAR (or any portion thereof) granted to him or her; provided, however, that the Optionee’s Eligible Representative may exercise his or her Option or SAR or portion thereof during the period of the Optionee’s Disability. After the death of the Optionee, any exercisable portion of an Option or a SAR may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his or her Eligible Representative.

Section 5.2    Partial Exercise. At any time and from time to time prior to the date on which the Option or SAR becomes unexercisable under the Plan or the applicable Award Agreement, the exercisable portion of an Option or a SAR may be exercised in whole or in part; provided, however, that the Administrator may, by the terms of the Option or SAR, require any partial exercise to exceed a specified minimum number of Shares.

Section 5.3    Manner of Exercise. Subject to any generally applicable conditions or procedures that may be imposed by the Administrator, an exercisable Option or SAR, or any exercisable portion thereof, may be exercised solely by delivery to the Administrator or its designee of all of the following prior to the time when such Option or SAR or such portion becomes unexercisable under the Plan or the applicable Award Agreement:

(a)    Notice in writing delivered by the Optionee or his or her Eligible Representative, stating that such Option or SAR or portion is being exercised, and specifically stating the number of Shares with respect to which the Option or SAR is being exercised (which form of notice shall be provided by the Administrator upon request and may be electronic);

(b)    (i)     With respect to the exercise of any Option, full payment (in cash (through wire transfer only) or by personal, certified, or bank cashier check) of the aggregate Option Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(ii)    With the consent of the Administrator, (A) Shares owned by the Optionee duly endorsed for transfer to the Company or (B) Shares issuable to the Optionee upon exercise of the Option, with a Fair Market Value on the date of Option exercise equal to the aggregate Option Price of the Shares with respect to which such Option (or portion thereof) is thereby exercised; or

(iii)    With the consent of the Administrator, payment of the Option Price through a broker-assisted cashless exercise program established by the Company; or

(iv)    With the consent of the Administrator, any form of payment of the Option Price permitted by Applicable Laws and any combination of the foregoing methods of payment.

(c)    Full payment to the Company (in cash or by personal, certified or bank cashier check or by any other means of payment approved by the Administrator) of all amounts necessary to satisfy any and all Withholding Taxes arising in connection with the exercise of the Option or SAR;

(d)    Such representations and documents as the Administrator deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

(e)    In the event that the Option or SAR or portion thereof shall be exercised as permitted under Section 5.1 by any Person or Persons other than the Optionee, appropriate proof of the right of such Person or Persons to exercise the Option or SAR or portion thereof.

Section 5.4    Optionee Representations. The Administrator, in its sole discretion, may require an Optionee to make certain representations or acknowledgements, on or prior to the purchase of any Shares pursuant to any Option or SAR granted under this Plan, in respect thereof including but not limited to that the Optionee is acquiring the Shares for an investment purpose and not for resale, and, if the Optionee is an Affiliate, additional acknowledgements regarding when and to what extent any transfers of such Shares may occur.

Section 5.5    Settlement of SARs. Unless otherwise determined by the Administrator, upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment in the form, as determined by the Administrator, of Shares, or cash, or a combination of Shares and cash having an aggregate value (based in the case of Shares on Fair Market Value) equal to the amount determined by multiplying:

(a)    any increase in the Fair Market Value of one Share on the exercise date over the Base Price of such Stock Appreciation Right, by

(b)    the number of Shares with respect to which the Stock Appreciation Right is exercised;

(c)    provided, however, that on the grant date, the Administrator may establish, in its sole discretion, a maximum amount per Share that may be payable upon exercise of a Stock Appreciation Right, and provided, further, that in no event shall the value of the Company Common Stock or cash delivered on exercise exceed the excess of the Fair Market Value of the Shares with respect to which the Stock Appreciation Right is exercised over the Fair Market Value of such Shares on the grant date of such Stock Appreciation Right.

Section 5.6    Exercise by the Administrator. If an Optionee has not exercised an Option immediately prior to the expiration of such Option and the Fair Market Value on the date of expiration exceeds the Option Price of such Option, the Administrator may, in its sole discretion, exercise the Option on behalf of the Optionee by causing the exercise price to be paid through a broker-assisted cashless exercise program established by the Company. For the avoidance of doubt, the Administrator will not be required to obtain the Optionee’s consent prior to such exercise, and the Administrator’s exercise of discretion under this Section 5.6 need not be uniform among Optionees, whether or not such Persons are similarly situated. Nothing in this Section 5.6 shall require the Administrator to exercise an Option on behalf of an Optionee.

Section 5.7    Conditions to Issuance of Stock. The Company shall evidence the issuance of Shares delivered upon exercise of an Option or a SAR in the books and records of the Company or in a manner determined by the Administrator. Notwithstanding the above, the Company shall not be required to effect the issuance of any Shares purchased upon the exercise of any Option or SAR or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such Shares to listing on any and all stock exchanges on which such class of Company Common Stock is then listed;

(b)    The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the U.S. Securities and Exchange Commission or any other federal, state, local or foreign governmental regulatory body, which the Administrator shall, in its sole discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its sole discretion, determine to be necessary or advisable; and

(d)    The payment to the Company (or its Subsidiary, as applicable) of all amounts which it is required to withhold under Applicable Law in connection with the exercise of the Option or SAR.

The Administrator shall not have any liability to any Optionee for any delay in the delivery of Shares to be issued upon an Optionee’s exercise of an Option or a SAR.

Section 5.8    Rights as Stockholders. The holder of an Option or a SAR shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of an Option or a SAR unless and until the Shares attributable to the exercise of the Option or SAR have been issued by the Company to such holder.

Section 5.9    Transfer Restrictions. The Administrator, in its sole discretion, may set forth in an Award Agreement such restrictions on the transferability of the Shares purchasable upon the exercise of an Option or a SAR as it deems appropriate. Any such restriction may be referred to in the Share register maintained by the Company or otherwise in a manner reflecting its applicability to the Shares. The Administrator may require the Employee to give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option, within two (2) years from the date of granting such Option or one (1) year after the transfer of such Shares to such Employee. The Administrator may cause the Share register maintained by the Company to refer to such requirement.

ARTICLE VI
RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

Section 6.1    Restricted Stock.

(a)    Grant of Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b)    Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

(c)    Issuance of Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Any terms, conditions or restrictions applicable to such Restricted Stock may be referred to in the Share register maintained by the Company or otherwise in a manner reflecting its applicability to the Shares of Restricted Stock. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

Section 6.2    Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the Administrator shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the grantee. Unless otherwise provided in an Award Agreement, on the settlement date, the Company shall, subject to the terms of this Plan (including satisfaction of applicable Withholding Taxes), transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. The Administrator shall specify the purchase price, if any, to be paid by the grantee to the Company for such Shares.

Section 6.3    Rights as a Stockholder. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan (including but not limited to the right to vote on any matter submitted to the Company’s stockholders) unless and until such time as the Shares attributable to such Restricted Stock Units have been issued to such Participant or the Participant’s beneficiary.

ARTICLE VII
PERFORMANCE SHARES AND PERFORMANCE UNITS

Section 7.1

(a)    Grant of Performance Awards. The Administrator is authorized to make Awards of Performance Shares and Performance Units to any Participant selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

(b)    Issuance and Restrictions. The Administrator shall have the authority to determine the Participants who shall receive Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for any Performance Cycle, the Performance Goals applicable in respect of such Performance Shares and Performance Units for each Performance Cycle and the other terms, conditions and restrictions of the Award. The Administrator shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from one another), and there may be more than one Performance Cycle in existence at any one time. Unless otherwise determined by the Administrator, the Performance Cycle for Performance Shares and Performance Units shall be three (3) years. An Award Agreement evidencing the grant of Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms, conditions and restrictions not inconsistent with the Plan as the Administrator shall determine. No Company Common Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units.

Section 7.2    Earned Performance Shares and Performance Units. Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events as the Administrator shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Goals, the Administrator may, at the grant date, condition payment of Performance Shares and Performance Units on such other terms, conditions and restrictions as the Administrator shall specify in an Award Agreement. The Administrator may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Share or Performance Unit Award.

Section 7.3    Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Shares or Performance Units awarded pursuant to the Plan (including but not limited to the right to vote on any matter submitted to the Company’s stockholders) unless and until such time as the Shares attributable to such Performance Shares or Performance Units have been issued to such Participant or his or her beneficiary.

Section 7.4    Determination of Attainment of Performance Goals. Following the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Administrator shall determine the number of Performance Shares or other Performance Awards and the number and value of Performance Units that have been earned or vested on the basis of performance in relation to the established Performance Goals.

Section 7.5    Payment of Awards. Payment or delivery of Company Common Stock with respect to earned Performance Shares and earned Performance Units shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Cycle and the Administrator’s determination under Section 7.4 above and (unless an applicable Award Agreement sets forth one or more other dates) in any event no later than the earlier of (i) 2 1/2 months after the end of the Fiscal Year in which the Performance Cycle has ended and (ii) ninety (90) days after the expiration of the Performance Cycle, provided that payment or delivery of Shares with respect to earned Performance Shares and earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Administrator have been satisfied. The Administrator shall determine whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Company Common Stock on the date of the Administrator’s determination under Section 7.4 above. The Administrator shall have the right to impose whatever conditions it deems appropriate with respect to the award or delivery of Shares, including conditioning the vesting of such Shares on the performance of additional service.

ARTICLE VIII
DEFERRED SHARE UNITS

Section 8.1    Grant. Subject to Article XII, the Administrator is authorized to make awards of Deferred Share Units to any Participant selected by the Administrator at such time or times as shall be determined by the Administrator without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any Deferred Share Unit under the Plan will be the date on which such Deferred Share Unit is awarded by the Administrator or on such other future date as the Administrator shall determine in its sole discretion. In addition, subject to Article XII, on fixed dates established by the Administrator and subject to such terms and conditions as the Administrator shall determine, the Administrator may permit a Participant to elect to defer receipt of all or a portion of his annual compensation and/or annual incentive bonus (“Deferred Annual Amount”) payable by the Company or a Subsidiary and receive in lieu thereof an Award of elective Deferred Share Units (“Elective Deferred Share Units”) equal to the greatest whole number that may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one Share on the date of payment of such compensation and/or annual bonus. Each Award of Deferred Share Units shall be evidenced by an Award Agreement that shall specify (x) the number of Shares to which the Deferred Share Units pertain, (y) the time and form of payment of the Deferred Share Units and (z) such terms and conditions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters and such provisions as may be required pursuant to Section 409A of the Code. Upon the grant of Deferred Share Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of Deferred Share Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Share Units is granted. Subject to Article XII and Applicable Law (including Section 409A of the Code), Deferred Share Units may become payable on a Corporate Event, termination of employment or on a specified date or dates set forth in the Award Agreement evidencing such Deferred Share Units.

Section 8.2    Rights as a Stockholder. A Participant shall not be, nor have any of the rights and privileges of, a stockholder of the Company in respect of Deferred Share Units awarded pursuant to the Plan (including but not limited to the right to vote on any matter submitted to the Company’s stockholders) unless and until such time as the Shares attributable to such Deferred Share Units have been issued to such Participant or his or her beneficiary.

Section 8.3    Vesting. Unless the Administrator provides otherwise at or after the grant date, the portion of each Award of Deferred Share Units that consists of freestanding Deferred Share Units, together with any Dividend Equivalents credited with respect thereto, will be subject to a restriction period of such length and subject to such terms and conditions as determined by the Administrator. In its discretion, the Administrator may establish performance-based vesting conditions with respect to Awards of Deferred Share Units (in lieu of, or in addition to, time-based vesting) based on one or more Performance Goals. Except as otherwise provided in the applicable Award Agreement or as provided in Section 11.4, the portion of each Award of Deferred Share Units that consists of Elective Deferred Share Units, together with any Dividend Equivalents credited with respect thereto, shall be fully vested and nonforfeitable when granted.

Section 8.4    Further Deferral Elections. A Participant may elect to further defer receipt of Shares issuable in respect of Deferred Share Units (or an installment of an Award) for a specified period or until a specified event and in a manner consistent with Section 409A of the Code, subject in each case to the Administrator’s approval and to such terms as are determined by the Administrator, all in its sole discretion. Subject to any exceptions adopted by the Administrator in accordance with Applicable Law (including Section 409A of the Code), such election must generally be made at least twelve (12) months prior to the prior settlement date of such Deferred Share Units (or any such installment thereof) and must defer settlement for at least five (5) years after such prior settlement date. A further deferral opportunity does not have to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants.

Section 8.5    Settlement. Subject to this Article VIII, upon the date specified in the Award Agreement evidencing the Deferred Share Units, for each such Deferred Share Unit the Participant shall receive, as specified in the Award Agreement (and subject to satisfaction of applicable Withholding Taxes), (i) a cash payment equal to the Fair Market Value of one (1) Share as of such payment date, (ii) one (1) Share or (iii) any combination of cash and Shares.

ARTICLE IX
OTHER STOCK-BASED AWARDS

Section 9.1    Grant of Stock-Based Awards. The Administrator is authorized to make Awards of other types of equity-based or equity-related awards (“Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Administrator shall determine. All Stock-Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company or any Subsidiary or in satisfaction of any obligation of the Company or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the Applicable Laws of jurisdictions other than the United States.

ARTICLE X
DIVIDENDS AND DIVIDEND EQUIVALENTS

Section 10.1    Generally. The Administrator may provide that an Award other than an Option or Stock Appreciation Right includes dividends or Dividend Equivalents. Dividend Equivalents may also be granted to Participants at such time or times as shall be determined by the Administrator, in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. Dividend Equivalents may, at the discretion of the Administrator, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Administrator; provided that dividends, Dividend Equivalents or other distributions on Awards that are subject to vesting criteria shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited. Such payments may be made in cash or Shares or a combination thereof, or may be credited to an account for the Participant as cash or Restricted Stock Units and later settled in cash or Shares or a combination thereof, in each case as determined by the Administrator. Such payments and credits may be subject to such other terms and conditions as the Administrator may establish.

ARTICLE XI
TERMINATION AND FORFEITURE

Section 11.1    Termination for Cause. Unless otherwise determined by the Administrator at or after the grant date and set forth in the Award Agreement covering the Award or otherwise in writing, if a Participant’s employment or service terminates for Cause, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause) shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service. Notwithstanding the foregoing, unless otherwise determined by the Administrator at or after the grant date and set forth in the Award Agreement covering the Award or otherwise in writing, any Award that vested or was paid to the Participant or otherwise settled during the twenty-four (24) months prior to or any time after the Participant engaged in the conduct that gave rise to the termination for Cause shall upon demand by the Administrator be immediately forfeited and disgorged or paid to the Company together with all gains earned or accrued due to the exercise of such Awards or sale of Company Common Stock issued pursuant to such Awards.

Section 11.2    Termination for Any Other Reason. Unless otherwise determined by the Administrator at or after the grant date and set forth in the Award Agreement covering the Award or otherwise in writing, if a Participant’s employment or service terminates for any reason other than for Cause:

(a)    All Awards that are unvested or unexercisable shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service.

(b)    All Options and SARs that are vested shall remain outstanding until (x) in the case of termination for death or Disability, the first anniversary of the date of the Participant’s death, (y) the sixtieth (60th) day after the date of termination for any reason other than death or Disability or (z) the Award’s normal expiration date, whichever is earlier, after which any unexercised Options and SARs shall immediately terminate.

Section 11.3    Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Administrator may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents as the Administrator deems necessary or advisable to effect compliance with Applicable Law and determine whether the provisions of Section 11.1 or Section 11.4 may apply to such Award.

Section 11.4    Forfeiture of Awards.

(a)    Forfeiture for Financial Reporting Misconduct. If the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, with respect to any Participant who either knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct as determined by the Administrator or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such Participant shall forfeit and disgorge to the Company (i) any Awards granted or vested and all gains earned or accrued due to the exercise of Options or SARS or sale of any Company Common Stock during the twenty-four (24)-month period following the filing of the financial document embodying such financial reporting requirement and (ii) any other Awards that vested based on the materially non-complying financial reporting.

(b)    Forfeiture under Applicable Laws or Regulations. In addition to forfeiture for reasons specified in Section 11.4(a), the Company may cancel or reduce or require the Participant to forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARS or sale of any Company Common Stock to the extent permitted or required by Applicable Law or regulations in effect on or after the Effective Date.

(c)    Forfeiture for Competitive Activity. Unless otherwise determined by the Administrator at or after the grant date and set forth in the Award Agreement covering the Award or otherwise in writing, if during or following a Participant’s termination of employment or service with the Company or any of its Subsidiaries the Participant engages in Competitive Activity, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid shall be immediately forfeited and canceled, effective as of the date of the Participant’s termination of service. Notwithstanding the foregoing, any Award that vested or was paid to the Participant or otherwise settled more than twelve (12) months prior to the date the Participant engaged in Competitive Activity, as determined by the Administrator in its sole discretion, shall not be recovered from the Participant. Any Award vested, paid or otherwise settled in the twelve (12) months prior to the date that the Participant engaged in Competitive Activity or at any time thereafter shall upon demand by the Administrator be immediately forfeited and disgorged or paid to the Company together with all gains earned or accrued due to the exercise of such Awards or sale of any Company Common Stock issued pursuant to such Awards.

(d)    Forfeiture for Other Misconduct. Unless otherwise determined by the Administrator, if (i) the Participant’s conduct or performance is deemed to contribute substantially to the Company or a Subsidiary incurring significant financial losses; (ii) the Participant’s conduct or performance is deemed to contribute substantially to a significant downward restatement of any published results of the Company or a Subsidiary; (iii) the Participant engages in conduct that results in or contributes substantially to significant reputational harm to the Company; (iv) the Participant materially breaches or contributes substantially to a material breach of applicable legal and/or regulatory requirements or, with respect to any conduct by other employee(s) that materially breaches or contributes substantially to a material breach of applicable legal and/or regulatory requirements, the Participant had supervisory authority over the employee(s) or business area engaged in the conduct and knew of, or was willfully blind to, such conduct; (v) the Participant engages in conduct that constitutes Cause or (vi) the Participant engages in conduct that results in or contributes substantially to a material breach of the Company’s applicable internal policies and procedures, including without limitation those policies in respect of risk management, compliance, disciplinary and any applicable supervisory practices, the Administrator in its sole discretion may suspend the vesting of any Awards granted (or a portion thereof) and/or require the forfeiture and disgorgement to the Company of any Awards (or a portion thereof) granted or vested during the twenty-four (24) months prior to or any time after the Participant engaged in such misconduct and all gains earned or accrued due to the exercise of such Awards or sale of any Company Common Stock issued pursuant to such Awards.

(e)    Other Recoupment Policies. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall also be subject to such generally applicable Company policies as to forfeiture, disgorgement and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to Participants, including any such policy adopted to comply with Applicable Law. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. For the avoidance of doubt, the Administrator shall have full authority to implement a clawback policy and any additional procedures necessary to comply with Section 10D of the Exchange Act, as amended, Exchange Act Rule 10D-1 and any securities exchange listing requirements promulgated thereunder, which shall apply to all Awards granted under this Plan (and any gains earned or accrued in connection with such Awards). The implementation of policies and procedures pursuant to this Section 11.4 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

ARTICLE XII
ADMINISTRATION

Section 12.1    Administrator. The Plan shall be administered by the Board or an Administrator appointed by the Board, which Administrator shall be constituted to comply with Applicable Laws.

Section 12.2    Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a committee, the specific duties delegated by the Board to such Administrator, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion to:

(a)    determine the Fair Market Value;

(b)    determine the type or types of Awards to be granted to each Participant;

(c)    select the Service Providers to whom Awards may from time to time be granted hereunder;

(d)    determine all matters and questions related to the termination of service of a Service Provider with respect to any Award, including, but not by way of limitation of, all questions of whether a particular Service Provider has taken a leave of absence, all questions of whether a leave of absence taken by a particular Service Provider constitutes a termination of service, and all questions of whether a termination of service of a particular Service Provider resulted from discharge for Cause. For the purpose of clarification, for such purpose the Board shall be the Administrator of any Award granted to a Director who is not an Employee of the Company or any of its Subsidiaries hereunder, and the Board will therefore determine all matters and questions related to the termination of a Director who is not an Employee of the Company or any of its Subsidiaries as a Service Provider with respect to any Award granted to him or her hereunder;

(e)    delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers (including the chief executive officer) or Director or group of Directors of the Company or its Subsidiaries, its authority and powers under the Plan with respect to Awards to any Service Provider who is not (i) a Director of the Board or (ii) an “officer” as defined in Rule 16a-1 promulgated under the Exchange Act (or any successor provision); provided that any delegation to one or more officers (including the chief executive officer) of the Company shall be subject to and comply with Section 152 and 157(c) of the Delaware General Corporation Law (or successor provision) to the extent applicable;

(f)    determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(g)    approve forms of Award Agreements for use under the Plan, which need not be identical for each Service Provider;

(h)    determine the terms and conditions of any Awards granted hereunder (including, but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Company Common Stock relating thereto) based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(i)    prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

(j)    determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Company Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

(k)    determine the number of Shares to be granted pursuant to a Performance Award, the performance measures that will be used to establish the Performance Goals, the Performance Cycle(s) applicable to Performance Awards and the number of Shares earned by a Participant in respect of a Performance Award;

(l)    suspend or accelerate the vesting of any Award or waive the forfeiture restrictions or other restriction or limitation regarding any Awards or the Company Common Stock relating thereto;

(m)    construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(n)    interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(o)    authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; and

(p)    make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

Section 12.3    Compensation, Professional Assistance, Good Faith Actions. The Administrator may receive such compensation for its services hereunder as may be determined by the Board (including, in the case of a committee, to the extent that compensation is authorized under the committee’s charter). All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, in its discretion, elect to engage the services of attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations, decisions and determinations made by the Administrator, in good faith shall be final and binding upon all Participants, the Company and all other interested persons. The Administrator’s determinations under the Plan need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. The

Administrator (and its members) shall not be personally liable for any action, determination or interpretation made with respect to the Plan or the Awards, and the Administrator (and its members) shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

Section 12.4    Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Administrator may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Administrator’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Administrator. The Administrator may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Administrator shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required by Applicable Laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Administrator may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Administrator’s discretion, such payments may be made in a lump sum or in installments.

ARTICLE XIII
CHANGE IN CONTROL

Section 13.1    Alternative Awards. Unless otherwise determined by the Administrator, as otherwise provided in an Award Agreement, or as otherwise provided in Section 13.2, in the event of a Change in Control, no cancellation, acceleration of exercisability or vesting or other payment shall occur in connection with a Change in Control with respect to any (i) unvested or unexercisable Award and/or (ii) if reasonably determined in good faith by the Administrator prior to the occurrence of the Change in Control, vested Awards, and such Award shall be honored or assumed, or new rights substituted therefor, following the Change in Control (such honored, assumed or substituted Award being hereinafter referred to as an “Alternative Award”), provided that any Alternative Award must:

(a)    be based on shares of stock that are traded on an established U.S. securities market or such other equity securities as are received by the holders of stock in the Change in Control transaction;

(b)    provide the Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award immediately prior to the Change in Control, including, but not limited to, an identical or better schedule as to vesting and/or exercisability and that Alternative Awards that are stock options have identical or better methods of payment of the exercise price thereof;

(c)    have substantially equivalent economic value to such Award (determined at the time of the Change in Control), it being understood that the economic value of any Option or SAR need not reflect any value other than the spread value of the Award at such time;

(d)    not cause the Award to become subject to any additional taxes, interest or penalties imposed by Section 409A of the Code; and

(e)    have terms and conditions which provide that in the event that the Participant suffers an involuntary termination without Cause or for Good Reason within two (2) years following the Change in Control:

(i)    all outstanding Service Awards held by a terminated Participant shall become vested and exercisable and the restriction period on such outstanding Service Awards shall lapse, and

(ii)    each outstanding Performance Award held by a terminated Participant with a Performance Cycle in progress at the time of both the Change in Control and the termination of employment shall be deemed to be earned and become vested and/or paid out in an amount equal to the product of (x) such Participant’s target award opportunity with respect to such Award for the Performance Cycle in question and (y) the greater of the percentage of Performance Goals (which Performance Goals shall be pro-rated or adjusted, if necessary or appropriate, to reflect the portion of the Performance Cycle that has been completed) achieved as of the date of the Change in Control and as of the last day of the fiscal quarter ended on or immediately prior to the date of Termination of Service. The portion of any Performance Award that does not vest in accordance with the preceding sentence shall immediately be forfeited and canceled without any payment therefor.

(iii)    Payments. To the extent permitted under Section 14.13, all amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the Participant’s termination of employment.

Section 13.2    Unless otherwise determined by the Administrator, as otherwise provided in an Award Agreement, subject to Section 13.4:

(a)    Accelerated Vesting. If no Alternative Awards are available or in the event of a Change in Control in which all of the Company Common Stock is exchanged for or converted into cash or the right to receive cash, then immediately prior to the consummation of the transaction constituting the Change in Control, (i) all Service Awards shall become immediately vested or exercisable and be settled in shares of Company Common Stock, (ii) each outstanding Performance Award with a Performance Cycle in progress at the time of the Change in Control shall be deemed to be earned and become vested and/or paid out in an amount equal to the product of (A) such Participant’s target award opportunity with respect to such Performance Award for the Performance Cycle in question and (B) the percentage of Performance Goals achieved as of the date of the Change in Control (which Performance Goals shall be pro-rated or adjusted, if necessary or appropriate, to reflect the portion of the Performance Cycle that has been completed), and all other Performance Awards shall lapse and be canceled and forfeited upon consummation of the Change in Control and (iii) shares of Company Common Stock underlying all Awards that are vested (as provided in this Section 13.2(a) or otherwise) shall be issued or released to the Participant holding such Award; provided, that, at the discretion of the Administrator (as constituted immediately prior to the Change in Control), each Service Award may be canceled in exchange for an amount equal to the product of (A)(I) in the case of Options and Stock Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award and (II) in the case of other such Awards, the Change in Control Price, multiplied by (B) the aggregate number of shares of Company Common Stock covered by such Award. Notwithstanding the foregoing, the Administrator may, in its discretion, instead terminate any outstanding Options or Stock Appreciation Rights if either (x) the Company provides holders of such Options and Stock Appreciation Rights with reasonable advance notice to exercise their outstanding and unexercised Options and Stock Appreciation Rights, or (y) the Administrator reasonably determines that the Change in Control Price is equal to or less than the exercise price for such Options or Stock Appreciation Rights.

(b)    Timing of Payments. Payment of any amounts calculated in accordance with Section 13.2(a) shall be made in cash or, if determined by the Administrator (as constituted immediately prior to the Change in Control), in shares of common stock of the new employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control. For purposes hereof, the fair market value of one share of common stock of the new employer shall be determined by the Administrator (as constituted immediately prior to the consummation of the transaction constituting the Change in Control), in good faith.

Section 13.3    Unless otherwise determined by the Administrator, as otherwise provided in an Award Agreement, subject to Section 13.4, in the event of a Change in Control pursuant to which shares of Company Common Stock are exchanged for a combination of (i) the securities of another corporation or other entity and (ii) cash or property other than the securities of another corporation or other entity, then the Administrator, as constituted prior to the Change in Control, may determine in its sole discretion that some or all of the Awards shall be assumed or substituted in accordance with Section 13.1, and that any remaining portion of the Award shall be surrendered and cancelled in exchange for a cash payment in accordance with Section 13.2.

Section 13.4    Section 409A. Notwithstanding anything in Section 13.1, Section 13.2 and Section 13.3, if any Award is subject to Section 409A of the Code and an Alternative Award would be deemed a non-compliant modification of such Award under Section 409A of the Code, then no Alternative Award shall be provided and such Award shall instead be treated as provided in Section 13.2 or in the Award Agreement (or in such other manner determined by the Administrator that is a compliance modification under Section 409A of the Code).

ARTICLE XIV
OTHER PROVISIONS

Section 14.1    Changes in Company Common Stock; Disposition of Assets and Corporate Events.

(a)    In the event of any recapitalization (including a leveraged recapitalization), reclassification, stock split, extraordinary dividend, reverse stock split, reorganization, merger, consolidation, acquisition, disposition, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or any disposition of all or substantially all of the capital stock or assets of the Company (including, but not limited to, an Equity Restructuring), exchange of Company

Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Company Common Stock or other securities of the Company, the acquisition or disposition of any material assets or business or other similar corporate transaction or event that affects the Company Common Stock (each, a “Corporate Event”) such that an adjustment to the Awards or Plan is determined by the Administrator to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i)    the number and kind of Shares (or other securities or property) with respect to which an Award may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of Shares which may be issued);

(ii)    the number and kind of Shares (or other securities or property) subject to outstanding Awards;

(iii)    the grant or exercise or base price per Share for any outstanding Awards under the Plan;

(iv)    the terms and conditions of any outstanding Awards (including, without limitation, any applicable financial or other Performance Goals); or

(v)    make such other provision with respect to the holder or holders of outstanding Awards (which may include, without limitation, provision for dividends or Dividend Equivalents or other compensation inside or outside of the Plan);

it being understood that any such adjustment or other provision shall be implemented in such manner as the Administrator determines is necessary to preserve the economic value represented by the Award immediately prior to such event (except that, for the avoidance of doubt, economic value of any Option or SAR need not reflect any value other than the spread value of such Award at such time) and not cause the Award to become subject to the provisions of or any additional taxes, interest or penalties imposed by Section 409A of the Code. All determinations and adjustments made by the Administrator in good faith pursuant to this Section 14.1(a) shall be final and binding on the affected Participants and the Company.

(b)    Subject to Section 14.13, upon the occurrence of a Corporate Event, the Administrator is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is necessary in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under this Plan, (y) facilitate such Corporate Event or (z) give effect to such changes in laws, regulations or accounting principles:

(i)    The Administrator may provide, on such terms and conditions as it deems appropriate, either by the terms of the applicable Award Agreement or by action taken prior to the occurrence of such Corporate Event, and either automatically or upon the Participant’s request, for either (A) the purchase of any outstanding Award for an amount of cash, securities, or other property equal to the amount that could have been attained upon the exercise of the portion of such Award that was vested and exercisable (and such additional portion of the Award as the Administrator may determine) immediately prior to the occurrence of such Corporate Event or (B) the replacement of such vested (and other) portion of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii)    In its sole discretion, the Administrator may provide, either by the terms of the applicable Award Agreement or by action taken prior to the occurrence of such Corporate Event, that, if, as of the date of the occurrence of such Corporate Event, the Administrator determines in good faith that no amount would have been obtained upon the vesting or exercise of the Award, then the Award (or any portion thereof) will terminate upon the occurrence of such Corporate Event and cannot vest, be exercised or become payable after such Corporate Event;

(iii)    The Administrator may provide, on such terms and conditions as it deems appropriate, either by the terms of the applicable Award Agreement or by action taken prior to the occurrence of such Corporate Event, that for a specified period of time prior to such Corporate Event, such Award shall be exercisable as to all Shares covered thereby or a specified portion of such Shares, notwithstanding anything to the contrary in (A) Section 4.2 or (B) the provisions of the applicable Award Agreement;

(iv)    In its sole discretion and on such terms and conditions as it deems appropriate, the Administrator may provide, either by the terms of the applicable Award Agreement or by action taken prior to the occurrence of such Corporate Event, that upon such Corporate Event, such Award (or any portion thereof) be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or Awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices; and

(v)    The Administrator may make adjustments in the number and type of Shares (or other securities or property) subject to the Plan and outstanding Awards (or any portion thereof) and/or in the terms and conditions of (including the exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future.

(c)    Any adjustment of an Award pursuant to Section 14.1 shall be effected in compliance with Section 409A of the Code.

(d)    The Administrator may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company and its Subsidiaries.

(e)    To the extent required by the terms of an Award Agreement, the Company shall notify the Participant prior to the date of a Corporate Event.

Section 14.2    Transferability.

(a)    Awards Not Transferable. Unless otherwise agreed to in writing by the Administrator, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 14.2 shall prevent transfers by will or by the applicable laws of descent and distribution or, with the prior approval of the Administrator, estate planning transfers.

Section 14.3    Amendment, Suspension or Termination of the Plan or Award Agreements.

(a)    The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that without the approval by a majority of the Shares entitled to vote at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 14.1, increase the number of Shares subject to the Plan; (ii) modify the class of persons eligible for participation in the Plan, (iii) modify the prohibition against repricing in Section 2.3, or (iv) materially modify the Plan in any other way that would require shareholder approval under Applicable Law.

(b)    Except as otherwise expressly provided in the Plan, neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of the Award, adversely alter or impair any rights or obligations under any Award theretofore granted. Except as provided by Section 14.1, notwithstanding the foregoing, the Administrator at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be adversely impaired without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to such Participant’s existing Award Agreement in accordance with the terms of this Section 14.3(b).

(c)    Notwithstanding any provision of the Plan to the contrary, in no event shall adjustments made by the Administrator pursuant to Section 14.1 or the application of Section 11.4, Section 13.1, Section 13.2, Section 13.4, Section 14.7 or Section 14.13 to any Participant constitute an amendment of the Plan or of any Award Agreement requiring the consent of any Participant.

(d)    No Award may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under this Plan after the expiration of ten (10) years from the Effective Date.

Section 14.4    Effect of Plan upon Other Award and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Subsidiaries. Nothing in this Plan shall be construed to limit the right of the Company or any of its Subsidiaries (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 14.5    At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company and any of its Subsidiaries, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 14.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 14.7    Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Subsidiaries or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 14.8    Term of Plan. The Plan shall become effective upon the date of initial shareholder approval of the Plan (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 14.3, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards. In the event the Plan is not approved by the shareholders, the Plan shall be null and void and the Prior Plan shall continue in full force and effect.

Section 14.9    Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

Section 14.10    Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 14.11    Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Subsidiary of the Company that has been approved by the Administrator, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply.

Section 14.12    Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Subsidiary employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, but not limited to, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, but not limited to, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy all or any portion of such Withholding Taxes; provided, however, that in the event that the Company withholds Shares issued or issuable to the Participant to satisfy all or any portion of the Withholding Taxes, the Company shall withhold a number of whole Shares having a Fair Market Value, determined as of the date of withholding, not in excess of such amount as may be necessary to avoid liability award accounting; provided, that, any Shares withheld to satisfy the Withholding Taxes may be rounded up to the nearest whole number of Shares; and provided, further, that with respect to any Award subject to Section 409A of the Code, in no event shall Shares be withheld pursuant to this Section 14.12 (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Section 3401 of the Code and in no event shall the value of such Shares (other than upon immediately prior to settlement) exceed the amount of the tax imposed under FICA and any associated U.S. federal withholding tax imposed under Section 3401 of the Code. The Participant shall be responsible for all Withholding Taxes and other tax consequences of any Award.

Section 14.13    Section 409A. To the extent that the Administrator determines that any Award is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate any terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. In the case of any “nonqualified deferred compensation” (within the meaning of Section 409A) that may be treated as payable in the form of “a series of installment payments,” as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), a Participant’s or designated beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Administrator determines that any Award may be subject to Section 409A of the Code and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Award

Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A of the Code. Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” as determined pursuant to Section 409A of the Code (under any Company specified employee policy in effect at the time of the Service Provider’s “separation from service” (as determined under Section 409A of the Code) or, if no such policy is in effect, as defined in Section 409A of the Code), then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A of the Code, any payment required to be made to a Service Provider hereunder upon or following the Service Provider’s separation from service shall be delayed until the first to occur of (i) the six (6)-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10)-day period following the lapse of the delay period. Notwithstanding the foregoing, neither the Company nor the Administrator, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A applies to any payment or right under this Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. No provision of this Plan or an Award Agreement shall be construed to indemnify any Service Provider for any taxes incurred by reason of Section 409A of the Code (or timing of incurrence thereof).

Section 14.14    Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Administrator, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to 8283 Greensboro Drive, McLean, VA 22102 to the attention of the Law Department or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its Subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Administrator. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third (3rd) business day after the mailing thereof.

Section 14.15    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such instance, unless the Administrator determines to round payments up to the nearest whole Share, determines that payment shall be made in cash in lieu of such fractional Shares based on the Fair Market Value of a Share at such time, or determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

Section 14.16    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Administrator shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

Section 14.17    Successors. Any obligations of the Company or any Employee under the Plan with respect to Awards granted hereunder, shall be binding on any successor to the Company or Employer, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Employer, as applicable.

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Booz | Allen | Hamilton

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V16292-P89218

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

The Board of Directors recommends you vote FOR all the nominees listed:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Ralph W. Shrader	☐	☐	☐
1b. Horacio D. Rozanski	☐	☐	☐
1c. Joan Lordi C. Amble	☐	☐	☐
1d. Melody C. Barnes	☐	☐	☐
1e. Michèle A. Flournoy	☐	☐	☐
1f. Mark Gaumond	☐	☐	☐
1g. Ellen Jewett	☐	☐	☐
1h. Arthur E. Johnson	☐	☐	☐
1i. Gretchen W. McClain	☐	☐	☐
1j. Rory P. Read	☐	☐	☐
1k. Charles O. Rossotti	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as the Company's registered independent public accountants for fiscal year 2024.	☐	☐	☐
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

NOTE: The transaction of any other business that may properly be brought before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V16293-P89218

BOOZ ALLEN HAMILTON HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
JULY 26, 2023 8:00 A.M. EDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Horacio D. Rozanski and Nancy J. Laben, and either of them, as proxies, with the power to act without the other, and with the power of substitution to each, and hereby authorizes them to represent and to vote as designated on the reverse side of this ballot, all shares of stock that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Booz Allen Hamilton Holding Corporation (the "Company"), to be held virtually on July 26, 2023 at 8:00 A.M., Eastern Daylight Time at www.virtualshareholdermeeting.com/BAH2023, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2, 3, 5 AND 6, FOR 1 YEAR ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ALL ADJOURNMENT(S) AND POSTPONEMENT(S) THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side